Exhibit 10.34

AMENDED AND RESTATED LOAN AGREEMENT

among

RAINBOW MEDIA HOLDINGS LLC, as Borrower;

THE GUARANTORS PARTY HERETO, as Guarantors;

BANC OF AMERICA SECURITIES LLC,
TD SECURITIES (USA) INC.
and
THE BANK OF NOVA SCOTIA,
as Co-Lead Arrangers and Co-Book Runners;

BANK OF AMERICA, N.A.
and
THE BANK OF NOVA SCOTIA,
as Co-Syndication Agents;

WACHOVIA BANK, NATIONAL ASSOCIATION and
GENERAL ELECTRIC CAPITAL CORPORATION,
as Co-Documentation Agents;

TORONTO DOMINION (TEXAS), INC.,
as Administrative Agent

and

THE OTHER CREDIT PARTIES PARTY HERETO

Dated as of December 19, 2003

AMENDED AND RESTATED LOAN AGREEMENT
among
RAINBOW MEDIA HOLDINGS LLC, as Borrower;
THE GUARANTORS PARTY HERETO, as Guarantors;
BANC OF AMERICA SECURITIES LLC,
TD SECURITIES (USA) INC. and
THE BANK OF NOVA SCOTIA
as Co-Lead Arrangers and Co-Book Runners;
BANK OF AMERICA, N.A. and
THE BANK OF NOVA SCOTIA, as Co-Syndication Agents;
WACHOVIA BANK, NATIONAL ASSOCIATION and
GENERAL ELECTRIC CAPITAL CORPORATION,
as Co-Documentation Agents;
TORONTO DOMINION (TEXAS), INC., as Administrative Agent
and
THE OTHER CREDIT PARTIES PARTY HERETO

W I T N E S S E T H:

WHEREAS, Rainbow Media Holdings LLC (formerly known as Rainbow Media Holdings, Inc.), a Delaware limited liability company (“RMH” or the “Borrower”), as borrower, the Guarantors (as defined therein) party thereto (the “RMH Guarantors”), as guarantors, Banc of America Securities LLC and TD Securities (USA) Inc., as co-lead arrangers and co-book runners (the “RMH Arrangers”), Bank of America, N.A., as syndication agent (the “RMH Syndication Agent”), Toronto Dominion (Texas), Inc., as administrative agent (the “RMH Administrative Agent”) and the other Credit Parties (as defined therein) party thereto (together with the RMH Arrangers, the RMH Syndication Agent and the RMH Administrative Agent, the “RMH Credit Parties”) are parties to that certain Loan Agreement dated as of March 14, 2003 (the “Prior RMH Loan Agreement”); and

WHEREAS, American Movie Classics Company, a New York general partnership (“AMC”), The Independent Film Channel LLC, a Delaware limited liability company (“IFC”), and WE: Women’s Entertainment LLC, a Delaware limited liability company (“WE”), as borrowers, the Guarantors (as defined therein) party thereto (the “AMC Guarantors”), as guarantors, Banc of America Securities, LLC and TD Securities (USA) Inc., as co-lead arrangers and co-book runners (the “AMC Arrangers”), Bank of America, N.A., as syndication agent (the “AMC Syndication Agent”), Toronto Dominion (Texas), Inc., as administrative agent (the “AMC Administrative Agent”) and the other Credit Parties (as defined therein) party thereto (together with the AMC Arrangers, the AMC Syndication Agent and the AMC Administrative Agent, the “AMC Credit Parties”) are parties to that certain Loan Agreement dated as of March 14, 2003, as amended by that certain First Amendment to Loan Agreement dated as of August 29, 2003 (as amended, the “Prior AMC Loan Agreement”);

WHEREAS, RMH, AMC, IFC and WE desire that the RMH Credit Parties and the AMC Credit Parties agree to modify the existing credit facilities under each of the Prior RMH Loan Agreement and the Prior AMC Loan Agreement to provide, among other things, for (a) the assumption by RMH of the Obligations (as defined in the Prior AMC Loan Agreement) under the Prior AMC Loan Agreement (the “AMC Obligations”) and the conversion, but not the release, of the obligations of AMC, IFC and WE in respect of the AMC Obligations from those of borrowers to those of guarantors with respect to the AMC Obligations; (b) the guarantee by the RMH Guarantors of the Obligations (as defined herein), which shall hereafter include the AMC Obligations, and the pledge of substantially all of the assets of the RMH Guarantors as additional collateral security for the Obligations (as defined herein); (c) the guarantee by the AMC Guarantors of the Obligations (as defined herein), which shall hereafter include the Obligations (as defined in the Prior RMH Loan Agreement) under the Prior RMH Loan Agreement (the “RMH Obligations), and the pledge of substantially all of the assets of the AMC Guarantors as additional collateral security for the Obligations (as defined herein); (d) the consolidation of the credit facilities outstanding under the Prior RMH Loan Agreement and the Prior AMC Loan Agreement such that, from and after the date hereof, (i) the Revolving Loan Commitment (as defined in the Prior RMH Loan Agreement) under the Prior RMH Loan Agreement (the “RMH Revolver”) and the Revolving Loan Commitment (as defined in the Prior AMC Loan Agreement) under the Prior AMC Loan Agreement (the “AMC Revolver”) shall be combined into a single revolving credit facility subject to the terms and conditions of this Agreement, and (ii) the Term B Loan Commitment (as defined in the Prior RMH Loan Agreement) under the Prior RMH Loan Agreement (the “RMH Term B”) and the Term B Loan Commitment (as defined in the Prior AMC Loan Agreement) under the Prior AMC Loan Agreement (the “AMC Term B”) shall be combined into a single term loan facility subject to the terms and conditions of this Agreement; and (e) Incremental Term C Loan Commitments (as defined below) in the aggregate principal amount of $624,562,500, and the RMH Credit Parties and the AMC Credit Parties are willing to do so in accordance with and subject to the terms and conditions set forth herein; and

WHEREAS, each of RMH and the RMH Guarantors acknowledges and agrees that the security interest granted to the RMH Administrative Agent, on behalf of the RMH Credit Parties, pursuant to the Prior RMH Loan Agreement and the other Loan Documents (as defined in the Prior RMH Loan Agreement) (the “RMH Loan Documents”), shall remain outstanding and in full force and effect in accordance with the Prior RMH Loan Agreement and shall continue as a security interest in favor of the Administrative Agent (as defined herein) to secure the Obligations (as defined herein); and

WHEREAS, each of AMC, IFC, WE and the AMC Guarantors acknowledges and agrees that the security interest granted to the AMC Administrative Agent, on behalf of the AMC Credit Parties, pursuant to the Prior AMC Loan Agreement and the other Loan Documents (as defined in the Prior AMC Loan Agreement) (the

“AMC Loan Documents”), shall remain outstanding and in full force and effect in accordance with the Prior AMC Loan Agreement and shall continue as a security interest in favor of the Administrative Agent (as defined herein) to secure the Obligations (as defined herein); and

WHEREAS, each of RMH, AMC, IFC, WE and the other Credit Parties (as defined herein) acknowledges and agrees that (a) the Obligations (as defined herein) represent, among other things, the amendment, restatement, renewal, extension, consolidation and modification of the RMH Obligations arising in connection with the Prior RMH Loan Agreement and other RMH Loan Documents and of the AMC Obligations arising in connection with the Prior AMC Loan Agreement and the other AMC Loan Documents; (b) RMH, AMC, IFC, WE and the other Credit Parties (as defined herein) intend that the Prior RMH Loan Agreement and the other RMH Loan Documents and the collateral pledged thereunder shall secure, without interruption or impairment of any kind, all existing Indebtedness (as defined in the Prior RMH Loan Agreement) under the Prior RMH Loan Agreement and the other RMH Loan Documents as they may be amended, restated, renewed, extended, consolidated and modified hereunder, together with all other obligations hereunder; (c) RMH, AMC, IFC, WE and the other Credit Parties (as defined herein) intend that the Prior AMC Loan Agreement and the other AMC Loan Documents and the collateral pledged thereunder shall secure, without interruption or impairment of any kind, all existing Indebtedness (as defined in the Prior AMC Loan Agreement) under the Prior AMC Loan Agreement and the other AMC Loan Documents as they may be amended, restated, renewed, extended, consolidated and modified hereunder, together with all other obligations hereunder; (d) all Liens (as defined in the Prior RMH Loan Agreement) evidenced by the Prior RMH Loan Agreement and the other RMH Loan Documents, and all Liens (as defined in the Prior AMC Loan Agreement) evidenced by the Prior AMC Loan Agreement and the other AMC Loan Documents, are hereby ratified, confirmed and continued; and (e) the Loan Documents (as defined herein) are intended to restate, renew, extend, consolidate, amend and modify the Prior RMH Loan Agreement, the Prior AMC Loan Agreement, the RMH Loan Documents and the AMC Loan Documents; and

WHEREAS, each of RMH, AMC, IFC, WE and the other Credit Parties (as defined herein) intend that (a) the provisions of the Prior RMH Loan Agreement and the other RMH Loan Documents, to the extent restated, renewed, extended, consolidated, amended and modified hereby, be hereby superseded and replaced by the provisions hereof and of the other Loan Documents (as defined herein); (b) the provisions of the Prior AMC Loan Agreement and the other AMC Loan Documents, to the extent restated, renewed, extended, consolidated, amended and modified hereby, be hereby superseded and replaced by the provisions hereof and of the other Loan Documents (as defined herein); (c) the Notes (as defined herein) restate, renew, extend, consolidate, amend, modify, replace, are substituted for and supersede in its entirety, but do not extinguish, the Indebtedness (as defined in the Prior RMH Loan Agreement) arising under the Notes (as defined in the Prior RMH Loan Agreement) issued pursuant to the Prior RMH Loan

Agreement; (d) the Notes (as defined herein) restate, renew, extend, consolidate, amend, modify, replace, are substituted for and supersede in its entirety, but do not extinguish, the Indebtedness (as defined in the Prior AMC Loan Agreement) arising under the Notes (as defined in the Prior AMC Loan Agreement) issued pursuant to the Prior AMC Loan Agreement; and (e) by entering into and performing their respective obligations hereunder, this transaction shall not constitute a novation.

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, and in order to induce the Credit Parties (as defined herein) to consent to the transactions contemplated hereby, as well as for other good and valuable consideration, the receipt and adequacy of all of the foregoing as legally sufficient consideration being hereby acknowledged, the parties hereto each do hereby agree that the Prior RMH Loan Agreement and the Prior AMC Loan Agreement are consolidated and amended and restated to read as follows as of this 19th day of December, 2003:

ARTICLE 1 - Definitions.

For the purposes of this Agreement:

“Accrued Tax Liabilities” shall mean, for any period, payments accrued from and after January 1, 2003, and allocable to the Borrower in accordance with the Tax Sharing Policy, which payments shall be determined on the basis of the financial income, taxable income, credits and other amounts directly related to the members of the Rainbow Group which would generally be comparable to those payments that would have resulted if the Borrower had filed a separate tax return.

“Acquisition” shall mean (a) any acquisition of all or substantially all of the assets of a business or a business unit, (b) any acquisition of all or substantially all of the capital stock or other ownership interest of any other Person, or (c) any merger by any Borrower Party of or with any other Person, such that, in any such case, such Person shall become consolidated with such Borrower Party in accordance with GAAP after consummating such transaction.

“Additional Amounts” shall have the meaning set forth in Section 2.10(c)(ii) hereof.

“Adjusted Stock Incentive Charges” shall mean, for the MGM Operating Companies on a consolidated basis, the result, to the extent positive, of (a) Employee Stock Incentive Expense, minus (b) seven percent (7%) of Calendar Operating Cash Flow for the immediately preceding fiscal year of the MGM Operating Companies, minus (c) the lesser of (i) Employee Stock Incentive Income attributable to the MGM Operating Companies during such period and (ii) $25,000,000, in each case for the most recently completed twelve (12) month period.

“Administrative Agent” shall mean Toronto Dominion (Texas), Inc., a Delaware corporation, acting as administrative agent for the Credit Parties, together with any successor administrative agent.

“Administrative Agent’s Office” shall mean the office of the Administrative Agent located at the address set forth in Section 12.1 hereof, or such other office as may be designated pursuant to the provisions of Section 12.1 hereof.

“Advance” or “Advances” shall mean amounts advanced to the Borrower pursuant to Article 2 hereof on the occasion of any borrowing.

“Affiliate” shall mean, with respect to any Person, any Person (other than an individual whose sole relationship with such Person is as an employee) directly or indirectly controlling, controlled by, or under common control with such Person, and with respect to the Borrower Parties to the extent not otherwise so deemed an Affiliate, each Unrestricted Subsidiary shall be deemed an Affiliate of the Borrower Parties.  For purposes of this definition, “control” when used with respect to any Person includes the power to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agents” shall mean, collectively, the Administrative Agent, the Co-Syndication Agents, the Co-Documentation Agents and the Arrangers, and “Agent” shall mean any one of the foregoing Agents.

“Agreement” shall mean this Amended and Restated Loan Agreement.

“Agreement Date” shall mean December 19, 2003.

“AMC” shall mean American Movie Classics Company, a New York general partnership.

“AMC Administrative Agent” shall have the meaning ascribed thereto in the recitals to this Agreement.

“AMC Arrangers” shall have the meaning ascribed thereto in the recitals to this Agreement.

“AMC Collateral” shall have the meaning ascribed thereto in Section 12.18 hereof.

“AMC Consulting Agreement” shall mean that certain Consulting Agreement dated as of March 29, 2001, among CSC Holdings, AMC and WE, pursuant to which CSC Holdings has agreed to provide consulting services to AMC and WE for an annual fee equal to three and one-half percent (3.50%) of the gross revenues of AMC and

WE during the applicable year and reimbursement of the cost and expenses incurred by CSC Holdings in connection with the consulting services.

“AMC Credit Parties” shall have the meaning ascribed thereto in the recitals to this Agreement.

“AMC Guarantors” shall have the meaning ascribed thereto in the recitals to this Agreement.

“AMC Loan Agreement” shall mean the Prior AMC Loan Agreement, as amended and restated by this Agreement.

“AMC Loan Documents” shall have the meaning ascribed thereto in the recitals to this Agreement.

“AMC Obligations” shall have the meaning ascribed thereto in the recitals to this Agreement.

“AMC Partners” shall mean, collectively, American Movie Classics Holding Corporation, a New York corporation, AMC II Holding Corporation, a Delaware corporation, American Movie Classics III Holding Corporation, a Delaware corporation, and American Movie Classics IV Holding Corporation, a Delaware corporation, and “AMC Partner” shall mean any one of the foregoing AMC Partners.

“AMC Revolver” shall have the meaning ascribed thereto in the recitals to this Agreement.

“AMC Syndication Agent” shall have the meaning ascribed thereto in the recitals to this Agreement.

“AMC Term B” shall have the meaning ascribed thereto in the recitals to this Agreement.

“Annualized Cash Flow” shall mean, as of any calculation date for the MGM Operating Companies on a consolidated basis, (a) the product of (i) the result of (A) Cash Flow, plus (B) Employee Stock Incentive Expense, minus (C) Employee Stock Incentive Income, minus (D) Restructuring Charges, in each case for the most recently completed six (6) month period, times (ii) two (2), minus (b) Adjusted Stock Incentive Charges, minus (c) Restructuring Charges for the most recently completed six (6) month period.

“Annualized Interest Expense” shall mean the product of (a) Interest Expense for the most recently completed two (2) fiscal quarters, times (b) two (2).

“Applicable Law” shall mean, in respect of any Person, all provisions of constitutions, statutes, rules, regulations and orders of governmental bodies or regulatory agencies applicable to such Person and all orders and decrees of all courts and arbitrators in proceedings or actions to which the Person in question is a party or by which it is bound.

“Applicable Margin” shall mean the interest rate margin applicable to Advances hereunder as determined in accordance with Section 2.3(f) hereof.

“Approved Fund” shall mean, with respect to any Lender that is a Fund that invests in commercial loans, any other fund that invests in commercial loans and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Arrangers” shall mean, collectively, Banc of America Securities LLC, TD Securities (USA) Inc. and The Bank of Nova Scotia, in their respective capacities as co-lead arrangers and co-book runners under this Agreement, and “Arranger” shall mean any one of the foregoing Arrangers.

“Assignment and Assumption Agreement” shall mean that certain form of Assignment and Assumption Agreement in substantially the form of Exhibit A attached hereto, pursuant to which each Lender may, as further provided in Section 12.5 hereof, sell a portion of its Loans (other than Swing Loans) or Commitments.

“Authorized Debt Issuance” shall mean, with respect to the issuance of any Indebtedness For Money Borrowed by the Borrower, up to $250,000,000 in principal amount raised by the Borrower on or before March 31, 2005, on terms and conditions which shall (i) have a maturity date no earlier than one (1) year after the Final Maturity Date, (ii) not have any required cash redemptions prior to one (1) year after the Final Maturity Date, (iii) not be secured by any assets of any member of the Rainbow Group, (iv) be contractually subordinated to the Obligations on terms reasonably satisfactory to the Arrangers, (v) be issued subject to demonstration to the reasonable satisfaction of the Arrangers of pro forma compliance with the Financial Covenants through the Final Maturity Date, (vi) be issued on market terms and conditions which shall be no more restrictive on the Borrower Parties than the terms and conditions of this Agreement and the other Loan Documents, and (vii) be otherwise reasonably satisfactory to the Arrangers.

“Authorized Signatory” shall mean, with respect to any Person, such senior personnel of such Person as may be duly authorized and designated in writing by such Person to execute documents, agreements and instruments on behalf of such Person.

“Available Basket Amount” shall mean, with respect to each year during the term of this Agreement, the amount set forth below with respect to such year ending during the relevant period set forth below:

Period	Available Basket Amount
Agreement Date through December 31, 2003	$20,000,000
January 1, 2004 through December 31, 2004	$100,000,000
January 1, 2005 through December 31, 2005	$35,000,000
January 1, 2006 through December 31, 2006	$35,000,000
January 1, 2007 through December 31, 2007	$35,000,000
January 1, 2008 through the Maturity Date	$35,000,000

Notwithstanding the foregoing, (a) to the extent that amounts available under the Available Basket Amount with respect to any calendar year are not used, such amounts may, subject to the clause (b) below, be carried forward to increase the Available Basket Amount during the immediately following year (but only such immediately following year and not any subsequent year), and (b) amounts available under the Available Basket Amount during the current year must be used before any amounts carried forward pursuant to the immediately preceding clause (a) may be used.

“Available Film Rights Add-Back” shall mean, with respect to any period, (a) $75,000,000 minus (b) the aggregate amount of any Available Film Rights Add-Backs used by the Borrowers to calculate Excess Film Rights Payments with respect to any prior periods.

“Available Revolving Loan Commitment” shall mean, as of any date, the excess of (a) the Revolving Loan Commitment, over (b) the sum of (i) the aggregate principal amount of Revolving Loans outstanding on such date and (ii) the L/C Obligations outstanding on such date.

“Bankruptcy Code” shall mean the United States Bankruptcy Code (11 U.S.C. Section 101 et seq.), as now or hereafter amended, and any successor statute, or any other applicable federal or state bankruptcy law or other similar law.

“Base Rate” shall mean, as of any date, a fluctuating interest rate per annum equal to the greater of (a) the Prime Rate and (b) the sum of (i) the Federal Funds Rate, plus (ii) one-half of one percent (0.50%).  The Base Rate shall be adjusted automatically as of the opening of business on the effective date of each change in the Prime Rate or the Federal Funds Rate, as the case may be.

“Base Rate Advance” shall mean an Advance (other than a Swing Loan) which the Borrower requests to be made as a Base Rate Advance or which is converted to a Base Rate Advance in accordance with the provisions of Section 2.2 hereof.

“Borrower” shall have the meaning ascribed thereto in the recitals to this Agreement.

“Borrower Parties” shall mean, collectively, the Borrower and the Guarantors, and “Borrower Party” shall mean any one of the foregoing Borrower Parties.

“Borrower Pledge Agreement” shall mean that certain Amended and Restated Pledge Agreement between the Borrower and the Administrative Agent, dated as of the Agreement Date, in substantially the form of Exhibit B attached hereto, pursuant to which the Borrower has pledged to the Administrative Agent, for the ratable benefit of the Credit Parties, all of the stock and other equity interests owned directly by the Borrower (other than the stock or other equity interests of any Unrestricted Subsidiary) to secure the Obligations.

“Borrower Security Agreement” shall mean that certain Amended and Restated Security Agreement between the Borrower and the Administrative Agent, dated as of the Agreement Date, in substantially the form of Exhibit C attached hereto.

“Business Day” shall mean a day on which banks are not authorized or required to be closed and foreign exchange markets are open for the transaction of business required for this Agreement in London, England, Houston, Texas, and, in each case, New York, New York, as relevant to the determination to be made or the action to be taken.

“Calendar Operating Cash Flow” shall mean, as of each fiscal year end for the MGM Operating Companies on a consolidated basis, (a) the result of (i) Cash Flow, plus (ii) Employee Stock Incentive Expense, minus (iii) Employee Stock Incentive Income, in each case for the twelve (12) month period then ended, minus (b) Adjusted Stock Incentive Charges.

“Capital Expenditures” shall mean expenditures for the purchase of assets of long-term use which are capitalized in accordance with GAAP (excluding any expenditures for and under Film Rights Agreements of the Borrower Parties).

“Capitalized Lease Obligation” shall mean that portion of any obligation of a Person as lessee under a lease which at the time would be required to be capitalized on the balance sheet of such lessee in accordance with GAAP.

“Cash Equivalents” shall mean the following:

(a)                                  marketable, direct obligations of the United States of America maturing within three hundred ninety-seven (397) days of the date of purchase;

(b)                                 commercial paper issued by any Lender (or any Lender Affiliate) or by corporations, each of which shall have a consolidated net worth of at least $250,000,000 and each of which conducts a substantial part of its business in the United States of America, maturing within one hundred eighty (180) days from the date of the original issue thereof, and rated “P-1” or better by Moody’s or “A-1” or better by S&P;

(c)                                  fully collateralized repurchase agreements in such amounts and with such financial institutions having a rating of Baa or better from Moody’s, or a rating of “A-” or better from S&P, as the Borrower may select from time to time;

(d)                                 certificates of deposit, banker’s acceptances and time deposits maturing within three hundred ninety-seven (397) days after the date of purchase, which are issued by any Lender or by a United States national or state bank or foreign bank having capital, surplus and undivided profits totaling more than $100,000,000, and having a rating of Baa or better from Moody’s, or a rating of “A-” or better from S&P; and

(e)                                  money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.

“Cash Flow” shall mean, for any period, the sum of (a) Net Income (excluding any unusual, non-recurring or extraordinary items), plus (b) the sum, in each case to the extent deducted in calculating Net Income, of (i) Interest Expense, (ii) depreciation, (iii) amortization (excluding Film Rights Amortization) and (iv) taxes.

“Change of Control” shall mean any of the following events:

(a)                                  CSC Holdings shall, at any time, cease to own and vote, directly or indirectly, one hundred percent (100%) of the outstanding capital stock or other equity interests of the Borrower;

(b)                                 The Borrower shall, at any time, cease to own and vote directly or indirectly one hundred percent (100%) of the capital stock, partnership interests or other equity interests of each of the Guarantors (except to the extent that (i) the capital stock, partnership interests or other equity interests of any such Guarantor are permitted to be disposed of, and (ii) any such Guarantor is permitted to issue any additional capital stock, partnership interests or other equity interests, in each case, pursuant to the terms and conditions of this Agreement);

(c)                                  CVC and the Dolan Family Interests, collectively and in the aggregate, shall cease to own, directly or indirectly, at least fifty and one-tenth percent (50.1%) of the outstanding capital stock of the Borrower; or

(d)                                 CVC or Dolan shall, at any time, cease to have management control over the business and operations of the Borrower Parties.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Co-Documentation Agents” shall mean, collectively, Wachovia Bank, National Association and General Electric Capital Corporation, and “Co-Documentation Agent” shall mean any one of the foregoing Co-Documentation Agents.

“Co-Syndication Agents” shall mean, collectively, Bank of America, N.A. and The Bank of Nova Scotia, in their respective capacities as co-syndication agents under this Agreement, and “Co-Syndication Agent” shall mean any one of the foregoing Co-Syndication Agents.

“Collateral” shall mean any assets in which any Credit Party may have a security interest pursuant to any Security Document.

“Commitment Percentage” shall mean, with respect to any Lender, the ratio, expressed as a percentage, of (a) the Commitments of such Lender, divided by (b) the aggregate Commitments of all of the Lenders.  As of the Agreement Date, the Commitment Percentage of each Lender is set forth on Schedule 1 to the Lender Addendum delivered by such Lender.

“Commitments” shall mean, collectively, the Revolving Loan Commitment, the Term B Loan Commitment, the Incremental Term C Loan Commitment and any other Incremental Facility Commitments issued hereunder.

“Company” shall mean any corporation, partnership, limited liability company or other legal entity.

“Constituent Documents” shall mean, (a) with respect to any corporation, such corporation’s certificate or articles of incorporation and by-laws, (b) with respect to any partnership, such partnership’s partnership agreement and certificate of limited partnership (if applicable), and (c) with respect to any limited liability company, such limited liability company’s operating agreement and certification of organization (or other similar document, as the case may be).

“Credit Parties” shall mean, collectively, the Administrative Agent, the Co-Documentation Agents, the Co-Syndication Agents, the Arrangers, the Lenders, the Swing Loan Lender, the Issuing Bank and any Incremental Facility Lenders.

“CSC Holdings” shall mean CSC Holdings, Inc., a Delaware corporation.

“CSC Holdings Pledge Agreement” shall mean that certain Second Amended and Restated Pledge Agreement between CSC Holdings and the Administrative Agent, dated as of the Agreement Date, in substantially the form of Exhibit D attached hereto, pursuant to which CSC Holdings shall pledge to the Administrative Agent, for the ratable benefit of the Credit Parties, all of the equity interests in the Borrower owned by CSC Holdings to secure the Obligations.

“Cubs Guaranty” shall mean the guaranty provided by the Borrower in respect of those certain payments to be made under a programming rights agreement dated as of March 4, 1999, by SC-CHI, pursuant to which SC-CHI obtained the right to broadcast certain games of the Chicago Cubs, a Major League Baseball franchise.

“CVC” shall mean Cablevision Systems Corporation, a Delaware corporation.

“Debt Service” shall mean, as of any date of determination, for the MGM Operating Companies on a consolidated basis, the sum of (a) Annualized Interest Expense, (b) cash taxes paid during the most recently completed twelve (12) calendar month period, (c) Mandatory Commitment Reductions during the immediately succeeding twelve (12) calendar month period, (d) the greater of (i) the result of (A) scheduled and mandatory payments of the Term Loans pursuant to Sections 2.6 and 2.7 hereof during the immediately succeeding twelve (12) calendar month period, minus (B) for any period of determination from and after January 1, 2007, the aggregate amount of cash on the consolidated balance sheet of the Borrower Parties as of the last day of the fiscal quarter most recently ended, and (ii) zero (0), (e) scheduled payments under Capitalized Lease Obligations during the immediately succeeding twelve (12) calendar month period, (f) Excess Film Rights Payments during the immediately succeeding twelve (12) calendar month period, and (g) Deferred Carriage Fees applicable to the immediately succeeding twelve (12) calendar month period.

“Debt Service Ratio” shall mean, on any calculation date, the ratio of (a) Annualized Cash Flow to (b) Debt Service.

“Default” shall mean any Event of Default, and any of the events specified in Section 9.1 hereof which with any passage of time or giving of notice (or both) would constitute such event an Event of Default.

“Default Rate” shall mean a simple per annum interest rate equal to the sum of (a) the Base Rate, (b) the Applicable Margin then in effect with respect to Base Rate Advances, and (c) two percent (2%).

“Deferred Carriage Fees” shall mean the amortization of expenditures of the MGM Operating Companies made in respect of launch support payments under carriage agreements, which expenditures shall, at all times, be amortized in accordance with GAAP.

“Dolan” shall mean Charles F. Dolan.

“Dolan Family Interests” shall mean (a) any Dolan Family Member, (b) any trusts for the benefit of any Dolan Family Members, (c) any estate or testamentary trust of any Dolan Family Member for the benefit of any Dolan Family Members, (d) any executor, administrator, conservator or legal or personal representative of any Person or Persons specified in clauses (a), (b) and (c) above to the extent acting in such capacity on behalf of any Dolan Family Member or Members and not individually, and (e) any corporation, partnership, limited liability company or other similar entity, in each case, eighty percent (80%) of which is owned and controlled by any of the foregoing or combination of the foregoing.

“Dolan Family Members” shall mean Dolan, his spouse, his descendants and any spouse of any of such descendants.

“Dollars” or “$” shall mean the basic unit of the lawful currency of the United States of America.

“Eligible Assignee” shall mean (a) a Lender, (b) a Lender Affiliate, (c) an Approved Fund, or (d) any other Person (other than the Borrower or any of its Affiliates) approved by the Administrative Agent and, unless a Default has occurred and is continuing, the Borrower (such approval of the Administrative Agent and the Borrower not to be unreasonably withheld or delayed).

“Employee Stock Incentive Expense” shall mean, with respect to any Person, the expense incurred for the respective period in respect of the employee stock incentive programs of such Person, as determined in accordance with GAAP.

“Employee Stock Incentive Income” shall mean, with respect to any Person, income attributable to such Person for the respective period as a result of the reversal of any Employee Stock Incentive Expense accrued during a prior period, as determined in accordance with GAAP.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as in effect from time to time.

“ERISA Affiliate” shall mean any “affiliate” of the Borrower and its Subsidiaries within the meaning of Section 414 of the Code.

“Eurodollar Advance” shall mean an Advance (other than a Swing Loan) which the Borrower requests to be made as a Eurodollar Advance or which is continued as or converted to a Eurodollar Advance in accordance with the provisions of Section 2.2 hereof.

“Eurodollar Advance Period” shall mean, in connection with any Eurodollar Advance, the term of such Advance selected by the Borrower, which may be one (1), two (2), three (3) or six (6) months, and subject to the last proviso of this definition nine (9) or twelve (12) months, or otherwise determined in accordance with this Agreement; provided, however, notwithstanding the foregoing, (a) any applicable Eurodollar Advance Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Eurodollar Advance Period shall end on the next preceding Business Day, (b) any applicable Eurodollar Advance Period which begins on a day for which there is no numerically corresponding day in the calendar month during which such Eurodollar Advance Period is to end shall (subject to clause (a) above) end on the last day of such calendar month, and (c) no Eurodollar Advance Period shall extend beyond the Final Maturity Date or such earlier date as would interfere with the repayment obligations of the Borrower under Section 2.7 hereof; provided further, however, the Borrower may not select a Eurodollar Advance Period in excess of six (6) months unless the Administrative Agent has notified the Borrower that (i) that each of the Lenders has available to it funds for such Lender’s share of the proposed Advance which are not required for other purposes, (ii) such funds are available to each Lender at a rate (exclusive of reserves and other adjustments) at or below the Eurodollar Rate for such proposed Advance and Eurodollar Advance Period, and (iii) each Lender has, in its sole discretion, agreed to fund such Advance.

“Eurodollar Basis” shall mean a simple per annum interest rate (rounded upward, if necessary, to the nearest one-hundredth of one percent (1/100%)) equal to the quotient of (a) the Eurodollar Rate divided by (b) one minus the Eurodollar Reserve Percentage, stated as a decimal, and once determined, shall be subject to Article 11 hereof and shall remain unchanged during the applicable Eurodollar Advance Period, except for changes to reflect adjustments in the Eurodollar Reserve Percentage.

“Eurodollar Rate” shall mean, for any Eurodollar Advance Period, the rate per annum determined by the Administrative Agent to be the arithmetic mean of the interest rates per annum (rounded upward to the nearest one-sixteenth of one percent (1/16%)) which appear on Telerate Page 3750 as of 11:00 a.m. (London time), or, if unavailable, the Reuters Screen LIBO Page, two (2) Business Days before the first day of such Eurodollar Advance Period, in an amount approximately equal to the principal amount of, and for a length of time approximately equal to the Eurodollar Advance Period for, the Eurodollar Advance sought by the Borrower.

“Eurodollar Reserve Percentage” shall mean the percentage which is in effect from time to time under Regulation D of the Board of Governors of the Federal Reserve System, as such regulation may be amended from time to time, as the actual reserve requirement applicable with respect to Eurocurrency liabilities (as that term is defined in Regulation D), to the extent any Lender has any Eurocurrency liabilities subject to such reserve requirement at that time.  The Eurodollar Basis for any Eurodollar Advance shall be adjusted as of the effective date of any change in the Eurodollar Reserve Percentage.

“Event of Default” shall mean any of the events specified in Section 9.1 hereof, provided that any requirement for notice or lapse of time, or both, has been satisfied.

“Excess Film Rights Payments” shall mean, for any period, the excess, if any, of (a) cash payments in respect of film rights over (b) Film Rights Amortization; provided, however, that, at the Borrower’s option, such excess may be reduced to not less than zero (0) by all or any portion of the Available Film Rights Add-Back.

“Excess Funding Guarantor” shall have the meaning ascribed thereto in Article 3 hereof.

“Excess Payment” shall have the meaning ascribed thereto in Article 3 hereof.

“Exemption Certificate” shall have the meaning set forth in Section 2.10(c)(iii) hereof.

“Existing Investment Guaranties” shall mean, collectively, the Cubs Guaranty, the Sportsvision Guaranty and the Janus Guaranty.

“FCC” shall mean the Federal Communications Commission, or any successor thereto.

“Federal Funds Rate” shall mean, as of any date, the weighted average of the rates on overnight federal funds transactions with the members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three (3) federal funds brokers of recognized standing selected by the Administrative Agent.

“Film Rights Agreements” shall mean, collectively, each agreement between any of the Borrower Parties and any other Person for the agreement to use, produce, exhibit or distribute programming.

“Film Rights Amortization” shall mean the amortization of expenditures of the MGM Operating Companies for the acquisition of film rights and broadcast programming, which expenditures shall, at all times, be amortized in accordance with GAAP.

“Final Maturity Date” shall mean March 31, 2009, or such earlier date on which the payment of all outstanding Obligations shall be due (whether by acceleration or otherwise).

“Financial Covenants” shall mean the financial covenants applicable to the Borrower from time to time as set forth in Sections 8.8, 8.9, 8.10 and 8.11 hereof.

“Financial Statements Delivery Date” shall mean (a) with respect to the delivery of quarterly financial statements and information pursuant to Section 7.1 hereof for each fiscal quarter of the Borrower ended during the term of this Agreement, the date which is sixty-five (65) days after the last day of each such fiscal quarter, and (b) with respect to the delivery of annual financial statements and information pursuant to Section 7.2 hereof for each fiscal year of the Borrower ended during the term of this Agreement, the date which is one hundred twenty (120) days after the end of each such fiscal year; provided, however, in the event the SEC shall reduce the time period during which the Borrower may file its quarterly or annual financial statements with the SEC, the foregoing time periods shall be reduced by a like number of days.

“Foreign Lender” shall have the meaning set forth in Section 2.10(c)(iii) hereof.

“Fund” shall mean any Person (other than the Borrower or any of its Affiliates) that is (or will be) primarily engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“FUSE Companies” shall mean, collectively, FUSE Holdings LLC (formerly known as MuchMusic Holdings LLC), a Delaware limited liability company, FUSE Networks LLC (as successor in interest to MuchMusic U.S.A. Venture), a New York limited liability company, and FUSE Programming Inc. (formerly known as MuchMusic Programming Inc.), a Delaware corporation, and “FUSE Company” shall mean any one of the foregoing FUSE Companies.

“GAAP” shall mean generally accepted accounting principles in the United States, as in effect from time to time, consistently applied.

“GE Stock” shall mean the stock of General Electric Company received by the Borrower in connection with the sale of the equity interests owned by the Borrower in Bravo Company.

“GE Stock Monetization Transaction” shall mean the monetization of the value of the GE Stock pursuant to variable share pre-paid forward contracts.

“GE Subsidiaries” shall mean, collectively, RMH GE Holdings I, Inc., a Delaware corporation, RMH GE Holdings II, Inc., a Delaware corporation, and RMH GE Holdings III, Inc., a Delaware corporation, each of which has been formed by the Borrower for the sole purpose of consummating the GE Stock Monetization Transaction and has no assets other than the GE Stock.

“Guarantee Supplement” shall have the meaning set forth in Section 6.14 hereof.

“Guarantors” shall mean all of the now or hereafter existing direct and indirect Subsidiaries of the Borrower; provided that, in the event that the Guaranty of the Obligations from any FUSE Company and the Administrative Agent’s Lien on the properties and assets of such FUSE Company shall be released, such FUSE Company (and each of its Subsidiaries) shall cease to be a Guarantor for purposes of this Agreement.

“Guaranty” or “Guaranteed” as applied to an obligation (each a “primary obligation”), shall mean and include (a) any guaranty, direct or indirect, in any manner, of any part or all of such primary obligation, and (b) any agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of non-performance) of any part or all of such primary obligation, including, without limiting the foregoing, any reimbursement obligations as to amounts drawn down by beneficiaries of outstanding letters of credit and any obligation of a Person (the “primary obligor”), whether or not contingent, (i) to purchase any such primary obligation or any property or asset constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of such primary obligation or (B) to maintain working capital, equity capital or the net worth, cash flow, solvency or other balance sheet or income statement condition of any other Person, (iii) to purchase property, assets, securities or services primarily for the purpose of assuring the owner or holder of any primary obligation of the ability of the primary obligor with respect to such primary obligation to make payment thereof, or (iv) otherwise to assure or hold harmless the owner or holder of such primary obligation against loss in respect thereof.

“IFC” shall mean The Independent Film Channel LLC, a Delaware limited liability company.

“IFC Partners” shall mean, collectively, IFC Holding Corporation, a Delaware corporation, IFC II Holding Corporation, a Delaware corporation, and IFC III Holding Corporation, a Delaware corporation, and “IFC Partner” shall mean any one of the foregoing IFC Partners.

“Incremental Facility Commitments” shall mean, collectively, the aggregate commitments of the Incremental Facility Lenders to make Advances of the Incremental Facility Loans to the Borrower in accordance with Section 2.14 hereof, including, without limitation, the Incremental Term C Loan Commitment.  The Borrower may obtain Incremental Facility Commitments from more than one Incremental Facility Lender, which commitments shall be several obligations of each such Incremental Facility Lender.

“Incremental Facility Indebtedness” shall mean all principal, interest, fees, and other amounts from time to time due or accrued in connection with the Incremental Facility Loans.

“Incremental Facility Lenders” shall mean any lenders having an Incremental Facility Commitment or making Incremental Facility Loans pursuant thereto.

“Incremental Facility Loans” shall mean the amounts advanced by the Incremental Facility Lenders to the Borrower as Incremental Facility Loans under the Incremental Facility Commitment, not to exceed the amount of the Incremental Facility Commitment.

“Incremental Facility Maturity Date” shall mean the maturity date for the Incremental Facility Loans as set forth in the Notice of Incremental Facility Commitment applicable thereto.

“Incremental Facility Notes” shall mean those certain Incremental Facility Notes described in Section 2.14 hereof.

“Incremental Term C Commitment Percentage” shall mean, with respect to any Lender, the ratio, expressed as a percentage, of (a) the Incremental Term C Loan Commitment of such Lender, divided by (b) the aggregate Incremental Term C Loan Commitments of all of the Lenders.  As of the Agreement Date, the Incremental Term C Commitment Percentage of each Lender is set forth on Schedule 1 to the Lender Addendum delivered by such Lender under the caption “Incremental Term C Commitment Percentage”.

“Incremental Term C Loan Commitment” shall mean the several obligations of certain of the Lenders to advance the sum of up to $624,562,500 to the Borrower on the Agreement Date, in accordance with their respective Incremental Term C Commitment Percentages, all pursuant to the terms hereof.

“Incremental Term C Loans” shall mean, collectively, the amount advanced by certain of the Lenders to the Borrower under the Incremental Term C Loan Commitment, not to exceed the amount of the Incremental Term C Loan Commitment.

“Incremental Term C Notes” shall mean those certain term notes issued by the Borrower to each of the Lenders issuing an Incremental Term C Loan Commitment that requests a promissory note in accordance with each such Lender’s Incremental Term C Commitment Percentage, each one substantially in the form of Exhibit E attached hereto, and any extensions, modifications, renewals or replacements of or amendments to any of the foregoing.

“Indebtedness” shall mean, with respect to any Person, (a) all items (except items of shareholders’ and partners’ equity or capital stock or surplus or general contingency or deferred tax reserves) which in accordance with GAAP would be included in determining total liabilities as shown on the liability side of a balance sheet of such Person, (b) all direct or indirect obligations secured by any Lien to which any property or asset owned by such Person is subject, whether or not the obligation secured thereby shall have been assumed, (c) to the extent not otherwise included, all Capitalized Lease Obligations of such Person, (d) all reimbursement obligations with respect to outstanding letters of credit, and (e) all net obligations in respect of Interest Hedge Agreements.

“Indebtedness For Money Borrowed” shall mean, with respect to any Person, all money borrowed by such Person and all Indebtedness represented by notes payable by such Person and drafts accepted representing extensions of credit to such Person, all obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments, all net obligations in respect of Interest Hedge Agreements, all reimbursement obligations with respect to letters of credit, all Indebtedness of such Person upon which interest charges, commitment fees or letter of credit fees are customarily paid, and all Indebtedness of such Person issued or assumed as full or partial payment for property or services, whether or not any such notes, drafts, obligations, or Indebtedness represent Indebtedness for money borrowed (excluding accounts payable and other accruals incurred in the ordinary cause of business).  For purposes of this definition, interest which is accrued but not paid on the original due date or within any applicable cure or grace period as provided by the underlying contract for such interest shall be deemed Indebtedness For Money Borrowed.

“Indemnified Parties” shall have the meaning given thereto in Section 6.13 hereof.

“Initial Maturity Date” shall mean March 31, 2008, or such earlier date on which the payment of all outstanding Obligations in respect of the Revolving Loan Commitment shall be due (whether by acceleration or otherwise), as such date may be accelerated as set forth in the definition of “Maturity Date”.

“Insolvency Proceeding” shall mean, with respect to any Person, any insolvency, receivership, bankruptcy, dissolution, liquidation or reorganization proceeding, or any other proceeding, whether voluntary or involuntary, by or against such Person, under the Bankruptcy Code or any other bankruptcy or insolvency law or laws, federal or state, relating to the relief of debtors of any jurisdiction, whether now or hereafter in effect, and any out-of-court composition, assignment for the benefit of creditors, readjustment of Indebtedness, reorganization, extension or other debt arrangement of any kind.

“Interest Coverage Ratio” shall mean, on any calculation date, the ratio of (a) Six Month Cash Flow to (b) Trailing Six Month Interest Expense.

“Interest Expense” shall mean, for any period with respect to any Person, an amount equal to the sum of (a) the interest and commitment fees accrued during such period with respect to the aggregate amount of Indebtedness For Money Borrowed and (b) the interest component of Capitalized Lease Obligations.

“Interest Hedge Agreement” shall mean any interest rate swap, cap, collar, floor, caption or swap agreement, or any similar arrangement designed to hedge the risk of variable interest rate volatility or to reduce interest costs, arising at any time between the Borrower, on the one hand, and any other Person, on the other hand, as such agreement or arrangement may be modified, supplemented, amended, and in effect from time to time.

“Investment” shall mean (a) any capital contributions to, loans to, repurchase agreements with or investments in securities of, or Guaranties (other than the Existing Investment Guaranties) issued for the benefit of, a Person (including, without limitation, any of the Unrestricted Subsidiaries), but in any case shall not include any Acquisition, and (b) payments made under each of the Existing Investment Guaranties.

“Issuing Bank” shall mean the Administrative Agent and, upon any such Person’s agreement to act as an Issuing Bank hereunder, any Lender or any Lender Affiliate, in each case as issuer of any Letter of Credit hereunder.

“Janus Guaranty” shall mean the guaranty provided by the Borrower in respect of certain payments to be made by Rainbow Films Holdings, LLC under a Television Rights Purchase Agreement, dated as of March 14, 1995, among City Entertainment Corporation, Janus Films Company and Bravo Company, as assigned to Rainbow Films Holdings, LLC.

“L/C Obligations” shall mean, at any date, the sum of (a) the aggregate amount then available to be drawn under all outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit which have not then been reimbursed by the Borrower pursuant to Section 2.15 hereof.

“Lender Addendum” shall mean, with respect to any Lender, a Lender Addendum, substantially in the form of Exhibit F attached hereto, to be executed and delivered by such Lender on the Agreement Date as provided in Section 12.17 hereof.

“Lender Affiliate” shall mean with respect to any Lender, (a) any Person directly or indirectly controlling, controlled by or under common control with such Lender or (b) any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is wholly-owned by a Lender or a Lender Affiliate of such Lender.

“Lenders” shall mean the financial institutions or other entities that from time to time become parties to this Agreement as Lenders (including the Swing Loan Lender), and “Lender” shall mean any one of the foregoing Lenders.

“Letter of Credit” shall mean any Letter of Credit issued by any Issuing Bank pursuant to Section 2.15 hereof.

“Letter of Credit Committed Amount” shall mean $20,000,000.

“Lien” shall mean, with respect to any property, any mortgage, lien, pledge, assignment, charge, security interest, title retention agreement, levy, execution, seizure, attachment, garnishment, or other encumbrance of any kind in respect of such property, whether or not choate, vested, or perfected.

“Loan Documents” shall mean this Agreement, the Notes, the Security Documents, the Subordination of Intercompany Obligations Agreement, all documents executed in connection with any Incremental Facility Loans, all Letters of Credit, all Requests for Advance, all Requests for Issuance of Letters of Credit, all documents executed by any of the Borrower Parties pursuant to Section 6.14 hereof and all Interest Hedge Agreements between the Borrower, on the one hand, and any Credit Party (or any Lender Affiliate thereof or any Person that was a Credit Party (or a Lender Affiliate thereof) on the date of entering into such Interest Hedge Agreement), on the other hand, and all other fee letters, documents, instruments, certificates and agreements executed or delivered in connection with or contemplated by this Agreement.

“Loans” shall mean, collectively, the Revolving Loans, the Term B Loans, the Swing Loans, the Incremental Term C Loans, and, if any other Incremental Facility Commitments have been issued hereunder, the Incremental Facility Loans made under such Incremental Facility Commitments, and “Loan” shall mean any of the foregoing.

“Mag Rack Group” shall mean, collectively, Mag Rack Holdings LLC (formerly known as Sterling Digital Holdings LLC), a Delaware limited liability company, Mag Rack Entertainment LLC, a Delaware limited liability company, Mag

Rack LLC (formerly known as Sterling Digital LLC), a Delaware limited liability company, and their respective Subsidiaries.

“Majority Lenders” shall mean, at any time, (a) prior to the occurrence of an Event of Default and termination of the Commitments, Lenders the sum of whose Undrawn Commitments plus Loans then outstanding equals or exceeds fifty and one-tenth percent (50.1%) of the sum of the Undrawn Commitments plus the Loans then outstanding for all Lenders, or (b) at any time that there exists an Event of Default hereunder and the Commitments have been terminated, Lenders the total of whose Loans outstanding equals or exceeds fifty and one-tenth percent (50.1%) of the total principal amount of the Loans then outstanding hereunder.

“Mandatory Borrowing” shall have the meaning given thereto in Section 2.8(b) hereof.

“Mandatory Commitment Reductions” shall mean, as of any calculation date, the excess, if any, of (a) the aggregate principal amount of the Revolving Loans, the Swing Loans and the L/C Obligations outstanding at the beginning of the period being measured, over (b) the lowest amount of the Revolving Loan Commitment during the period being measured.

“Material Affiliate Contracts” shall mean, collectively, (a) the AMC Consulting Agreement, (b) the Services Agreement, (c) the Tax Sharing Policy and (d) each agreement between any of the Borrower Parties with any of its Affiliates identified on Schedule 1 attached hereto.

“Material Film Rights Agreement” shall mean any Film Rights Agreement of any Borrower Party pursuant to which such Borrower Party is obligated to make payments of $10,000,000 or more in the aggregate.

“Material MSO Agreement” shall mean any MSO Agreement covering 1,000,000 or more subscribers.

“Material Subsidiaries” shall mean, collectively, (a) the Guarantors, (b) the FUSE Companies, and (c) any other Subsidiaries of the Borrower having (either individually or collectively, in the case of any holding company Subsidiaries, with their respective operating Subsidiaries) a “fair market value” of $5,000,000 or more, as determined by the Arrangers in their reasonable discretion.

“Materially Adverse Effect” shall mean any materially adverse effect upon the business, assets, financial condition or results of operations of the Borrower Parties, taken as a whole on a consolidated basis in accordance with GAAP, or upon the ability of the Borrower Parties, taken as a whole, to perform their respective Obligations under this Agreement or any other Loan Document.

“Maturity Date” shall mean, with respect to all amounts owing or Advances made, under (a) the Revolving Loan Commitment, the Initial Maturity Date, (b) the Term B Loan Commitment or the Incremental Term C Loan Commitment, the Final Maturity Date, and (c) any other Incremental Facility Commitment, the Incremental Facility Maturity Date applicable thereto.

“Maximum Guaranteed Amount” shall have the meaning ascribed thereto in Article 3 hereof.

“MGM Companies” shall mean, collectively, AMC, IFC and WE and their respective Subsidiaries; and “MGM Company” shall mean any one of the foregoing MGM Companies.

“MGM Operating Companies” shall mean all MGM Companies which are designated as of the Agreement Date as MGM Operating Companies on Schedule 5.1(c)-2 hereto and which have been likewise designated as “MGM Operating Companies” under the AMC Loan Agreement, and “MGM Operating Company” shall mean any one of the foregoing MGM Operating Companies; provided, however, that so long as no Default or Event of Default then exists or would be caused thereby, the Borrower may designate additional MGM Companies as MGM Operating Companies after the Agreement Date, upon five (5) Business Days’ prior written notice to the Administrative Agent and subject to such MGM Companies being concurrently designated as “MGM Operating Companies” under the AMC Loan Agreement; provided further, however, that notwithstanding the foregoing, (x) AMC, IFC and WE shall not cease to be MGM Operating Companies without the consent of all of the Lenders, and (y) no Company which is or becomes a MGM Operating Company shall cease to be a MGM Operating Company for purposes of this Agreement without the consent of the Majority Lenders.  To the extent that additional MGM Companies shall be designated as “MGM Operating Companies” under the AMC Loan Agreement, such MGM Companies shall likewise be designated as MGM Operating Companies under this Agreement, and to the extent that any Company shall cease to be a MGM Operating Company for purposes of the AMC Loan Agreement, such Company shall likewise cease to be a MGM Operating Company for purposes of this Agreement.

“Moody’s” shall mean Moody’s Investor Service, Inc.

“MSG Companies” shall mean, collectively, Rainbow Garden Corp., a Delaware corporation, MSG Eden Corporation, a Delaware corporation, Regional MSG Holdings LLC, a Delaware limited liability company, and Madison Square Garden, L.P., a Delaware limited partnership, and “MSG Company” shall mean any one of the foregoing MSG Companies.

“MSO Agreement” shall mean any agreement between any Borrower Party and a cable television operator or a direct broadcast satellite system operator pursuant to which such operator agrees, among other things, to distribute and exhibit to its subscribers programming of such Borrower Party.

“MuchMusic Companies” shall mean, collectively, the FUSE Companies; and “MuchMusic Company” shall mean any one of the FUSE Companies.

“Multiemployer Plan” shall have the meaning set forth in Section 4001(a)(3) of ERISA.

“Necessary Authorizations” shall mean all authorizations, consents, permits, approvals, licenses and exemptions from, and all filings and registrations with, and all reports to, any governmental or other regulatory authority whether federal, state or local, and all agencies thereof necessary for the conduct of the businesses and the ownership (or lease) of the properties and assets of each of the Borrower Parties.

“Net Cash Proceeds” shall mean, with respect to any issuance or sale by any Person of Indebtedness or stock or other equity interests, and with respect to any sale, lease, transfer or other disposition of assets, the amount equal to (a) the gross cash consideration (including, without limitation, any payments received in respect of covenants not to compete, consulting or management fees, and any portion of the amount received in cash upon payment of a buyer promissory note or other evidence of Indebtedness) in connection with such issuance, sale, lease, transfer or other disposition, minus (b) the sum of (i) any underwriting or commitment fees or sales commissions required to be paid on the closing of such transaction, (ii) any attorneys fees incurred by such Person in connection with such transaction, (iii) cash taxes related to the transaction to the extent payable by such Person, and (iv) with respect to any sale of all or a portion of any Rainbow DBS Company, the aggregate amount of any Investments made pursuant to Section 8.2(c)(i) by any Borrower Party in such Rainbow DBS Company during the term of this Agreement.

“Net Income” shall mean, with respect to any Person for any period, the aggregate amount of net income of such Person, after taxes (unless such Person is a partnership or limited liability company), for such period as determined in accordance with GAAP.

“New Affiliated Equity” shall mean any infusion of equity by CVC, any Affiliate of CVC or any other Person satisfactory to the Majority Lenders into the Borrower after the Agreement Date (whether the amount of such equity shall have been obtained by any such Person in connection with the public issuance of stock or other equity interests by such Person or otherwise) to the extent the Net Cash Proceeds received in connection with the issuance of any such equity are not required to be used to repay the Loans under Section 2.6 hereof.

“Notes” shall mean, collectively, the Revolving Notes, the Term B Notes, the Swing Loan Note, the Incremental Term C Notes and, if applicable, the Incremental Facility Notes.

“Notice of Continuation/Conversion” shall mean a notice in substantially the form of Exhibit G attached hereto.

“Notice of Incremental Facility Commitment” shall have the meaning set forth in Section 2.14(b) hereof.

“Obligations” shall mean (a) all payment and performance obligations of the Borrower and all other obligors to the Lenders, the Swing Loan Lender, the Incremental Facility Lenders, the Administrative Agent and the other Credit Parties under this Agreement and the other Loan Documents, as they may be amended from time to time, or as a result of making the Loans or the Incremental Facility Loans, including, without limitation, obligations of the Borrower under Interest Hedge Agreements (only to the extent that such Interest Hedge Agreements are permitted pursuant to Section 8.1(d) hereof) with any Credit Party or any Lender Affiliate of a Credit Party (or any Person that was a Credit Party (or a Lender Affiliate thereof) on the date of entering into such Interest Hedge Agreement), and (b) the obligation to pay an amount equal to the amount of any and all damages which the Lenders, the Swing Loan Lender, the Incremental Facility Lenders, the Administrative Agent or the other Credit Parties, or any of them, or any of their Lender Affiliates, may suffer by reason of a breach by the Borrower or any other obligor of any obligation, covenant or undertaking with respect to this Agreement or any other Loan Document.

“Original Closing Date” shall mean March 14, 2003.

“Partnership Pledge Agreement” shall mean that certain Amended and Restated Partnership Pledge Agreement among the Borrower, the AMC Partners, the IFC Partners and the Administrative Agent, for the ratable benefit of the Credit Parties, dated as of the Agreement Date, in substantially the form of Exhibit H attached hereto, pursuant to which the Borrower, the AMC Partners and the IFC Partners have pledged to the Administrative Agent, for the ratable benefit of the Credit Parties, all of their respective rights in and to the Constituent Documents of AMC and IFC, including, without limitation, the equity interests owned by each of the AMC Partners in AMC and the equity interests owned by each of the IFC Partners in IFC.

“Paying Affiliated Basic Subscribers” shall mean any Person which is a subscriber carried and paid for pursuant to (a) any MSO Agreement existing on the Agreement Date or arising after the Agreement Date or (b) any such MSO Agreement which expires or has expired, provided that negotiations are continuing in good faith to renew or extend such expired MSO Agreement and following the expiration of such MSO Agreement, the programming of the applicable Borrower Parties continues to be exhibited, distributed and paid for by the applicable pay television distributor under its existing terms or under terms materially no less favorable to the Borrower Parties than such existing terms.

“Payment Date” shall mean the last day of each Eurodollar Advance Period.

“PBGC” shall mean the Pension Benefit Guaranty Corporation, or any successor thereto.

“Permitted Investments” shall mean Investments described in and permitted to be made under Section 8.2 hereof.

“Permitted Liens” shall mean, as applied to any Person:

(a)                                  Any Lien in favor of any Credit Party given to secure the Obligations;

(b)                                 (i) Liens on real estate for real estate taxes not yet delinquent and (ii) Liens for taxes, assessments, judgments, governmental charges or levies, or claims the non-payment of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been set aside on such Person’s books, but only so long as no foreclosure, distraint, sale, or similar proceedings have been commenced with respect thereto and remain unstayed for a period of thirty (30) days after their commencement;

(c)                                  Liens of carriers, warehousemen, mechanics, laborers, and materialmen incurred in the ordinary course of business for sums not yet due or being contested in good faith, if such reserve or appropriate provision, if any, as shall be required by GAAP shall have been made therefor;

(d)                                 Liens incurred in the ordinary course of business in connection with worker’s compensation and unemployment insurance;

(e)                                  Restrictions on the transfer of assets imposed by any agreement (other than any agreement relating to Indebtedness), or by any federal, state or local statute, regulation or ordinance applicable to such Person;

(f)                                    Easements, rights-of-way, restrictions, and other similar encumbrances on the use of real property which do not interfere with the ordinary conduct of the business of such Person, or Liens on real property  incidental to the conduct of the business of such Person or to the ownership of its real properties which were not incurred in connection with Indebtedness or other extensions of credit and which do not in the aggregate materially detract from the value of such properties or materially impair their use in the operation of the business of such Person; and

(g)                                 Liens in respect of Capitalized Lease Obligations permitted under this Agreement.

“Person” shall mean an individual, Company, unincorporated organization, or a government or any agency or political subdivision thereof.

“Plan” shall mean, with respect to the Borrower and its Subsidiaries, an employee benefit plan within the meaning of Section 3(3) of ERISA sponsored or maintained by or contributed to by the Borrower or any of its Subsidiaries for the benefit of employees of the Borrower or such Subsidiaries, as the case may be, but excluding any Multiemployer Plan.

“Prime Rate” shall mean, at any time, the rate of interest adopted by The Toronto-Dominion Bank, New York Branch, as its reference rate for the determination of interest rates for loans of varying maturities in Dollars to United States residents of varying degrees of creditworthiness and being quoted at such time by such bank as its “prime rate.”  The Prime Rate is not necessarily the lowest rate of interest charged to borrowers of The Toronto-Dominion Bank, New York Branch.

“Prior AMC Loan Agreement” shall have the meaning ascribed thereto in the recitals to this Agreement.

“Prior RMH Loan Agreement” shall have the meaning ascribed thereto in the recitals to this Agreement.

“Pro Rata Share” shall have the meaning ascribed thereto in Article 3 hereof.

“RAH” shall mean Rainbow Advertising Holdings LLC, a Delaware limited liability company.

“Rainbow Companies” shall mean, collectively, the Borrower Parties; and “Rainbow Company” shall mean any one of the Borrower Parties.

“Rainbow DBS Companies” shall mean, collectively, (a) Rainbow DBS Holdings, Inc., a Delaware corporation, (b) Rainbow DBS Company, LLC (formerly known as R/L DBS Company, LLC), a Delaware limited liability company, and (c) Rainbow HD Holdings LLC, a Delaware limited liability company, and its Subsidiaries, and “Rainbow DBS Company” shall mean any one of the foregoing Rainbow DBS Companies.

“Rainbow DBS Spin-Off” shall mean the spin-off of the Borrower’s satellite broadcast operations (including the Rainbow DBS Companies) to the extent that such spin-off includes any of the Borrower Parties.

“Rainbow/Fox Entities” shall mean, collectively, RPP, National Advertising Partners, a New York general partnership, National Sports Partners, a New York general partnership, and their respective Subsidiaries, and “Rainbow/Fox Entity” shall mean any one of the foregoing Rainbow/Fox Entities.

“Rainbow Group” shall mean, collectively, the Borrower, the Guarantors and the Unrestricted Subsidiaries.

“Register” shall have the meaning set forth in Section 12.5(b) hereof.

“Regulatory Change” shall mean, with respect to any Lender, any change on or after the Agreement Date in United States federal, state or foreign laws or regulations (including, without limitation, Regulation D of the Board of Governors of the Federal Reserve System) or the adoption or making on or after such date of any interpretations, directives or requests applying to a class of banks including such Lender of or under any United States federal or state, or any foreign, laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof.

“Reportable Event” shall have the meaning set forth in Section 4043 of ERISA, other than an event for which the reporting requirement has been waived by regulations promulgated under such Section.

“Request for Advance” shall mean any certificate signed by an Authorized Signatory of the Borrower requesting an Advance (other than a Swing Loan) hereunder, which certificate shall be in substantially the form of Exhibit I attached hereto.

“Request for Issuance of Letter of Credit” shall mean any certificate signed by an Authorized Signatory of the Borrower requesting a Letter of Credit hereunder, which certificate shall be in substantially the form of Exhibit J attached hereto.

“Responsible Officer” shall mean (a) with respect to CVC, Persons holding any of the following offices at CVC:  the Senior Vice President-Treasury, the Vice President-Treasury and the Senior Vice President, Deputy General Counsel and Secretary, and (b) with respect to the Borrower, Persons holding any of the following offices (or the equivalent):  chief executive officer, president, chief financial officer or general counsel.

“Restatement” shall mean any restatement or prior period adjustment with respect to the consolidated financial statements of the Borrower Parties which would have been required pursuant to the Financial Accounting Standards Board’s Statement No. 16 or otherwise had the Borrower Parties been considered a separate reporting group by the SEC, which restatement or adjustment would result in either (a) the Cash Flow of the MGM Operating Companies determined for the twelve (12) month period ended on the last day of the latest period of adjustment or restatement being reduced by ten percent (10%) or more from the Cash Flow of the MGM Operating Companies originally reported (without giving effect to any prior restatements or adjustments) or (b) the occurrence of a breach of any Financial Covenants based upon compliance calculations taking into account such restatement or adjustment, determined as of the last day of the applicable period for which such restatement or adjustment applied.

“Restricted Payment” shall mean (a) any direct or indirect distribution, dividend or other payment to any Person on account of any shares of capital stock or other securities of any of the Borrower Parties, (b) any payment of consulting or management fees, or any interest thereon, by any of the Borrower Parties to CVC or to any other Affiliate of the Borrower Parties (including, without limitation, payments under the AMC Consulting Agreement or the Services Agreement), (c) any payment of amounts due in respect of any Accrued Tax Liabilities pursuant to the Tax Sharing Policy, and (d) any payment of principal or interest on account of any Indebtedness of any of the Borrower Parties issued in connection with an Authorized Debt Issuance.

“Restricted Purchase” shall mean any payment on account of the purchase, redemption, or other acquisition or retirement of any shares of capital stock or other securities of any of the Borrower Parties, including, without limitation, any warrants or other rights or options to acquire shares of capital stock or other securities of any of the Borrower Parties.

“Restructuring Charges” shall mean, as determined for any period for the MGM Operating Companies on a consolidated basis, restructuring charges incurred by the MGM Operating Companies in connection with exiting an activity or restructuring an operation or activity, in accordance with GAAP.

“Revolving Commitment Percentage” shall mean, with respect to any Lender, the ratio, expressed as a percentage, of (a) the Revolving Loan Commitment of such Lender, divided by (b) the aggregate Revolving Loan Commitments of all of the Lenders.  As of the Agreement Date, the Revolving Commitment Percentage of each Lender is set forth on Schedule 1 to the Lender Addendum delivered by such Lender under the caption “Revolving Commitment Percentage”.

“Revolving Loan Commitment” shall mean the several obligations of certain of the Lenders to advance the sum of up to $200,000,000 to the Borrower, on or after the Agreement Date, in accordance with their respective Revolving Commitment Percentages and as such amount may be reduced from time to time, all pursuant to the terms hereof.

“Revolving Loans” shall mean, collectively, the amounts advanced by certain of the Lenders to the Borrower under the Revolving Loan Commitment, not to exceed the amount of the Revolving Loan Commitment and not to include Swing Loans.

“Revolving Notes” shall mean those certain revolving promissory notes issued by the Borrower to each of the Lenders issuing a Revolving Loan Commitment that requests a promissory note in accordance with each such Lender’s Revolving Commitment Percentage, each one substantially in the form of Exhibit K attached hereto, and any extensions, modifications, renewals or replacements of or amendments to any of the foregoing.

“RMH” shall have the meaning ascribed thereto in the recitals to this Agreement.

“RMH Administrative Agent” shall have the meaning ascribed thereto in the recitals to this Agreement.

“RMH Arrangers” shall have the meaning ascribed thereto in the recitals to this Agreement.

“RMH Collateral” shall have the meaning ascribed thereto in Section 12.18 hereof.

“RMH Credit Parties” shall have the meaning ascribed thereto in the recitals to this Agreement.

“RMH Guarantors” shall have the meaning ascribed thereto in the recitals to this Agreement.

“RMH Loan Documents” shall have the meaning ascribed thereto in the recitals to this Agreement.

“RMH Obligations” shall have the meaning ascribed thereto in the recitals to this Agreement.

“RMH Revolver” shall have the meaning ascribed thereto in the recitals to this Agreement.

“RMH Syndication Agent” shall have the meaning ascribed thereto in the recitals to this Agreement.

“RMH Term B” shall have the meaning ascribed thereto in the recitals to this Agreement.

“RNSH” shall mean Rainbow National Sports Holdings LLC, a Delaware limited liability.

“RPP” shall mean Regional Programming Partners, a New York general partnership.

“RPP Regional Sports Networks” shall mean, collectively, the Subsidiaries of RPP which constitute the regional sports networks serving markets outside of the New York metropolitan area.

“RRH” shall mean Rainbow Regional Holdings LLC, a Delaware limited liability company.

“RRH I” shall mean RRH I, LLC, a Delaware limited liability company.

“RRH II” shall mean RRH II, L.L.C., a Delaware limited liability company.

“S&P” shall mean Standard & Poor’s Ratings Group, a division of McGraw-Hill, Inc.

“SC-CHI” shall mean Sports Channel Chicago Associates, a New York general partnership.

“SEC” shall mean the United States Securities and Exchange Commission or any successor agency thereof.

“Security Documents” shall mean the Borrower Pledge Agreement, the Borrower Security Agreement, the Partnership Pledge Agreement, the CSC Holdings Pledge Agreement, the Subsidiary Pledge Agreement, the Subsidiary Security Agreement, the Trademark Security Agreement, any other agreement or instrument providing Collateral for the Obligations whether now or hereafter in existence, and any filings, instruments, agreements and documents related thereto and providing the Administrative Agent, for the ratable benefit of the Credit Parties, with Collateral for the Obligations.

“Senior Debt” shall mean, as of any date without duplication, the result of (a) Total Debt, minus (b) the aggregate principal amount of any Authorized Debt Issuance then outstanding.

“Senior Leverage Ratio” shall mean, on any calculation date, the ratio of (a) Senior Debt to (b) Annualized Cash Flow.

“Services Agreement” shall mean, collectively, those certain Services Agreements identified on Schedule 8.11 attached hereto.

“Six Month Cash Flow” shall mean the result of (a) Annualized Cash Flow, divided by (b) two (2).

“Solvent” shall mean, with respect to any Person on any date, that on such date (a) the fair value of the property (tangible or intangible) of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the amount that will be required to pay the probable liabilities of such Person on its debts as they become absolute and matured will not be greater than the fair salable value of the assets of such Person at such time, (c) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, and (d) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s property would constitute unreasonably small capital after giving due consideration to prevailing practices in the industry in which such Person is engaged.  In computing the amount of any contingent liability at any time, it is intended that such liability will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that might reasonably be expected to become an actual or matured liability.

“Sportsvision Guaranty” shall mean the guaranty provided by the Borrower in respect of those certain payments to be made under the programming rights agreement, dated as of March 4, 1999, entered into by SC-CHI, pursuant to which SC-CHI obtained the right to broadcast certain games of the Chicago White Sox, a Major League Baseball franchise, the Chicago Blackhawks, a National Hockey League franchise, and the Chicago Bulls, a National Basketball Association franchise.

“Subordination of Intercompany Obligations Agreement” shall mean that certain Amended and Restated Subordination of Intercompany Obligations Agreement, dated as of the Agreement Date, among the Administrative Agent, CSC Holdings, the Borrower, AMC, WE and any other Affiliate of CSC Holdings that is a party to the AMC Consulting Agreement, in substantially the form of Exhibit L attached hereto, pursuant to which the payment of fees under the AMC Consulting Agreement and the Services Agreement have been subordinated to the Obligations as provided therein.

“Subsidiary” shall mean, as applied to any Person, (a) any corporation of which fifty percent (50%) or more of the outstanding stock (other than directors’ qualifying shares) having ordinary voting power to elect a majority of its board of directors, regardless of the existence at the time of a right of the holders of any class or classes of securities of such corporation to exercise such voting power by reason of the happening of any contingency, or any partnership or other Company of which fifty percent (50%) or more of the outstanding partnership or other equity interests, is at the time owned directly or indirectly by such Person, or by one or more Subsidiaries of such Person, or by such Person and one or more Subsidiaries of such Person, and (b) any other entity which is controlled or capable of being controlled by such Person, or by one or more Subsidiaries of such Person, or by such Person and one or more Subsidiaries of such Person; provided that, in the case of the Borrower and its Subsidiaries, the term “Subsidiary” shall exclude the Unrestricted Subsidiaries, except that, notwithstanding the foregoing, (a) any Companies formed pursuant to clause (c) of the definition of “Unrestricted Subsidiaries” shall be considered Subsidiaries for purposes of determining compliance with such clause, (b) the Unrestricted Subsidiaries (other than the GE Subsidiaries and any Rainbow/Fox Entity) shall be considered “Subsidiaries” solely for purposes of Sections 5.1(h), 5.1(m), 6.6, 6.10, 7.5(d), 8.13 and 9.1(l) of this Agreement, and (c) with respect to the definition of “Material Subsidiaries,” the Unrestricted Subsidiaries (other than the GE Subsidiaries and any Rainbow/Fox Entity) will be considered Material Subsidiaries to the extent such Companies would have constituted Material Subsidiaries but for application of the foregoing exclusion.

“Subsidiary Pledge Agreement” shall mean that certain Amended and Restated Subsidiary Pledge Agreement between each Guarantor having one or more Subsidiaries and the Administrative Agent, for the ratable benefit of the Credit Parties, dated as of the Agreement Date, in substantially in the form of Exhibit M attached hereto, and any similar pledge agreement or any pledge agreement supplement delivered pursuant to Section 6.14 hereof, pursuant to which each such Guarantor has pledged to the Administrative Agent, for the ratable benefit of the Credit Parties, all of the stock and other equity interests owned by it (other than the stock or other equity interests of any Unrestricted Subsidiary).

“Subsidiary Security Agreement” shall mean that certain Amended and Restated Subsidiary Security Agreement between each Guarantor and the Administrative Agent, for the ratable benefit of the Credit Parties, dated as of the Agreement Date, in substantially the form of Exhibit N attached hereto, and any similar security agreement or any security agreement supplement delivered pursuant to Section 6.14 hereof.

“Super-Majority Lenders” shall mean, at any time, (a) prior to the occurrence of an Event of Default and termination of the Commitments, Lenders the sum of whose Undrawn Commitments plus Loans then outstanding equals or exceeds sixty-six and two-thirds percent (66-2/3%) of the sum of the Undrawn Commitments plus Loans then outstanding for all Lenders, or (b) at any time there exists an Event of Default hereunder, and the Commitments have been terminated, Lenders the total of whose Loans outstanding equals or exceeds sixty-six and two-thirds percent (66-2/3%) of the total principal amount of the Loans then outstanding hereunder.

“Swing Loan Committed Amount” shall mean $8,750,000.

“Swing Loans” shall mean revolving loans made to the Borrower by the Swing Loan Lender from time to time in the Swing Loan Lender’s sole discretion and for the Swing Loan Lender’s account, which revolving loans shall be made in accordance with Sections 2.1(b) and 2.8 hereof.

“Swing Loan Lender” shall mean any Lender or the Administrative Agent as agreed to at any time by the Borrower and such Lender or the Administrative Agent, in either case as designated in accordance with this Agreement.  The initial Swing Loan Lender shall be Toronto Dominion (Texas), Inc.

“Swing Loan Note” shall mean that certain Swing Loan Note dated as of the Agreement Date, in the principal amount of $8,750,000, issued by the Borrower to the Swing Loan Lender, substantially in the form of Exhibit O attached hereto, and any amendments, replacements, extensions or renewals thereof.

“Swing Loan Request” shall have the meaning set forth in Section 2.8(a)(i) hereof.

“Tax Sharing Policy” shall mean the policy applicable to CVC, CSC Holdings and the Borrower, among others, with respect to the allocation of tax liabilities and other tax-related items among CVC, CSC Holdings, the Borrower and its Subsidiaries, based principally upon the financial income, taxable income, credits and other amounts directly related to the respective parties as set forth in that certain Tax Sharing Policy, a copy of which as in existence on the Agreement Date is attached hereto as Schedule 2, as in effect on the Agreement Date or as permitted to be amended hereunder.

“Taxes” shall have the meaning set forth in Section 2.10(c)(i) hereof.

“Term B Commitment Percentage” shall mean, with respect to any Lender, the ratio, expressed as a percentage, of (a) the Term B Loan Commitment of such Lender, divided by (b) the aggregate Term B Loan Commitments of all of the Lenders.  As of the Agreement Date, the Term B Commitment Percentage of each Lender is set forth on Schedule 1 to the Lender Addendum delivered by such Lender under the caption “Term B Commitment Percentage”.

“Term B Loan Commitment” shall mean the several obligations of certain of the Lenders to advance the sum of up to $175,000,000 to the Borrower on the Original Closing Date, in accordance with their respective Term B Commitment Percentages, all pursuant to the terms hereof.

“Term B Loans” shall mean, collectively, the amount advanced by certain of the Lenders to the Borrower under the Term B Loan Commitment, not to exceed the amount of the Term B Loan Commitment.

“Term B Notes” shall mean those certain term notes issued by the Borrower to each of the Lenders issuing a Term B Loan Commitment that requests a promissory note in accordance with each such Lender’s Term B Commitment Percentage, each one substantially in the form of Exhibit P attached hereto, and any extensions, modifications, renewals or replacements of or amendments to any of the foregoing.

“Term Loans” shall mean, collectively, the Term B Loans and the Incremental Term C Loans.

“Total Debt” shall mean, as of any date without duplication, with respect to the Borrower Parties on a consolidated basis, (a) all outstanding Indebtedness For Money Borrowed, (b) all obligations Guaranteed by the Borrower Parties in respect of Indebtedness for Money Borrowed, (c) all Capitalized Lease Obligations (other than obligations under Film Rights Agreements), and (d) all Accrued Tax Liabilities.

“Total Leverage Ratio” shall mean, on any calculation date, the ratio of (a) Total Debt to (b) Annualized Cash Flow.

“Trademark Security Agreement” shall mean that certain Amended and Restated Trademark Security Agreement between each Borrower Party owning any trademarks or trademark applications and the Administrative Agent, for the ratable benefit of the Credit Parties, dated as of the Agreement Date, substantially in the form of Exhibit Q attached hereto, and any similar pledge agreement or any pledge agreement supplement delivered pursuant to Section 6.14 hereof.

“Trailing Six Month Interest Expense” shall mean Interest Expense for the Borrower Parties on a consolidated basis for the most recently completed six (6) month period.

“Transponder Lease Agreement” shall mean any agreement by and between any of the Borrower Parties and any other Person for the license, lease or other agreement to use telecommunications satellites for purposes of broadcasting the programming of such Borrower Parties and any other agreement related to the transmission, origination and production of such programming and the related technical services.

“Undrawn Commitments” shall mean, collectively, the unfunded portions of the Revolving Loan Commitment and the Term B Loan Commitment, together with the undrawn amount of the Incremental Term C Loan Commitment and all other Incremental Facility Commitments issued hereunder.

“Unrestricted Subsidiaries” shall mean, collectively, each of the Companies designated as Unrestricted Subsidiaries as of the Agreement Date on Schedule 5.1(c)-2 hereto, and “Unrestricted Subsidiary” shall mean any one of the foregoing Unrestricted Subsidiaries; provided, however, that after the Agreement Date, the Borrower may designate as additional Unrestricted Subsidiaries (a) members of the Mag Rack Group formed after the Agreement Date, (b) any successor entity to any Rainbow DBS Company, (c) any Subsidiary of the Borrower formed after the Agreement Date so long as such Subsidiary shall have (either individually or collectively, in the case of any holding company Subsidiaries) a “fair market value” of $5,000,000 or less, as determined by the Arrangers in their reasonable discretion, and (d) other Companies with the approval of the Majority Lenders; provided further, however, that in the event the Guarantee of any FUSE Company and the Administrative Agent’s Lien of such FUSE

Company shall be released, such FUSE Company (and each of its Subsidiaries) shall constitute an Unrestricted Subsidiary for purposes of this Agreement.

“Unused Percentage” shall mean, on any date, the ratio, expressed as a percentage, of (a) the Available Revolving Loan Commitment to (b) the Revolving Loan Commitment.

“WE” shall mean WE:  Women’s Entertainment LLC, a Delaware limited liability company.

Each definition of an agreement in this Article 1 shall include such agreement as amended, restated, supplemented or otherwise modified (and, to the extent applicable, as renewed or extended) from time to time provided that, if required pursuant to the terms of this Agreement, the prior written consent of the Majority Lenders (or such other composition of Lenders as may be required under Section 12.12 hereof) shall have been given with respect to such amendment, restatement, supplement or other modification.  Except where the context otherwise requires, definitions imparting the singular shall include the plural and vice versa.  Except where otherwise specifically restricted, reference to a party to a Loan Document includes that party and its successors and assigns.  An Event of Default shall “exist”, “continue” or be “continuing” until such Event of Default has been waived in writing in accordance with Section 12.12 hereof.  All terms used herein which are defined in Article 9 of the Uniform Commercial Code in effect in the State of New York on the date hereof and which are not otherwise defined herein shall have the same meanings herein as set forth therein.

All accounting terms used herein without definition shall be used as defined under GAAP.  In the event that changes in GAAP during the term of this Agreement would result in the defined terms set forth in this Article 1 or the Financial Covenants being calculated in a different manner or with different components or rendering the same not meaningful criteria for evaluating the MGM Operating Companies’ financial condition, the Borrower and the Arrangers agree to propose to the Credit Parties, and to vote affirmatively with respect to, any amendments to this Agreement that the Borrower and the Arrangers shall determine are reasonably necessary to conform the defined terms set forth in this Article 1 and the Financial Covenants so that the criteria for evaluating the matters contemplated by Sections 8.8, 8.9, 8.10 and 8.11 hereof are substantially the same criteria as were effective prior to such change in GAAP.  Unless otherwise expressly stated herein, all references to financial information and results of the Borrower shall be determined on a consolidated basis among the Borrower Parties, and all references to financial information and results of the MGM Operating Companies shall be determined on a consolidated basis among the MGM Operating Companies.

ARTICLE 2 - Loans.

Section 2.1 The Loans.  Subject to the terms and conditions of, and in reliance upon the representations and warranties made in, this Agreement and the other Loan Documents, the Lenders agree, severally in accordance with their respective Commitment Percentages and not jointly, to make Loans to the Borrower in an aggregate principal amount not to exceed, as of the Agreement Date after giving effect to any funding of the Incremental Term C Loans and any prepayment of the Term B Loans on such date, Eight Hundred Twenty-Four Million Five Hundred Sixty-Two Thousand Five Hundred Dollars and 00/100s ($824,562,500.00).

(a)                                  The Revolving Loans.  The Lenders that have issued a Revolving Loan Commitment agree, severally in accordance with their respective Revolving Commitment Percentages and not jointly, upon the terms and subject to the conditions of this Agreement, to lend and re-lend to the Borrower, on and after the Agreement Date, but prior to the Initial Maturity Date, amounts which, in the aggregate, together with the principal amount of any Swing Loans and any L/C Obligations outstanding at any time, do not exceed the Revolving Loan Commitment.  Subject to the terms and conditions hereof and prior to the Initial Maturity Date, Advances under the Revolving Loan Commitment may be repaid and reborrowed from time to time on a revolving basis or may be continued or converted pursuant to a Notice of Continuation/Conversion as provided in Section 2.2 hereof.

(b)                                 The Swing Loans.  Subject to the terms and conditions hereinafter set forth, including, without limitation, Section 2.8 hereof, the Swing Loan Lender, in its individual capacity, may in its sole discretion make revolving loans to the Borrower (each a “Swing Loan” and, collectively, the “Swing Loans”) from time to time on and after the Agreement Date, but prior to the Initial Maturity Date, for the purposes hereinafter set forth; provided, however, that (i) the aggregate amount of Swing Loans outstanding at any time shall not exceed the Swing Loan Committed Amount, and (ii) the sum of Revolving Loans, plus Swing Loans, plus L/C Obligations outstanding at any time shall not exceed the Revolving Loan Commitment.  Swing Loans hereunder may be repaid and reborrowed in accordance with the provisions hereof.

(c)                                  The Letters of Credit.  Each Issuing Bank agrees, upon the terms and subject to the conditions of this Agreement, to issue from time to time, on and after the Agreement Date, but prior to the Initial Maturity Date, for the account of the Borrower, Letters of Credit to such beneficiaries as shall be designated in writing by the Borrower to such Issuing Bank, up to the limit of the Letter of Credit Committed Amount.

(d)                                 The Term B Loans.  The Lenders that issued a Term B Loan Commitment on the Original Closing Date have made, during the period from and after the Original Closing Date to the Agreement Date, severally and in accordance with their respective Term B Commitment Percentages existing as of the Original Closing Date and not jointly, upon the terms and subject to the conditions of this Agreement,

Term B Loans to the Borrower (or to AMC, IFC and WE under the Prior AMC Loan Agreement, which Term B Loans have been assumed by the Borrower pursuant to this Agreement) in an aggregate amount equal to the Term B Loan Commitment.  After the Agreement Date, Advances under the Term B Loan Commitment may be continued or converted pursuant to a Notice of Conversion/Continuation as provided in Section 2.2 hereof; provided, however, there shall be no increase in the aggregate principal amount of the Term B Loans outstanding at any time after the Agreement Date.  Amounts repaid under the Term B Loan Commitment may not be reborrowed.

(e)                                  The Incremental Term C Loans.  The Lenders that have issued an Incremental Term C Loan Commitment, severally and in accordance with their respective Incremental Term C Commitment Percentages and not jointly, upon the terms and subject to the conditions of this Agreement, agree to lend to the Borrower on the Agreement Date an amount equal to the Incremental Term C Loan Commitment.  After the Agreement Date, Advances under the Incremental Term C Loan Commitment may be continued or converted pursuant to a Notice of Conversion/Continuation as provided in Section 2.2 hereof; provided, however, there shall be no increase in the aggregate principal amount of the Incremental Term C Loans outstanding at any time after the Agreement Date.  Amounts repaid under the Incremental Term C Loan Commitment may not be reborrowed.

(f)                                    Use of Proceeds.  The proceeds of the Loans (i) may be used solely (x) to make Acquisitions and Restricted Payments to the extent permitted under this Agreement and to make Permitted Investments, and (y) for working capital and other general corporate purposes of the Borrower Parties, and (ii) with respect to a portion of the proceeds of the Incremental Term C Loans, shall be used on the Agreement Date, to repay in full the outstanding principal amount of the Term B Loans.

Section 2.2 Manner of Borrowing and Disbursement.

(a)                                  Choice of Interest Rate, Etc.  Any Advance (i) under the Revolving Loan Commitment (except with respect to (A) Swing Loans and (B) Advances in respect of reimbursement of amounts advanced to beneficiaries under Letters of Credit, which Advances shall in all cases be Base Rate Advances initially) shall, at the option of the Borrower, be made as a Base Rate Advance or a Eurodollar Advance, (ii) under the Term B Loan Commitment shall, at the option of the Borrower, be made as a Base Rate Advance or a Eurodollar Advance, and (iii) under the Incremental Term C Loan Commitment (except with respect to any Advance of the Incremental Term C Loans on the Agreement Date, which Advance shall be made as a Base Rate Advance initially) shall, at the option of the Borrower, be made as a Base Rate Advance or a Eurodollar Advance; provided, however, that (A) if the Borrower fails to give the Administrative Agent telephonic notice specifying whether a Eurodollar Advance is to be repaid, continued or converted on a Payment Date, such Eurodollar Advance shall be converted to a Base Rate Advance on such Payment Date, and (B) the Borrower may not select a

Eurodollar Advance if, at the time of such selection, a Default or Event of Default has occurred and is continuing.  Eurodollar Advances shall in all cases be subject to Article 11 hereof.  Any notice given to the Administrative Agent in connection with a requested Advance hereunder shall be given to the Administrative Agent prior to 11:00 a.m. (New York time) in order for such Business Day to count toward the minimum number of Business Days required.

(b)                                 Base Rate Advances.

(i)                           Initial and Subsequent Advances.  The Borrower shall give the Administrative Agent in the case of Base Rate Advances, irrevocable notice not later than 11:00 a.m. (New York time) on the date of the requested Advance by telephone followed immediately by a Request for Advance.  Upon receipt of such notice from the Borrower, the Administrative Agent shall promptly notify each Lender by telephone or telecopy of the contents thereof.

(ii)                        Repayments and Conversions.  The Borrower may (A) repay or prepay a Base Rate Advance upon prior irrevocable telephonic notice to the Administrative Agent not later than 11:00 a.m. (New York time) on the date of repayment or prepayment, or (B) convert all or a portion of the principal amount of a Base Rate Advance to one or more Eurodollar Advances upon prior irrevocable written notice to the Administrative Agent not later than 11:00 a.m. (New York time) on the date three (3) Business Days prior to such conversion in the form of a Notice of Conversion/Continuation, or notice by telephone or telecopy followed immediately by a Notice of Conversion/Continuation.  On the date indicated by the Borrower, such Base Rate Advance shall be so repaid or, as applicable, converted.

(iii)                     Miscellaneous.  Notwithstanding any term or provision of this Agreement which may be construed to the contrary, each Base Rate Advance shall be in a principal amount of at least $1,000,000 and in integral multiples of $500,000 in excess thereof, or in the case of Advances of the Revolving Loans, the remaining amount of the Revolving Loan Commitment.

(c)                                  Eurodollar Advances.

(i)                           Initial and Subsequent Advances.  The Borrower shall give the Administrative Agent, in the case of Eurodollar Advances, irrevocable telephonic notice followed by a Request for Advance prior to 11:00 a.m. (New York time) on the date three (3) Business Days prior to the date of the requested Advance.  The Administrative Agent, whose determination shall be conclusive, shall determine the available Eurodollar Basis and shall notify the Borrower of such Eurodollar Basis.  The Borrower shall promptly notify the Administrative Agent by telecopy or by telephone, and shall immediately confirm any such telephonic notice in writing, of its selection of a Eurodollar Basis and a Eurodollar Advance Period for such Advance.  Upon receipt of such notice from the Borrower, the Administrative Agent shall promptly notify each Lender by telephone or telecopy of the contents thereof.

(ii)                        Repayments, Continuations and Conversions.  The Borrower shall give the Administrative Agent irrevocable written notice in the form of a Notice of Conversion/Continuation, or notice by telephone or telecopy followed immediately by a Notice of Conversion/Continuation, (A) not later than 11:00 a.m. (New York time) at least three (3) Business Days prior to each applicable Payment Date, specifying whether all or a portion of any Eurodollar Advance outstanding on such Payment Date is to be continued in whole or in part as a Eurodollar Advance, in which case such notice shall also specify the Eurodollar Advance Period which the Borrower shall have selected for such continued Eurodollar Advance, (B) not later than 11:00 a.m. (New York time) at least three (3) Business Days prior to each applicable Payment Date, specifying whether all or any portion of any Eurodollar Advance outstanding on such Payment Date, is to be converted in whole or in part to a Base Rate Advance, or (C) not later than 11:00 a.m. (New York time) on each applicable Payment Date, specifying whether all or any portion of any Eurodollar Advance outstanding on such Payment Date, is to be repaid and not continued or converted.  Upon such Payment Date, such Eurodollar Advance will, subject to the provisions hereof, be so repaid, continued or converted, as applicable.

(iii)                     Miscellaneous.  Notwithstanding any term or provision of this Agreement which may be construed to the contrary, each Eurodollar Advance shall be in a principal amount of at least $1,000,000 and in integral multiples of $500,000 in excess thereof, and at no time shall the aggregate number of all Eurodollar Advances exceed twelve (12).

(d)                                 Telephone Notice.  The failure by the Borrower to confirm any notice by telephone or telecopy with a Request for Advance or a Notice of Conversion/Continuation, as applicable, shall not invalidate any notice so given.  The Administrative Agent may rely upon telephonic instructions reasonably believed given by any Authorized Signatory of the Borrower and shall have no obligation to inquire into the propriety of any such instructions.

(e)                                  Notification of Lenders.  Upon receipt of a Request for Advance, or a Notice of Conversion/Continuation under this Section 2.2 from the Borrower, or a request by an Issuing Bank for reimbursement under Section 2.15 hereof, or a request or a deemed request by the Swing Loan Lender for repayment of any outstanding Swing Loans under Section 2.8(b) hereof, the Administrative Agent shall promptly notify each Lender by telephone or telecopy of the contents thereof and the amount of such Lender’s portion of the applicable Advance.  Each Lender shall, not later than 1:00 p.m. (New York time) on the date specified in such notice, make available to the Administrative Agent at the Administrative Agent’s Office, or at such account as the

Administrative Agent shall designate, the amount of its portion of the applicable Advance in immediately available funds.

(f)                                    Disbursement.  Prior to 3:00 p.m. (New York time) on the date of an Advance hereunder, the Administrative Agent shall, subject to the satisfaction of the conditions set forth in this Section 2.2 and in Article 4 hereof, disburse the amounts made available to the Administrative Agent by the Lenders in immediately available funds by (i) transferring the amounts so made available by wire transfer pursuant to the instructions of the Borrower, or (ii) in the absence of such instructions, crediting the amounts so made available to the account of the Borrower maintained with the Administrative Agent or an Affiliate of the Administrative Agent.  Unless the Administrative Agent shall have received notice from a Lender prior to 2:00 p.m. (New York time) on the date of any Advance that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of such Advance, and so long as notice has been given as provided in Section 2.2(e) hereof, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Advance and the Administrative Agent may, in its sole discretion and in reliance upon such assumption, make available to the Borrower on such date a corresponding amount.  If and to the extent such Lender shall not have so made such ratable portion available to the Administrative Agent, such Lender agrees to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at a rate equal to the daily average Federal Funds Rate for such period.  If such Lender shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Lender’s portion of the applicable Advance for purposes of this Agreement.  If such Lender does not repay such corresponding amount immediately upon the Administrative Agent’s demand therefor, the Administrative Agent shall notify the Borrower, and the Borrower shall immediately pay such corresponding amount to the Administrative Agent, together with all interest accrued thereon at the interest rate that would have applied to such Advance had such Lender funded its portion thereof.  The failure of any Lender to fund its portion of any Advance shall not relieve any other Lender of its obligation, if any, hereunder to fund its respective portion of the Advance on the date of such borrowing, but no Lender shall be responsible for any such failure of any other Lender.  In the event that, at any time when the Borrower is not in Default and has otherwise satisfied all of the conditions to funding set forth in this Agreement, a Lender for any reason fails or refuses to fund its portion of an Advance, then, until such time as such Lender has funded its portion of such Advance, or all other Lenders have received payment in full (whether by repayment or prepayment) of the principal and interest due in respect to such advance, such non-funding Lender shall (i) have no right to vote regarding any issue on which voting is required or advisable under this Agreement or any other Loan Document and the calculation of Majority Lenders and Super-Majority Lenders with respect solely to such votes shall be adjusted as if such non-funding Lender has no Commitments and no Loans outstanding, and (ii) be entitled to receive no payments of principal, interest or fees from the Borrower in respect of such Loans which such Lender failed to make.  Nothing in this subsection shall be deemed to prejudice any rights that the Borrower may have against any Lender as a result of any failure by such Lender to fund its portion of any Advance.

Section 2.3 Interest.

(a)                                  On Base Rate Advances.  Interest on each Base Rate Advance shall be computed on the basis of a year of 365/366 days when the Base Rate is determined by reference to the Prime Rate and on the basis of a year of 360 days when the Base Rate is determined by reference to the Federal Funds Rate, in each case for the actual number of days elapsed and shall be payable in arrears on the last Business Day of each calendar quarter during the term of this Agreement.  Interest on Base Rate Advances then outstanding shall also be due and payable on the date of any repayment made under Sections 2.5, 2.6 or 2.7 hereof and on the applicable Maturity Date.  Interest shall accrue and be payable on each Base Rate Advance at the simple per annum interest rate equal to the sum of (i) the Base Rate and (ii) the Applicable Margin in effect from time to time with respect to Base Rate Advances pursuant to Section 2.3(f) hereof.

(b)                                 On Eurodollar Advances.  Interest on each Eurodollar Advance shall be computed on the basis of a 360-day year for the actual number of days elapsed and shall be payable in arrears (i) on the applicable Payment Date for such Eurodollar Advance, and (ii) if the Eurodollar Advance Period for such Eurodollar Advance exceeds three (3) months, on each three (3) month anniversary of the making of such Eurodollar Advance.  Interest on Eurodollar Advances then outstanding shall also be due and payable on the date of any repayment made under Sections 2.5, 2.6 or 2.7 hereof and on the applicable Maturity Date.  Interest shall accrue and be payable on each Eurodollar Advance at the simple per annum interest rate equal to the sum of (A) the Eurodollar Basis applicable to such Eurodollar Advance and (B) the Applicable Margin in effect from time to time with respect to Eurodollar Advances pursuant to Section 2.3(f) hereof.

(c)                                  Interest if No Notice of Selection of Interest Rate.  If the Borrower fails to give the Administrative Agent timely notice of its selection of a Eurodollar Basis, or if for any reason a determination of a Eurodollar Basis for any Eurodollar Advance is not timely concluded, the Base Rate shall apply to such Advance and if the Borrower fails to elect to repay, continue or convert any Eurodollar Advance then outstanding prior to the last Payment Date applicable thereto in accordance with the provisions of Section 2.2 hereof, as applicable, the Base Rate shall apply to such Advance commencing on and after such Payment Date.

(d)                                 Interest Upon Default.  Upon the occurrence and during the continuance of an Event of Default, the Majority Lenders shall have the option (but shall not be required to give prior notice thereof to the Borrower, accelerate the maturity of the Loans or exercise any other rights or remedies hereunder in connection with the exercise of this right) to charge interest on the outstanding principal balance of the Loans at the Default Rate from the date of such Event of Default; provided, however, notwithstanding the foregoing, interest shall automatically accrue on the outstanding principal balance of the Loans at the Default Rate, without any action necessary on the part of the Majority Lenders or any other Person, from and after the occurrence of an Event of Default under any of Sections 9.1(b), (i) or (j) hereof.  Such interest shall be payable on the earlier of demand or the applicable Maturity Date, and shall accrue until the earlier of (i) waiver or cure (to the satisfaction of the Majority Lenders) of the applicable Event of Default, (ii) agreement by the Majority Lenders to rescind the charging of interest at the Default Rate, or (iii) payment in full of the Obligations.

(e)                                  Computation of Interest.  In computing interest on any Advance, the date of making the Advance shall be included and the date of payment shall be excluded; provided, however, that if an Advance is repaid on the date that it is made, one (1) day’s interest shall be due with respect to such Advance.

(f)                                    Applicable Margins.

(i)                           Advances Under the Revolving Loan Commitment.  With respect to any Advance under the Revolving Loan Commitment (except with respect to Swing Loans), the Applicable Margin shall be the interest rate margin, based upon the Total Leverage Ratio for the most recent calendar quarter end, expressed as a per annum rate of interest as follows:

If the Total Leverage:	Then the Eurodollar Applicable Margin shall be:	Then the Base Rate Applicable Margin shall be:
Greater than or equal to 2.25 to 1.00	3.25%	2.25%

Less than 2.25 to 1.00	3.00%	2.00%

Any increase in the Applicable Margin shall take effect on the second (2nd) Business Day after the performance certificate is required to be provided pursuant to Section 7.3 hereof.  Any decrease in the Applicable Margin shall take effect on the later of (I) the second (2nd) Business Day after the performance certificate is required to be provided pursuant to Section 7.3 hereof and (II) the date on which the performance certificate is actually provided pursuant to Section 7.3 hereof.

(ii)                        Advances of the Term B Loans.  With respect to any Advance of the Term B Loans, the Applicable Margin shall be (A) 3.50% per annum with respect to any Eurodollar Advance and (B) 2.50% per annum with respect to any Base Rate Advance.

(iii)                     Advances of the Incremental Term C Loans.  With respect to any Advance of the Incremental Term C Loans, the Applicable Margin shall be (A) 2.25% per annum with respect to any Eurodollar Advance and (B) 1.25% per annum with respect to any Base Rate Advance.

Section 2.4 Fees.

(a)                                  Commitment Fee.  The Borrower agrees to pay to the Administrative Agent on behalf of the Lenders, in accordance with their respective Revolving Commitment Percentages, a commitment fee on the Available Revolving Loan Commitment for each day from (and including) the Agreement Date to the Initial Maturity Date, at a rate of (i) in the event that the Unused Percentage shall be greater than or equal to fifty percent (50%), three-quarters of one percent (0.750%) per annum and (ii) in the event that the Unused Percentage shall be less than fifty percent (50%), one-half of one percent (0.50%) per annum.  Such commitment fees shall be computed on the basis of a year of 365/366 days for the actual number of days elapsed, shall be payable quarterly in arrears on the last Business Day of each quarter, and continuing on the last Business Day of each successive quarter and on the Initial Maturity Date, and shall be fully earned when due and nonrefundable when paid.

(b)                                 Letter of Credit Fee.  The Borrower shall pay to the Administrative Agent, for the account of the Lenders, on the last Business Day of each calendar quarter for the calendar quarter then ending (adding any fee applicable to dates during such calendar quarter falling after the last Business Day of such calendar quarter to the fee payable for the immediately succeeding calendar quarter), a fee equal to the product of (i) the Applicable Margin then in effect with respect to Eurodollar Advances of the Revolving Loans, multiplied by (ii) the face amount of each Letter of Credit outstanding during such calendar quarter for such Letter of Credit’s duration for such calendar quarter, computed on the basis of a year of 365/366 days for the actual number of days elapsed.  The Administrative Agent shall remit such fee promptly following receipt to each Lender in accordance with such Lender’s Revolving Commitment Percentage.

(c)                                  Issuing Bank Fee.  The Borrower shall pay to each Issuing Bank, for its own account, an issuing bank fee equal to 0.125% of the face amount of each Letter of Credit issued by such Issuing Bank hereunder, on the last Business Day of each calendar quarter for the calendar quarter then ending, for each calendar quarter in which such Letter of Credit is outstanding.  The foregoing fee shall be fully earned when due and nonrefundable when paid.  In the event of any inconsistency between the terms of this Agreement and the terms of any letter of credit reimbursement agreements or indemnification agreements between the Borrower and any Issuing Bank with respect to the Letters of Credit issued by such Issuing Bank hereunder, the terms of this Agreement shall control.

Section 2.5 Optional Prepayments and Reductions.

(a)                                  Prepayment of Advances under the Revolving Loan Commitment.  The principal amount of any Base Rate Advance under the Revolving Loan Commitment may be prepaid in full or in part at any time, without penalty, upon prior written notice prior to 11:00 a.m. (New York time) to the Administrative Agent on the date of such prepayment, and the principal amount of any Eurodollar Advance under the Revolving Loan Commitment may be prepaid prior to the applicable Payment Date, upon telephonic notice to the Administrative Agent (promptly confirmed in writing) prior to 11:00 a.m. (New York time) on the date three (3) Business Days prior thereto, provided that the Borrower shall reimburse the Lenders and the other Credit Parties, on the earlier of demand or the Initial Maturity Date, for any loss or out-of-pocket expense incurred by the Lenders or the other Credit Parties in connection with such prepayment as set forth in Section 2.11 hereof.  Each notice of prepayment shall be irrevocable.  Partial prepayments shall be in a principal amount of not less than $500,000 or an integral multiple of $100,000 in excess thereof.  Upon receipt of any notice of prepayment, the Administrative Agent shall promptly notify each Lender of the contents thereof by telephone or telecopy and of such Lender’s portion of the prepayment.

(b)                                 Permanent Prepayments and Reductions.

(i)                           Terms of Prepayments or Reductions.  Optional permanent prepayments of principal of the Term Loans, and permanent reductions of the Revolving Loan Commitment hereunder, may be made by the Borrower, at any time and from time to time, following irrevocable written notice to the Administrative Agent prior to 11:00 a.m. (New York time) on the date three (3) Business Days prior thereto, without premium or penalty, on a pro rata basis among the Lenders, provided that the Borrower shall reimburse the Lenders and the other Credit Parties, on the earlier of demand or the applicable Maturity Date, for any loss or out-of-pocket expense incurred by the Lenders or the other Credit Parties in connection with such reduction as set forth in Section 2.11 hereof; provided, however, that the irrevocable written notice to the Administrative Agent with respect to any voluntary prepayments of the Term B Loans made with the proceeds of Advances of the Incremental Term C Loans on the Agreement Date may be made without regard to the three (3) Business Days notice period set forth in this sentence.  Each notice of prepayment or reduction shall be irrevocable.  Partial prepayments and reductions shall be in a principal amount of not less than $500,000 or an integral multiple of $100,000 in excess thereof.  Upon receipt of any notice of prepayment or reduction, the Administrative Agent shall promptly notify each Lender of the contents thereof by telephone or telecopy and of such Lender’s portion of the prepayment or reduction, as applicable.

(ii)                        Application of Payments or Reductions.

(A)                              In the event that the Borrower shall make a prepayment of the Term Loans (other than any prepayment of the Term B Loans made with the proceeds of Advances of the Incremental Term C Loans on the Agreement

Date), such prepayment shall be applied to permanently reduce, on a pro rata basis, the Term B Loans and the Incremental Term C Loans.  Each such reduction allocated to the Term B Loans shall be applied to reduce, in the inverse order of maturity, the remaining scheduled installments of principal due under the Term B Loans as set forth in Section 2.7(b) hereof.  Each such reduction allocated to the Incremental Term C Loans shall be applied to reduce, in the inverse order of maturity, the remaining scheduled installments of principal due under the Incremental Term C Loans as set forth in Section 2.7(c) hereof.  Any prepayment of the Term B Loans made with the proceeds of Advances of the Incremental Term C Loans on the Agreement Date shall be applied to permanently reduce the Term B Loans and shall be applied to reduce, on a pro rata basis, the remaining scheduled installments of principal due under the Term B Loans as set forth in Section 2.7(b) hereof.  Each prepayment hereunder shall also be made together with accrued interest on the amount so prepaid.

(B)                                As of the date of cancellation or reduction set forth in any notice thereof, the Revolving Loan Commitment shall be permanently reduced to the amounts stated in the Borrower’s notice for all purposes herein, and the Borrower shall pay to the Administrative Agent, for the benefit of the Lenders, the amount necessary to reduce the principal amount of the Revolving Loans then outstanding to not more than the amount equal to the result of (I) the Available Revolving Commitment as so reduced, less (II) the aggregate principal amount of Swing Loans then outstanding, together with the accrued interest the amount so prepaid and the commitment fee set forth in Section 2.4(a) hereof accrued through the date of the reduction with respect to the amount reduced.

(C)                                In connection with any such permanent repayment, the Borrower shall reimburse the Administrative Agent and the Lenders, on demand, for any loss or out-of-pocket expense actually incurred by any of them in connection with such repayment of any Eurodollar Advances as set forth in Section 2.11 hereof.  Upon receipt of any notice of prepayment or reduction, the Administrative Agent shall promptly notify each Lender of the contents thereof by telephone or telecopy and of such Lender’s portion of the prepayment or the reduction, as applicable.

Section 2.6 Mandatory Commitment Reductions and Prepayments.  In addition to the reductions provided for in Section 2.7 hereof, the Borrower shall, if required pursuant to this Section 2.6, permanently prepay the Loans as follows:

(a)                                  Issuance of Equity.  If the Borrower shall issue any stock or other equity interests for cash to any Person other than CVC or CSC Holdings, the Borrower shall apply, on the date of its receipt thereof, one hundred percent (100%) of the Net Cash Proceeds received by the Borrower in connection with such issuance to prepay the Loans as set forth in Section 2.6(d) hereof.  In the event that any FUSE Company shall issue additional stock or equity interests, and the Guaranty of the Obligations from such FUSE Company and the Administrative Agent’s Lien on the property and assets of such FUSE Company shall be released pursuant to Section 6.14 hereof, the Borrower shall make a prepayment of the Loans, promptly following such issuance and as set forth in Section 2.6(d) hereof, in an amount equal to fifty percent (50%) of the aggregate value of all consideration (cash and non-cash) received by such FUSE Company in connection with such issuance.

(b)                                 Issuance of Public Debt.  If the Borrower shall conduct any issuance of Indebtedness For Money Borrowed (other than in connection with any Authorized Debt Issuance, any obligations under Interest Hedge Agreements or any Incremental Facility Indebtedness), such issuance shall be only in exchange for cash and the Borrower shall apply, on the date of its receipt thereof, one hundred percent (100%) of the Net Cash Proceeds received by the Borrower in connection with such issuance to prepay the Loans as set forth in Section 2.6(d) hereof.

(c)                                  Disposition of Assets.  If (i) any Borrower Party shall sell, transfer or otherwise dispose of any assets (including, without limitation, any assets constituting capital stock, partnership interests or other equity interests (other than any equity interests in the FUSE Companies)) or (ii) RRH I or RRH II shall sell, transfer or otherwise dispose of any assets constituting capital stock, partnership interests or other equity interests in RRH, in each case for cash and except as any such sale, transfer or other disposition shall be permitted or approved under Section 8.5 hereof, the Borrower shall apply, on the date of its receipt thereof, one hundred percent (100%) of the Net Cash Proceeds received by any such Company in connection with such sale, transfer or other disposition to prepay the Loans as set forth in Section 2.6(d) hereof.  If any Borrower Party shall sell, transfer or otherwise dispose of any stock or other equity interests in any FUSE Company, and the Guarantee of such FUSE Company and the Administrative Agent’s Lien on the property and assets of such FUSE Company shall be released pursuant to Section 6.14 hereof, the Borrower shall make a prepayment of the Loans, promptly following such sale, transfer or other disposition and as set forth in Section 2.6(d) hereof, in an amount equal to fifty percent (50%) of the aggregate value of all consideration (cash and non-cash) received by such Borrower Party in connection with such sale, transfer or other disposition.

(d)                                 Application of Payments.  The amount of any prepayment of the Loans required to be made pursuant to this Section 2.6 (other than any such prepayment required in the event of the issuance of additional equity interests, or the sale, transfer or other disposition of any equity interests, in any FUSE Company) shall be applied as follows:  (i) first, to permanently reduce, on a pro rata basis, the outstanding principal amount of the Term B Loans and the Incremental Term C Loans, in each case with the amount allocated to the Term B Loans being applied to reduce, in the inverse order of maturity, the remaining scheduled installments of principal due under the Term B Loans as set forth in Section 2.7(b) hereof, and the amount allocated to the Incremental Term C Loans being applied to reduce, in the inverse order of maturity, the remaining scheduled installments of principal due under the Incremental Term C Loans as set forth in Section 2.7(c) hereof, and (ii) thereafter, to prepay the outstanding principal amount of the Revolving Loans, with a corresponding permanent reduction in the amount of the Revolving Loan Commitment in the inverse order of scheduled reductions.  The amount of any prepayment of the Loans required to be made pursuant to this Section 2.6 in the event of the issuance of additional equity interests, or the sale, transfer or other disposition of any equity interests, in any FUSE Company shall be applied, on a pro rata basis, to permanently reduce (A) the outstanding principal amount of the Term B Loans in the inverse order of maturity, (B) the outstanding principal amount of the Incremental Term C Loans in the inverse order of maturity, and (C) the amount of the Revolving Loan Commitment in the inverse order of scheduled reductions, with a corresponding prepayment of the outstanding principal amount of the Revolving Loans then outstanding.  Notwithstanding anything to the contrary contained herein, (x) no prepayments of the Revolving Loans, and corresponding reductions of the Revolving Loan Commitment, made pursuant to this Section 2.6 in connection with any sale, transfer or other disposition, or any issuance of equity interests, in each case related to the FUSE Companies, shall cause the amount of the Revolving Loan Commitment to be less than $140,000,000, and (y) if an Event of Default has occurred and is continuing at the time of any prepayment required to be made pursuant to this Section 2.6, the amount of such prepayment shall be applied to prepay, on a pro rata basis, the Term B Loans, the Incremental Term C Loans and the Revolving Loans, without regard to the maximum reduction amount in the Revolving Loan Commitment described in the foregoing clause (x).  Accrued interest and fees on the principal amount of the Loans being prepaid and the Commitments being reduced pursuant to this Section 2.6 to the date of such prepayment or reduction shall be paid by the Borrower concurrently with such reduction and prepayment.  In connection with any mandatory repayment due under this Section 2.6, the Borrower shall reimburse the Administrative Agent and the Lenders, on demand, for any loss or out-of-pocket expense actually incurred by any of them in connection with such repayment of any Eurodollar Advances as set forth in Section 2.11 hereof.  Notwithstanding the foregoing, the holders of the Term B Loans and the holders of the Incremental Term C Loans each shall have the right to decline any mandatory partial prepayment of the Term B Loans or the Incremental Term C Loans, as applicable, in which case the amount of such prepayment shall be applied to prepay the Revolving Loans, with a corresponding permanent reduction in the Revolving Loan Commitment, in the manner set forth above.

Section 2.7 Repayment.  The Borrower hereby promises to pay the Obligations (including principal, interest, fees, costs, and expenses) in Dollars in full to the Lenders as follows and as and when otherwise due and payable under the terms of this Agreement and the other Loan Documents:

(a)                                  Revolving Loan Commitment.  Commencing on June 30, 2005, the Revolving Loan Commitment shall be reduced automatically and permanently on the last Business Day of each quarter and on the Initial Maturity Date (which reduction shall be inclusive of any reduction pursuant to Section 2.5 hereof during such quarter) as set forth below:

Quarters Ended	Amount of Quarterly Reduction (which shall include any reductions made during such quarter pursuant to Section 2.5)
June 30, 2005 through March 31, 2006	$2,500,000

June 30, 2006 through March 31, 2007	$20,000,000

June 30, 2007 through Initial Maturity Date	$27,500,000

As of the date of each reduction of the Revolving Loan Commitment as set forth above, the Borrower shall pay to the Administrative Agent, for the benefit of the Lenders, the amount necessary to reduce the principal amount of the Revolving Loans, plus Swing Loans, plus L/C Obligations, then outstanding to not more than the amount of the Revolving Loan Commitment as so reduced, together with accrued interest on the amount so prepaid and the commitment fee set forth in Section 2.4(a) hereof accrued through the date of the reduction with respect to the amount reduced.  Any unpaid principal and accrued interest of the Revolving Loans and the Swing Loans and any other outstanding Obligations in respect of the Revolving Loan Commitment shall be due and payable in full on the Initial Maturity Date.

(b)                                 Term B Loans.  Commencing on December 31, 2003, and at the end of each calendar quarter thereafter, the principal balance of the Term B Loans then outstanding shall be repaid as set forth below:

Quarters Ended	Amount of Quarterly Repayment (which shall include any repayments made during such quarter pursuant to Section 2.5)
December 31, 2003 through June 30, 2008	$437,500

September 30, 2008 through December 31, 2008	$55,416,666

Final Maturity Date	$55,416,668

Any unpaid principal and accrued interest of the Term B Loans and any other outstanding Obligations (other than any outstanding Obligations under any of the Incremental Facility Commitments) shall be due and payable in full on the Final Maturity Date.

(c)                                  Incremental Facility Loans.

(i)                           Incremental Term C Loans.  Commencing on December 31, 2003, and at the end of each calendar quarter thereafter, the principal balance of the Incremental Term C Loans then outstanding shall be repaid as set forth below:

Quarters Ended	Amount of Quarterly Repayment (which shall include any repayments made during such quarter pursuant to Section 2.5)
December 31, 2003 through June 30, 2008	$1,562,500

September 30, 2008 through December 31, 2008	$196,401,666

Final Maturity Date	$202,071,668

Any unpaid principal and accrued interest of the Incremental Term C Loans and any other outstanding Obligations (other than any outstanding Obligations under any of the other Incremental Facility Commitments) shall be due and payable in full on the Final Maturity Date.

(ii)                        Other Incremental Facility Loans.  Any unpaid principal and interest of the Incremental Facility Loans (other than any Incremental Term C Loans) and any other outstanding Obligations under any of the Incremental Facility Commitments (other than the Incremental Term C Loan Commitment) shall be due and payable in full on the Incremental Facility Maturity Date applicable thereto.

(d)                                 Overadvances.  In addition to the foregoing, if, at any time, the amount of the Revolving Loans, plus Swing Loans, plus L/C Obligations, then outstanding shall exceed the Revolving Loan Commitment, the Borrower shall immediately make a repayment of principal in an amount equal to such excess, which repayment shall be applied to the Revolving Loans and the Swing Loans as set forth in Section 2.12 hereof.

(e)                                  Letter of Credit Advances and Swing Loans.  All Base Rate Advances made pursuant to draws under Letters of Credit and all Swing Loans shall be deemed to be Advances under the Revolving Loan Commitment and shall be due and payable on the Initial Maturity Date.

Section 2.8 Swing Loans.

(a)                                  Swing Loan Advances.

(i)                           Notices; Disbursement.  Whenever the Borrower desires an Advance of the Swing Loans hereunder it shall give irrevocable notice to the Swing Loan Lender not later than 1:00 p.m. (New York time) on the date of the requested Advance by telephone, followed immediately by a confirmation of such request in writing in the form of Exhibit R hereto (a “Swing Loan Request”).  Subject to satisfaction of the conditions set forth herein, the Swing Loan Lender shall initiate the transfer of funds representing such Advance to the Borrower by 3:00 p.m. (New York time) on the Business Day specified by the Borrower in the applicable Swing Loan Request.

(ii)                        Minimum Amounts.  Each Advance of the Swing Loans shall be in a minimum principal amount of $500,000 and integral multiples of $250,000, in excess thereof.

(b)                                 Repayment of Swing Loans.  Each Advance of the Swing Loans shall be due and payable on the earliest of (i) seven (7) days from the date of such Advance, (ii) the date of the next Advance of the Revolving Loans, or (iii) the Initial Maturity Date; provided, however, the Borrower may prepay any Swing Loan Advance prior to the date it is due upon notice to the Swing Loan Lender not later than 1:00 p.m. (New York time) on the date of prepayment of such Advance.  If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to such date on the amount prepaid.  If, and to the extent, any Swing Loans shall be outstanding on the date of any Advance of the Revolving Loans, such Swing Loans shall be repaid from the proceeds of such Advance of the Revolving Loans prior to any distribution of such proceeds to the Borrower.  If, and to the extent, an Advance of the Revolving Loans is not requested prior to earlier of (A) the Initial Maturity Date or (B) the last day of any such seven (7) day period from the date of any Advance of the Swing Loans, the Borrower shall be deemed to have requested a Base Rate Loan on the Business Day immediately preceding the Initial Maturity Date or the last day of such seven (7) day period, as applicable, in the amount of the Swing Loans then outstanding, the proceeds of which shall be used to repay the Swing Loan Lender for such Swing Loans.  In addition, the Swing Loan Lender may, at any time, in its sole discretion by written notice to the Borrower and the Administrative Agent, require repayment of its Swing Loans by way of a Revolving Loan, in which case the Borrower shall be deemed to have requested a Base Rate Advance of the Revolving Loans in the amount of such Swing Loans; provided, however, that any such demand shall be deemed to have been given one (1) Business Day prior to the Initial Maturity Date and upon the occurrence of any Event of Default described in Section 9.1(i) or 9.1(j) hereof and also upon acceleration of the Obligations, whether on account of an Event of Default described in Section 9.1(i) or 9.1(j) hereof or any other Event of Default, in accordance with the provisions of Section 9.2 hereof following an Event of Default (each such Revolving Loan made on account of any such deemed request therefor as provided herein being hereinafter referred to as a “Mandatory Borrowing”).  Each Lender hereby irrevocably agrees to make its Revolving Commitment Percentage of such Revolving Loans promptly upon any such request or deemed request on account of each Mandatory Borrowing in the amount and in the manner specified in the preceding sentence and on the same such date, notwithstanding (I) the amount of Mandatory Borrowing may not comply with the minimum amount for advances of Revolving Loans otherwise required hereunder, (II) whether any conditions specified in Article 4 are then satisfied, (III) whether a Default or an Event of Default then exists, (IV) failure for any such request or deemed request for Revolving Loans to be made by the time otherwise required in Section 2.2, (V) the date of such Mandatory Borrowing, or (VI) any reduction in the Revolving Loan Commitment or termination of the Revolving Loan Commitment relating thereto immediately prior to such Mandatory Borrowing or contemporaneously therewith; provided, however, that no Lender shall be required to make such Revolving Loans if, at the time that the Swing Loan Lender agreed to fund any Swing Loan Request, the Swing Loan Lender had knowledge of the existence of an Event of Default or such Mandatory Borrowing would cause a Lender to exceed its Revolving Loan Commitment.  In the event that any Mandatory Borrowing cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of any Insolvency Proceeding with respect to the Borrower or any other obligor hereunder), then each Lender hereby agrees that it shall forthwith purchase (as of the date the Mandatory Borrowing would otherwise have occurred, but adjusted for any payments received from the Borrower on or after such date and prior to such purchase) from the Swing Loan Lender such participations in the outstanding Swing Loans as shall be necessary to cause each such Lender to share in such Swing Loans ratably based upon its respective Revolving Commitment Percentage (determined before giving effect to any termination of the Revolving Loan Commitment pursuant to Section 9.2), provided that (A) all interest payable on the Swing Loans shall be for the account of the Swing Loan Lender until the date as of which the respective participation is purchased, and (B) at the time any purchase of participations pursuant to this sentence is actually made, the purchasing Lender shall be required to pay (to the extent not paid by the Borrower) to the Swing Loan Lender interest on the principal amount of participation purchased for each day from and including the day upon which the Mandatory Borrowing would otherwise have occurred but excluding the date of payment for such participation, at the rate equal to, if paid within two (2) Business Days of the date of the Mandatory Borrowing, the Federal Funds Rate, and thereafter at a rate equal to the Base Rate.

(c)                                  Interest on Swing Loans.  Swing Loans shall bear interest at the simple per annum interest rate equal to the sum of (x) the Base Rate and (y) the Applicable Margin then in effect with respect to Base Rate Advances of the Revolving Loans, computed on the basis of a year of 365/366 days when the Base Rate is determined by reference to the Prime Rate and on the basis of a year of 360 days when the Base Rate is determined by reference to the Federal Funds Rate, in each case for the actual number of days elapsed; provided, however, that (i) from and after any failure to make any payment of principal or interest in respect of any of the Loans hereunder when due (after giving effect to any applicable grace period), whether at scheduled or accelerated maturity or on account of any mandatory prepayment or (ii) while any Swing Loans in which the Lenders have acquired participations pursuant to Section 2.8(b) hereof remain outstanding, the principal of and, to the extent permitted by law, interest on, Swing Loans shall bear interest, payable on demand, at the Default Rate.  Interest on each Swing Loan shall be payable in arrears on the date payment of such Swing Loan is due pursuant to Section 2.8(b) hereof.

(d)                                 Reporting.  Unless the Swing Loan Lender is the Administrative Agent, the Swing Loan Lender shall provide to the Administrative Agent, on Friday of each week and on each date the Administrative Agent notifies the Swing Loan Lender that the Borrower has made a Request for Advance or the Administrative Agent otherwise requests the same, an accounting for the outstanding Swing Loans in form reasonably satisfactory to the Administrative Agent.

(e)                                  Termination of Swing Loans; Designation of Swing Loan Lender.  Unless a Default or an Event of Default then exists, the Swing Loan Lender shall give the Borrower and the Administrative Agent at least seven (7) days prior written notice before exercising its discretion herein not to make Swing Loans.  The Borrower must give ten (10) days prior written notice to the Administrative Agent of any change in designation of the Swing Loan Lender.   The replaced Swing Loan Lender shall continue to be a “Swing Loan Lender” for purposes of repayment of any Swing Loans made prior to such replacement and outstanding after such replacement.

Section 2.9 Notes; Loan Accounts.

(a)                                  The Loans shall be repayable in accordance with the terms and provisions set forth herein.  Upon the request of any Lender, (i) a Revolving Note shall be issued by the Borrower to the order of such Lender in accordance with such Lender’s Revolving Commitment Percentage, (ii) a Term B Note shall be issued by the Borrower to the order of such Lender in accordance with such Lender’s Term B Commitment Percentage, and (iii) an Incremental Term C Note shall be issued by the Borrower to the order of such Lender in accordance with such Lender’s Incremental Term C Commitment Percentage.  The Swing Loans shall be evidenced by the Swing Loan Note, which Swing Loan Note shall be issued by the Borrower and payable to the order of the Swing Loan Lender in the amount of the Swing Loan Committed Amount.  If applicable, an Incremental Facility Loan Note shall be issued by the Borrower to the order of any Incremental Facility Lender in accordance with its pro rata share of the Incremental Facility Commitments (other than such Lender’s Incremental Term C Loan

Commitment).  Any Notes issued by the Borrower shall be duly executed and delivered by one or more Authorized Signatories of the Borrower

(b)                                 Each Lender may open and maintain on its books in the name of the Borrower a loan account with respect to the Loans and interest thereon.  Each Lender which opens such loan account or accounts shall debit the applicable loan account for the principal amount of each Advance made by it and accrued interest thereon, and shall credit such loan account for each payment on account of principal of or interest on the Loans.  The records of each Lender with respect to the loan accounts maintained by it shall be prima facie evidence of the Loans and accrued interest thereon, but the failure to maintain such records shall not impair the obligation of the Borrower to repay Indebtedness hereunder.

(c)                                  Each Advance of the Revolving Loans from the Lenders (other than the Swing Loan Lender) under this Agreement shall be made pro rata by the Lenders on the basis of their respective Revolving Commitment Percentages.

Section 2.10                                Manner of Payment.

(a)                                  Each payment (including any prepayment) by the Borrower on account of the principal of or interest on the Loans, commitment fees, and any other amount owed to the Lenders and the Administrative Agent under this Agreement or the other Loan Documents shall be made not later than 2:00 p.m. (New York time) on the date specified for payment under this Agreement or such other Loan Document to the Administrative Agent to an account designated by the Administrative Agent for the account of the Lenders or the Administrative Agent, as the case may be, in lawful money of the United States of America in immediately available funds.  Any payment received by the Administrative Agent after 2:00 p.m. (New York time) shall be deemed received on the next Business Day for purposes of interest and fee accrual.  In the case of a payment for the account of a Lender, the Administrative Agent will promptly thereafter distribute the amount so received in like funds to such Lender.  If the Administrative Agent shall not have received any payment from the Borrower as and when due, the Administrative Agent will promptly notify the Lenders accordingly.

(b)                                 If any payment under this Agreement or otherwise in respect of the Loans shall be specified to be made upon a day which is not a Business Day, it shall be made on the next succeeding day which is a Business Day, and such extension of time shall in such case be included in computing interest and fees, if any, in connection with such payment.

(c)                                  Except as otherwise provided below, any and all payments by the Borrower to the Administrative Agent or any other Credit Party under this Agreement or otherwise in respect of the Loans shall be made without set-off or counterclaim or deduction whatsoever.

(i)                           Unless otherwise required by Applicable Law, any and all payments by the Borrower to the Administrative Agent and the other Credit Parties, or any of them, under this Agreement or otherwise in respect of the Loans shall be made without any deduction or withholding for present or future income, excise, stamp or franchise taxes and other taxes, fees, duties, withholdings or other charges of any nature whatsoever imposed by any taxing authority, excluding, however, franchise, withholding, branch or other similar Taxes, duties, fees or charges imposed on or measured by any Credit Party’s net income or receipts (such non-excluded items being called “Taxes”).

(ii)                        If the Borrower shall be required by Applicable Law to deduct any Taxes from or in respect of any amounts payable hereunder or otherwise in respect of the Loans to the Administrative Agent or any other Credit Party, (A) except as otherwise provided in this Section, the sum payable shall be increased (“Additional Amounts”) as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.10(c)), the Administrative Agent or such other Credit Party, as the case may be, receives an amount equal to the sum it would have received had no deductions been made, (B) the Borrower shall make such deductions, and (C) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with Applicable Law.  Moreover, if any Taxes (which for purposes of this sentence shall include taxes and charges imposed on or measured by net income or receipts of any Credit Party by any jurisdiction to the extent imposed on Additional Amounts) are directly asserted against any Credit Party with respect to any payment received by such Credit Party hereunder, such Credit Party may pay such Taxes, and, except as otherwise provided in this Section, the Borrower will promptly pay such additional amount (including any penalties, interest or expenses) as is necessary in order that the net amount received and retained by such Credit Party after the payment of such Taxes (including any Taxes on such additional amount) shall equal the amount such Credit Party would have received and retained had no such Taxes been asserted; provided, however, such Credit Party shall give written notice to the Borrower, accompanied by, to the extent provided by the relevant taxing authority, a calculation in reasonable detail of the amount demanded and evidence of the Taxes imposed on such Credit Party, after such Credit Party has actual knowledge of the imposition of any Taxes.  Where notice is not given to the Borrower within forty-five (45) days after the Credit Party receives written notice of the assertion of Taxes and the Borrower does not otherwise have notice of such assertion, the Borrower shall not be required to pay penalties, additions to taxes, expenses, and interest accruing on such Taxes from the date forty-five (45) days after the receipt by the Credit Party of written notice of the assertion of such Taxes until the date that the Borrower receives such notice.  The Borrower shall furnish to such Credit Party within forty-five (45) days (or as soon thereafter as available) after the date the payment of any Taxes is due pursuant to Applicable Law true and correct copies of tax receipts evidencing payment by the Borrower.  Except as otherwise provided in this Section, if the Borrower fails to pay any Taxes that it is required to pay pursuant to the terms of this

Agreement when due to the appropriate taxing authority or fails to remit to any of the Credit Parties the required receipts or other required documentary evidence, the Borrower shall indemnify the Credit Parties for any incremental Taxes, interest or penalties that may become payable by the Credit Parties primarily as a result of any such failure.

(iii)                     Each Lender that is not a United States person within the meaning of Section 7701 of the Code (a “Foreign Lender”) shall deliver to the Borrower and the Administrative Agent, no later than the date hereof (or if such Foreign Lender becomes a party to this Agreement (whether by assignment or otherwise) after the date hereof, the date upon which such Foreign Lender becomes a party hereto), (A) two (2) complete, duly executed original IRS Forms W-8ECI or IRS Forms W-8BEN, or any successors thereto, establishing that such Foreign Lender is on the date of delivery thereof entitled to receive any and all payments from the Borrower under this Agreement or otherwise in respect of the Loans free from withholding of United States federal income tax or (B) in the case of such Foreign Lender that is not legally entitled to deliver either form listed in clause (b)(iii)(A), (I) a certificate of a duly authorized officer of such Foreign Lender to the effect that such Foreign Lender is not (x) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (y) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code or (z) a controlled foreign corporation receiving interest from a related person within the meaning of Section 881(c)(3)(C) of the Code (such certificate, an “Exemption Certificate”) and (II) two (2) duly completed copies of Internal Revenue Service Form W-8BEN or successor applicable form, certifying that such Foreign Lender is entitled to an exemption from United States federal withholding tax on payments of interest.  Each Foreign Lender shall, from time to time, deliver updated or corrected IRS Forms W-8ECI, IRS Forms W-8BEN or Exemption Certificates, or any successors thereto, to the Borrower and the Administrative Agent to the extent and in the manner required under United States federal tax law.  The Borrower shall not be required to pay any Additional Amounts under Section 2.10(c)(ii) hereof to a Foreign Lender if such Foreign Lender (I) fails to comply with the requirements of this Section 2.10(c)(iii) hereof or, (II) fails to qualify for a complete reduction or exemption of United States federal tax withholding for any reason other than a change in the United States federal tax law, or the official interpretation thereof, in each case, after the delivery of IRS Forms W-8ECI, IRS Forms W-8BEN or an Exemption Certificate, or any successors thereto, or (III) is treated as a “conduit entity” within the meaning of U.S. Treasury Regulations Section 1.881-3 or any successor provision.  Notwithstanding the foregoing, if at the date of an assignment pursuant to which a Foreign Lender becomes a party to this Agreement, the assignor was entitled to payments under Section 2.10(c)(ii) hereof, then, to such extent, the assignee, shall not be required to deliver IRS Forms W-8ECI, IRS Forms W-8BEN or an Exemption Certificate, or any successors thereto, establishing a withholding rate for such Foreign Lender that is less than the rate the assignor was subject to, and the assignee shall be entitled to receive Additional Amounts to such extent the assignor was so entitled.

(iv)                    Each of the Credit Parties agrees that it will, to the extent reasonable and without material cost or risk to it, (A) take all actions reasonably requested by the Borrower to maintain all exemptions, if any, available to it from United States federal withholding taxes (whether available by treaty, statute, or existing administrative waiver) and (B) otherwise cooperate with the Borrower to minimize any amounts payable by the Borrower under this Section 2.10(c), including the contest of any asserted tax liability.

(v)                       Any Credit Party that becomes aware that it is entitled to receive a refund (whether by way of a direct payment or by offset) in respect of Additional Amounts paid by the Borrower, which refund, would reasonably be considered allocable to or resulting from such payment or indemnification made pursuant to this Section 2.10, shall promptly notify the Borrower of the availability of such refund and shall, within thirty (30) days after the receipt of a request from the Borrower, apply for such refund with the Borrower being responsible for any incremental costs associated with such refund request; provided, however, that (A) the Borrower shall not be entitled to any damages as a result of the failure of such Credit Party to so notify the Borrower of the availability of such refund and (B) the Borrower shall not have the right to examine the books or records of any Credit Party.  If any Credit Party receives any such refund (as described in the preceding sentence), it shall promptly repay the amount of such refund (together with any interest received thereon) to the Borrower; provided, however, that the Borrower, upon the request of the applicable Credit Party, shall repay the amount paid over to the Borrower in the event such Credit Party is required to repay such refund to the applicable authority.

(vi)                    If the Borrower is or becomes required to pay any Additional Amounts to a Credit Party pursuant to this Section 2.10, the Borrower shall have the right, upon notice to the Administrative Agent and such Credit Party to (A) prepay without penalty, on a non-pro rata basis, all or any portion of a Loan held by such Credit Party plus all interest and Additional Amounts owing to such Credit Party as of the date of such prepayment, (B) require such Credit Party to use reasonable efforts to designate a different lending office for funding or booking its Loan under this Agreement or to assign its rights and obligations under this Agreement to another of its offices, branches or affiliates, or (C) require such Credit Party to effect an assignment of all of its rights and obligations under this Agreement to another Credit Party designated by the Borrower if, in the case of clause (B) or (C) such designation or assignment (x) would eliminate or reduce amounts payable pursuant to this Section 2.10 in the future and (y) would not cause the imposition on such Credit Party of any additional costs or legal or regulatory burdens deemed by such Credit Party to be material or otherwise disadvantageous to such Credit Party.

Section 2.11                                Reimbursement.  Whenever any Lender shall actually incur any losses or out-of-pocket expenses in connection with (a) the failure by the Borrower to convert, continue or borrow any Eurodollar Advance after having given notice of its intention to convert, continue or borrow such Eurodollar Advance in accordance with Section 2.2 hereof (whether by reason of the election of the Borrower not to proceed or the non-fulfillment of any of the conditions set forth in Article 4 hereof) other than a failure to borrow resulting from an unavailability which occurs after notice from the Administrative Agent to the Borrower pursuant to Section 11.1 or 11.2 hereof, (b) the prepayment of any Eurodollar Advance in whole or in part (including a prepayment pursuant to Sections 11.2 and 11.3(b) hereof), or (c) the failure by the Borrower to prepay any Advance after notice of prepayment has been given by the Borrower to the Administrative Agent in accordance with Section 2.5 hereof, the Borrower agrees to pay to such Lender, upon the earlier of such Lender’s demand or the applicable Maturity Date, an amount sufficient to compensate such Lender for all such losses and out-of-pocket expenses.  Such Lender’s good faith determination of the amount of such losses and out-of-pocket expenses, absent manifest error, shall be binding and conclusive.  Upon request of the Borrower, any Lender seeking reimbursement under this Section 2.11 shall provide a certificate setting forth the amount to be paid to it by the Borrower hereunder and calculations therefor.

Section 2.12                                Application of Payments.

(a)                                  Prior to the Final Maturity Date or the acceleration of the Loans under Section 9.2 hereof, and other than with respect to payments required to be made pursuant to Section 2.6 hereof (which shall be applied as set forth in Section 2.6), if some but less than all amounts due from the Borrower are received by the Administrative Agent, the Administrative Agent will distribute such amounts as follows:  FIRST, pro rata among the Credit Parties based on the total amount of such fees, costs and expenses, to the payment of any fees, costs and expenses then due and payable hereunder or under any other Loan Document; SECOND, pro rata among the Lenders based on the principal amount of the Loans outstanding immediately prior to such payment, to any unpaid interest then due and payable on the Loans; THIRD, pro rata among the Lenders based on the principal amount of the Term Loans outstanding immediately prior to such payment, to the payment of principal then due and payable on the Term Loans; FOURTH, pro rata among the Lenders based on their respective Revolving Commitment Percentages outstanding immediately prior to such payment, to the payment of principal then due and payable on the Revolving Loans; and FIFTH, pro rata among the Credit Parties based on the amount of such Obligations outstanding immediately prior to such payment, to the payment of any other Obligations not otherwise referred to in this Section 2.12(a) then due and payable.

(b)                                 Subsequent to the Final Maturity Date or the acceleration of the Loans under Section 9.2 hereof, payments made to any Credit Party, or otherwise received by any Credit Party (from realization on Collateral or otherwise), shall be distributed as follows:  FIRST, to the costs and expenses, if any, incurred by the Credit Parties, or any of them, to the extent permitted by Section 12.2 hereof, in the collection of such amounts under this Agreement or any of the other Loan Documents, including, without limitation, any reasonable costs incurred in connection with the sale or disposition of any Collateral for the Obligations; SECOND, pro rata among the Credit Parties based on the total amount of fees then due and payable, to any fees then due and payable hereunder or under any other Loan Document and to any other fees then due and payable to the Lenders under this Agreement or any other Loan Document; THIRD, pro rata among the Lenders based on the outstanding principal amount of the Loans outstanding immediately prior to such payment, to any unpaid interest which may have accrued on the Loans; FOURTH, pro rata among the Lenders based on the principal amount of the Loans outstanding immediately prior to such payment, to any unpaid principal of the loans; FIFTH, to any other Obligations not otherwise referred to in this Section 2.12(b) until all such Obligations are paid in full; SIXTH, pro rata among the Credit Parties based on the amount of damages outstanding immediately prior to such payment, to damages incurred by the Credit Parties, or any of them, by reason of any breach of this Agreement or of any other Loan Documents; and SEVENTH, upon satisfaction in full of all Obligations, to the Borrower or as otherwise required by law.

(c)                                  If any Lender shall obtain any payment on any date (whether involuntary or otherwise) on account of the Loans (excluding any Swing Loans) made by it in excess of its ratable share of the payments made by the Borrower to the Credit Parties on such date (in the aggregate), such that, after giving effect thereto, such Lender’s outstanding Loans (excluding any Swing Loans) are less than such Lender’s ratable share of all the Loans then outstanding (in the aggregate) in accordance with such Lender’s Commitment Percentage, such Lender shall forthwith purchase from the other Lenders such participations in the Loans made by such other Lenders as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to each purchasing Lender the purchase price to the extent of such recovery.  The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.12(b) may, to the fullest extent permitted by law, exercise all its rights of payment with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation so long as the Obligations are not increased as a result of such participation.  If the Swing Loan Lender shall receive any payment on any date on account of its Swing Loans in excess the amount to which it is entitled in accordance with Section 2.8(a), the Swing Loan Lender shall remit the amount of such excess to the other Lenders as the Administrative Agent may direct in accordance with Section 2.8(a).

Section 2.13                                Capital Adequacy.  In the event that any Lender shall have determined that a Regulatory Change has the effect of reducing the rate of return on such Lender’s capital as a consequence of its obligations hereunder to a level below that which such Lender could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, ten (10) days after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor, together with a certificate (which shall be conclusive absent manifest error), setting forth the calculations evidencing such requested additional amount, and the law or regulation with respect thereto and certifying that such request is consistent with such Lender’s treatment of other similar customers having similar provisions generally in their agreements with such Lender and that such request is being made on the basis of a reasonable allocation of the costs resulting from such law or regulation, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction.  Allocations shall not be deemed reasonable unless made ratably, to the extent practicable, to all affected assets, commitments, activities or other relevant aspects of such Lender’s business, whether or not the Lender is entitled to compensation with respect thereto.  Notwithstanding the foregoing, the Borrower shall only be obligated to compensate such Lender for any amount under this subsection arising or occurring during (a) in the case of each such request for compensation, any time or period commencing not more than ninety (90) days prior to the date on which such Lender submits such request and (b) any other time or period during which, because of the unannounced retroactive application of such law, regulation, interpretation, request or directive, such Lender reasonably could not have known that the resulting reduction in return might arise.  Each Lender will notify the Borrower that it is entitled to compensation pursuant to this subsection as promptly as practicable after it determines to request such compensation; provided, however, that the failure to provide such notice shall not restrict the ability of such Lender to be reimbursed under this Section 2.13.

Section 2.14                                Incremental Facility Loans.

(a)                                  Subject to the terms and conditions of this Agreement, the Borrower may request Incremental Facility Commitments on any Business Day; provided, however, that the Borrower may not request Incremental Facility Commitments or an Incremental Facility Loan during the continuance of a Default or Event of Default, including, without limitation, any Default or Event of Default that would result after giving effect to any Incremental Facility Loan; and provided further, that the Borrower may request up to three (3) Incremental Facility Commitments (each of which commitments may be from more than one Lender) which may be no less than $35,000,000 and no more than $155,000,000 in the aggregate, in addition to the outstanding principal amount of the Incremental Term C Loans.  The Incremental Facility Maturity Date applicable to any of the Incremental Facility Loans shall be no earlier than the Final Maturity Date.  In requesting Incremental Facility Commitments, the Borrower shall offer each of the Lenders an opportunity to provide an Incremental Facility Commitment; provided that none of the Lenders shall be required to issue an Incremental Facility Commitment and the decision of any Lender to issue or not issue an Incremental Facility Commitment to the Borrower shall be at such Lender’s sole discretion after being offered such right of first refusal (and the failure to respond to any such offer by the requested deadline shall be deemed a refusal).  Persons not then Lenders may be included as Lenders having Incremental Facility Commitments with the written approval of the Borrower and the Administrative Agent.  The Incremental Facility Commitments (i) may be in the form of a revolving or a term credit facility and may be structured as an institutional tranche, (ii) must not (A) have scheduled amortization providing for principal repayments or commitment reductions earlier than, or in an amount on a percentage basis larger than, those dates or amounts set forth in the amortization schedule for the Term B Loans set forth herein, or (B) be secured by more or different collateral than the Loans hereunder, and (iii) must be governed by this Agreement and the other Loan Documents and be subject to terms and conditions not more restrictive than those set forth herein and therein for the Loans.

(b)                                 Prior to the effectiveness of any Incremental Facility Commitment, the Borrower shall (i) deliver to the Administrative Agent and the Lenders a notice (each a “Notice of Incremental Facility Commitment”), in form and substance satisfactory to the Administrative Agent, setting forth terms and provisions with respect to interest rates and scheduled amortization with respect to the proposed Incremental Facility Loan and (ii) provide revised projections to the Administrative Agent and the Lenders, which shall be in form and substance reasonably satisfactory to the Administrative Agent and which shall demonstrate the Borrower’s ability to timely repay such Incremental Facility Commitment and any Incremental Facility Loans thereunder and to comply with the terms and conditions of this Agreement and the other Loan Documents.

(c)                                  No Incremental Facility Commitment shall by itself result in any reduction of the Revolving Loan Commitment or the Term B Loan Commitment or of the Commitment Percentages with respect thereto of such Lender issuing such Incremental Facility Commitment; provided, however, that the proceeds of the Incremental Term C Loans in excess of $400,000,000 shall be used to permanently prepay the Term B Loans outstanding on the Agreement Date.

(d)                                 Advances of the Incremental Facility Loans (i) shall bear interest at the Base Rate or the Eurodollar Rate or such other reasonable rate agreed to by the Lenders making such Incremental Facility Loans; (ii) subject to Section 2.14(a) hereof, shall be repaid as agreed to by the Borrower and the Lenders making such Incremental Facility Loans; (iii) shall for all purposes be Obligations hereunder and under the Loan Documents; (iv) shall be represented by promissory notes which set forth terms and provisions with respect to interest rates and scheduled amortization with respect to such Incremental Facility Loans and are in form and substance acceptable to the Administrative Agent and the Borrower (each, an “Incremental Facility Note”), and (v) shall rank pari passu with the Loans for purposes of Sections 2.12 and 9.2 hereof (unless the applicable Incremental Facility Lender shall otherwise agree in writing to have its Incremental Facility Loans be junior to the Loans).  Notwithstanding anything to the contrary contained in the foregoing sentence, the Incremental Term C Loans shall be subject to all of the terms and conditions applicable to the Incremental Term C Loans set forth in this Agreement and the other Loan Documents.

(e)                                  Incremental Facility Loans shall be requested by the Borrower pursuant to a request (which shall be substantially in the form of a Request for Advance) delivered in the same manner as a Request for Advance, but shall be funded pro rata only by those Lenders that hold the applicable Incremental Facility Commitments.

(f)                                    In the event that the interest rate applicable to any of the Incremental Facility Loans (including, without limitation, any original issue discount in respect of such Incremental Facility Loans) shall exceed the interest rate applicable to the Incremental Term C Loans by more than twenty-five (25) basis points, the Applicable Margin for the Incremental Term C Loans shall automatically be increased such that the interest rate applicable to the Incremental Term C Loans is twenty-five (25) basis points less than the interest rate applicable to such other Incremental Facility Loans without any action or consent of the Borrower, any Arranger or any Lender.

Section 2.15                                Letters of Credit

(a)                                  Upon receipt by the Administrative Agent of at least three (3) Business Days written notice from the Borrower in the form of a Request for Issuance of Letter of Credit, the Administrative Agent shall promptly forward such notice to the Arrangers, the Issuing Bank or, if requested by the Borrower, to another Lender agreeing to act as an Issuing Bank (and if such Lender shall accept and countersign such Request for Issuance of Letter of Credit, such Lender shall become the Issuing Bank with respect to such Letter of Credit), and the applicable Issuing Bank will issue a Letter of Credit in the amount requested subject to the terms and conditions of this Agreement and further subject to the following: (i)  after giving effect to the requested issuance, the aggregate face amount of all Letters of Credit outstanding hereunder would not exceed the Letter of Credit Committed Amount, and (ii) after giving effect to the requested issuance, the aggregate amount of all L/C Obligations then outstanding, plus the aggregate amount of Swing Loans then outstanding, plus the aggregate amount of all Revolving Loans then outstanding shall not exceed the Revolving Loan Commitment.  No Letter of Credit shall have a maturity extending beyond the earlier of (x) a term of one (1) year from the date of issuance or (y) the Initial Maturity Date.  Subject to the maturity limitations provided herein and so long as no Default or Event of Default then exists or would be caused thereby, Letters of Credit shall be renewable annually upon the request of the Borrower and with the consent of the applicable Issuing Bank, which consent shall not be unreasonably withheld but shall be subject to compliance with customary letter of credit practices at the times of any proposed renewal.  Each Request for Issuance of Letter of Credit from the Borrower shall specify in reasonable detail the documents which must be presented to draw under such Letter of Credit, which specification shall include all documents which the applicable Issuing Bank may reasonably require.

(b)                                 If a Letter of Credit provides that it is automatically renewable unless notice is given by the Issuing Bank with respect thereto that it will not be renewed, such Issuing Bank and the Borrower shall give notice of nonrenewal to the Administrative Agent at least ten (10) Business Days prior to the last date on which a notice of non-renewal may be given to the beneficiary of such Letter of Credit.  The Administrative Agent shall promptly notify the Lenders and, unless so directed by the Majority Lenders at least three (3) Business Days prior to the last date on which a notice of non-renewal may be given to the beneficiary of such Letter of Credit, the Issuing Bank with respect to such Letter of Credit shall not be bound to give notice of non-renewal to the beneficiary of such Letter of Credit.

(c)                                  Provided that no Default or Event of Default then exists or would be caused thereby, each Lender irrevocably authorizes each Issuing Bank to issue, reconfirm, reissue and extend each Letter of Credit issued by such Issuing Bank in accordance with the terms of this Agreement.  Each Issuing Bank hereby sells, and each other Lender that has issued a Revolving Loan Commitment hereby purchases, on a continuing basis, a participation and an undivided interest in (A) the obligations of such Issuing Bank to honor any draws under the Letters of Credit issued pursuant to this Agreement, and (B) the Indebtedness of the Borrower to such Issuing Bank under this Agreement in respect of Letters of Credit issued by it, such participation being in the amount of such Lender’s pro rata share of such obligations and Indebtedness based on such Lender’s Revolving Commitment Percentage, in each case without further action by any party.

(d)                                 Upon receipt of a draw certificate from the beneficiary of a Letter of Credit, the applicable Issuing Bank shall promptly notify the Administrative Agent, which shall in turn notify the Borrower, the Arrangers and each Lender that has issued a Revolving Loan Commitment, by telephone or telecopy, of the amount of the requested draw and, in the case of each such Lender, such Lender’s portion of such draw amount as calculated in accordance with its Revolving Commitment Percentage.

(e)                                  The Borrower hereby irrevocably requests, and the Lenders that have issued Revolving Loan Commitments hereby severally agree to make, a Base Rate Advance to the Borrower (notwithstanding the minimum amount requirements otherwise applicable to Base Rate Advances) on each day on which a draw is made under any Letter of Credit and in the amount of such draw, and each such Lender shall fund such Lender’s share of such Base Rate Advance by payment to the Administrative Agent in accordance with Section 2.2(e) hereof and its Revolving Commitment Percentage, without reduction for any set-off counterclaim of any nature whatsoever.  The obligation of each such Lender to make payments to the Administrative Agent, for the account of each Issuing Bank, in accordance with this Section 2.15 shall be absolute and unconditional, and no such Lender shall be relieved of its obligations to make such payments by reason of non-compliance by any other Person with the terms of any Letter of Credit or for any other reason other than the gross negligence or willful misconduct of the Administrative Agent or the applicable Issuing Bank.  The Administrative Agent shall promptly remit to the applicable Issuing Bank the amounts so received from the applicable Lenders.

(f)                                    The Borrower agrees that any action taken or omitted to be taken by any Issuing Bank in connection with any Letter of Credit issued by it, except for such actions or omissions as shall constitute gross negligence or willful misconduct on the part of such Issuing Bank or such Issuing Bank’s willful failure to pay under any such Letter of Credit after presentation to it of documents complying with the terms of such Letter of Credit, shall be binding on the Borrower as between the Borrower and such Issuing Bank, and shall not result in any liability of the Issuing Bank to the Borrower.  The obligation of the Borrower to reimburse the Lenders for Advances made to reimburse any Issuing Bank for draws under the Letters of Credit issued by it shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances whatsoever, including, without limitation, the following circumstances:

(i)                           Any lack of validity or enforceability of any Loan Document;

(ii)                        Any amendment or waiver of or consent to any departure from any or all of the Loan Documents;

(iii)                     Any improper use which may be made of any Letter of Credit or any improper acts or omissions of any beneficiary or transferee of any Letter of Credit in connection therewith;

(iv)                    The existence of any claim, set-off, defense or any right which the Borrower may have at any time against any beneficiary or any transferee of any Letter of Credit (or Persons for whom any such beneficiary or any such transferee may be acting) or any Lender (other than the defense of payment to such Lender in accordance with the terms of this Agreement) or any other Person, whether in connection with any Letter of Credit, any transaction contemplated by any Letter of Credit, this Agreement, any other Loan Document, or any unrelated transaction;

(v)                       Any statement or any other documents presented under any Letter of Credit proving to be insufficient, forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect whatsoever, provided that such payment shall not have constituted gross negligence of willful misconduct of the applicable Issuing Bank;

(vi)                    The insolvency of any Person issuing any documents in connection with any Letter of Credit;

(vii)                 Any breach of any agreement between the Borrower and any beneficiary or transferee of any Letter of Credit;

(viii)              Any irregularity in the transaction with respect to which any Letter of Credit is issued, including any fraud by the beneficiary or any transferee of such Letter of Credit;

(ix)                      Any errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, wireless or otherwise, whether or not they are in code;

(x)                         Any act, error, neglect or default, omission, insolvency or failure of business of any of the correspondents of the applicable Issuing Bank, provided that the same shall not have constituted the gross negligence or willful misconduct of such Issuing Bank;

(xi)                      Any other circumstances arising from causes beyond the control of the applicable Issuing Bank;

(xii)                   Payment by the applicable Issuing Bank under any Letter of Credit against presentation of a sight draft or a certificate which does not comply with the terms of such Letter of Credit, provided that such payment shall not have constituted gross negligence or willful misconduct of the Issuing Bank; and

(xiii)                Any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, provided that such other circumstances or happenings shall not have been the result of gross negligence or wilful misconduct of the applicable Issuing Bank or any Lender.

(g)                                 If, after the Agreement Date, any change in Applicable Law, any change in the interpretation or administration thereof, or any change in compliance with Applicable Law by any Issuing Bank or any other Lender as a result of any request or directive of any governmental authority, central bank or comparable agency (whether or not having the force of law) shall (i) impose, modify or deem applicable any reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System), special deposit, capital adequacy, assessment or other requirements or conditions against letters of credit issued by any Issuing Bank or against participations by any other Lender in the Letters of Credit or (ii) impose on any Issuing Bank or any other Lender any other condition regarding any Letter of Credit or any participation therein, and the result of any of the foregoing in the reasonable determination of such Issuing Bank or such Lender, as the case may be, is to increase the cost to such Issuing Bank or such Lender of issuing or maintaining any Letter of Credit or purchasing or maintaining any participation therein, as the case may be, by an amount (which amount shall be reasonably determined) deemed by such Issuing Bank or such Lender to be material, and the designation of a different lending office will not avoid the need for (or reduce the amount of) additional compensation, then, on the earlier of ten (10) days following the date of demand (which demand shall be made not later than six (6) months following such Issuing Bank’s or such Lender’s determination of a need for additional compensation) by such Issuing Bank or such Lender or the Initial Maturity Date, the Borrower shall promptly pay such Issuing Bank or such Lender, as the case may be, such additional amount or amounts as such Issuing Bank or such Lender, as the case may be, determines will compensate it for such increased costs.  Within sixty (60) days of such written demand by such Issuing Bank or such Lender, the Borrower may, in its discretion, provide a replacement bank or banks for such Issuing Bank or such Lender, which replacement bank or banks will be subject to the approval of the Arrangers and the Majority Lenders (which approval, in each case, will not be unreasonably withheld), and shall take all necessary actions to transfer the rights, duties and obligations of such Issuing Bank or such Lender to such replacement bank or banks within such 60-day period.  A certificate of such Lender setting forth the amount, and in reasonable detail the basis for such Issuing Bank’s or such Lender’s determination of such amount, to be paid to such Issuing Bank or such Lender by the Borrower as a result of any event referred to in this paragraph shall, absent manifest error, be conclusive.  Such certificate shall be delivered to the Borrower with each written demand for payment referenced above.  Each Issuing Bank and each Lender further agree that they shall use their best efforts to give the Borrower thirty (30) days prior notice, and in any event shall give prompt notice, of any event referred to in this paragraph which may have the effect of materially increasing the cost to such Issuing Bank or such Lender of issuing or maintaining the Letter of Credit or purchasing or maintaining any participation therein.

(h)                                 Each Lender shall be responsible for its pro rata share (based on such Lender’s Revolving Commitment Percentage) of any and all reasonable out-of-pocket costs, expenses (including reasonable legal fees) and disbursements which may be incurred or made by any Issuing Bank in connection with the collection of any amounts due under, the administrative of, or the presentation or enforcement of any rights conferred by any Letter of Credit issued by such Issuing Bank, the Borrower’s or any Guarantor’s obligations to reimburse or otherwise.  In the event the Borrower shall fail to pay such expenses of any Issuing Bank within thirty (30) days of demand for payment by such Issuing Bank, provided that such Issuing Bank has, during such 30-day period, made a diligent collection effort with respect to such expenses, and provided that such costs will not result from the gross negligence or wilful misconduct of such Issuing Bank, each Lender shall thereupon pay to such Issuing Bank its pro rata share (based on such Lender’s Revolving Commitment Percentage) of such expenses within ten (10) days from the date of such Issuing Bank’s notice to the Lenders of the Borrower’s failure to pay; provided, however, that if the Borrower or any Guarantor shall thereafter pay such expense, such Issuing Bank will repay to each Lender the amounts received from such Lender hereunder.

ARTICLE 3 - Guarantee

Section 3.1 Guarantee.  Each of the Guarantors, jointly and severally, hereby unconditionally guarantees to the Credit Parties and their respective permitted successors and assigns and the subsequent holders of the Obligations (including, without limitation, any interest on the Loans accruing after the filing of a petition initiating any Insolvency Proceeding, whether or not such interest accrues or is recoverable against the Borrower after the filing of such petition for purposes of the Bankruptcy Code or is an allowed claim in such proceeding), irrespective of the validity and enforceability of this Agreement or the other Loan Documents or the Obligations of any of the Borrower Parties hereunder or thereunder, the value or sufficiency of any Collateral or any other circumstance that might otherwise affect the liability of a guarantor, that:  (a) the principal of and interest on the Loans and all other Obligations under this Agreement and the other Loan Documents shall be promptly paid in full when due, whether at stated maturity, by acceleration or otherwise, in accordance with the terms hereof and thereof; and (b) in case of any extension of time of payment or renewal of any of the Loans or any other of such Obligations, the same shall be promptly paid in full when due in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise.  The foregoing guaranty is a guaranty of payment and not of collection.  Failing payment when due of any amount so guaranteed for whatever reason, the Guarantors will be obligated, jointly and severally, to pay the same immediately.

Section 3.2 Waivers and Releases.  Each of the Guarantors hereby waives notice of, and consents to, any extension of time of payment, renewals, releases of Collateral, delays in obtaining or realizing upon or failures to obtain, perfect, or maintain perfection of, or realize upon Collateral or other indulgence from time to time granted by any of the Credit Parties in respect of this Agreement or any other Loan Document.  Each of the Guarantors hereby releases the Borrower from all, and agrees not to assert or enforce (whether by or in a legal or equitable proceeding or otherwise), any “claims” (as defined in 11 U.S.C. § 101(4)), whether arising under Applicable Law or otherwise, to which such Guarantors are or would be entitled by virtue of their obligations hereunder, any payment made pursuant hereto or the exercise by the Credit Parties of their rights with respect to any Collateral, including any such claims to which such Guarantors may be entitled as a result of any right of subrogation, exoneration or reimbursement.  To the extent not released by such Guarantors under this Article 3, each of the Guarantors agrees that it shall not be entitled to any right of subrogation, exoneration, reimbursement or contribution in respect of any Obligations guaranteed hereby.  With respect to this Agreement and the other Loan Documents, each of the Guarantors hereby waives presentment, protest, demand of payment, notice of dishonor and all other notices and demands whatsoever.  Each of the Guarantors further agrees that, as between such Guarantor, on the one hand, and the Credit Parties, on the other hand, (a) the maturity of the Obligations guaranteed hereby may be accelerated as provided in Section 9.2 hereof for the purposes of this Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Obligations guaranteed hereby, and (b) in the event of any declaration of acceleration of such Obligations as provided in Section 9.2 hereof, such Obligations (whether or not due and payable) shall forthwith become due and payable by each of the Guarantors for purposes of this guarantee.  The obligations of the Guarantors under this Article 3 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrower is rescinded or must otherwise be restored by any holder of any of the Obligations guaranteed hereunder, whether as a result of any Insolvency Proceeding or otherwise, and each Guarantor agrees that it will, jointly and severally, indemnify the Credit Parties on demand for reasonable costs and expenses (including, without limitation, reasonable fees and expenses of counsel) incurred by the Credit Parties in connection with such rescission or restoration.  Each Guarantor further agrees with the Borrower for the benefit of each of its creditors (including, without limitation, the Credit Parties) that any payment referred to in this Article 3 by a Guarantor shall constitute a contribution of capital by such Guarantor to the Borrower (or an investment in the equity capital of the Borrower by such Guarantor).

Section 3.3 Miscellaneous.

(a)                                  Upon the bankruptcy or winding up or other distribution of assets of the Borrower or any Material Subsidiary of the Borrower or of any surety or guarantor of any of the Obligations of the Borrower to the Credit Parties, the rights of the Credit Parties against the Guarantors shall not be affected or impaired by the omission of any Credit Party to prove its claim, or to prove its full claim, and the Administrative Agent may prove such claims as it sees fit and may refrain from proving any claim and in its discretion may value as it sees fit or refrain from valuing any security held by it without in any way releasing, reducing or otherwise affecting the liability to the Credit Parties of any Guarantor.

(b)                                 Each of the Guarantors absolutely, unconditionally and irrevocably waives any and all right to assert any defense, set-off, counterclaim or cross-claim of any nature whatsoever with respect to this Article 3 or the obligations of the Guarantors hereunder or the obligations of any other Person or party (including, without limitation, the Borrower) relating to this Article 3 or the obligations of any other guarantor with respect to the Obligations in any action or proceeding brought by any Credit Party to collect the Obligations or any portion thereof, or to enforce the obligations of the Guarantors under this Article 3.

(c)                                  If a claim is ever made upon any of the Credit Parties for the repayment or recovery of any amount or amounts received by such Person in payment of any of the Obligations and such Person repays all or part of such amount by reason of (i) any judgment, decree or order of any court or administrative body having jurisdiction over such Person or any of its property, or (ii) any settlement or compromise of any such claim effected by such Person with any such claimant, including the Borrower, then in such event the Guarantors agree that any such judgment, decree, order, settlement or compromise shall be binding upon the Guarantors, notwithstanding any revocation hereof or the cancellation of any promissory note or other instrument evidencing any of the

Obligations, and the Guarantors shall be and remain obligated to such Person hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by such Person.

(d)                                 The Guarantors expressly represent and acknowledge that any financial accommodations by the Credit Parties, or any of them, to the Borrower, including, without limitation, the extension of the Loans, are and will be of direct interest, benefit and advantage to the Guarantors.

(e)                                  The Guarantors hereby agree among themselves that if any Guarantor shall become an Excess Funding Guarantor by reason of the payment by such Guarantor of any Obligations, each other Guarantor shall, on demand of such Excess Funding Guarantor (but subject to the next sentence), pay to such Excess Funding Guarantor an amount equal to such Guarantor’s Pro Rata Share (as determined, for this purpose, without reference to the properties, debts and liabilities of such Excess Funding Guarantor) of the Excess Payment in respect of such Obligations.  The payment obligation of a Guarantor to any Excess Funding Guarantor under this Section 3.3(e) shall be subordinate and subject in right of payment to the prior payment in full of the obligations of such Guarantor under the other provisions of this Article 3, and such Excess Funding Guarantor shall not exercise any right or remedy with respect to such excess until payment and satisfaction in full of all Obligations.  For purposes of this Section 3.3(e), (i) “Excess Funding Guarantor” shall mean, in respect of any Obligations, a Guarantor that has paid an amount in excess of its Pro Rata Share of such Obligations, (ii) “Excess Payment” shall mean, in respect of any Obligations, the amount paid by an Excess Funding Guarantor in excess of its Pro Rata Share of such Obligations, and (iii) “Pro Rata Share” shall mean, for any Guarantor, the ratio (expressed as a percentage) of (A) the amount by which the aggregate present fair saleable value of all properties of such Guarantor (excluding any shares of stock of any other Guarantor) exceeds the amount of all the debts and liabilities of such Guarantor (including contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of such Guarantor hereunder and any obligations of any other Guarantor that have been guaranteed by such Guarantor) to (B) the amount by which the aggregate fair saleable value of all properties of all of the Borrower Parties exceeds the amount of all the debts and liabilities (including contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of the Borrower Parties hereunder) of all of the Borrower Parties, all as of the Agreement Date.  If any Subsidiary becomes a Guarantor hereunder subsequent to the Agreement Date, then for purposes of this Section 3.3(e) such subsequent Guarantor shall be deemed to have been a Guarantor as of the Agreement Date and the aggregate present fair saleable value of the properties, and the amount of the debts and liabilities, of such subsequent Guarantor as of the Agreement Date shall be deemed to be equal to such value and amount on the date such subsequent Guarantor becomes a Guarantor hereunder.

(f)                                    It is the intention of each Guarantor and the Credit Parties that each Guarantor’s obligations under this Article 3 shall be, but not in excess of, the Maximum Guaranteed Amount (as herein defined).  The “Maximum Guaranteed Amount” with respect to any Guarantor, shall mean the maximum amount which could be paid by such Guarantor without rendering the Guaranty contained in this Article 3 void or voidable as would otherwise be held or determined by a court of competent jurisdiction in any insolvency proceeding involving any state or any federal bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws relating to the insolvency of debtors.

(g)                                 Pursuant to Section 6.14 hereof, any new Subsidiary of the Borrower is required to enter into this Agreement for purposes of joining in this Guarantee by executing and delivering in favor of the Credit Parties a Guarantee Supplement.  Upon the execution and delivery of a Guarantee Supplement by such new Subsidiary, such Subsidiary shall become a Guarantor hereunder with the same force and effect as if originally named as a Guarantor herein.  The execution and delivery of any instrument adding an additional Guarantor hereunder shall not require the consent of any party of this Agreement.  The rights and obligations of each Guarantor hereunder shall remain in full force and effect notwithstanding the addition of any new Guarantor hereunder.

ARTICLE 4 - Conditions Precedent

Section 4.1 Conditions Precedent to Closing.  The obligation of each of the Lenders to undertake its respective Commitments and to make the initial Advance of the Loans hereunder is subject to the prior fulfillment of each of the following conditions:

(a)                                  The Administrative Agent shall have received each of the following, in form and substance reasonably satisfactory to the Arrangers and their counsel and to the Majority Lenders:

(i)                           this duly executed Agreement;

(ii)                        the duly executed Borrower Security Agreement, together with evidence of the filing of appropriate UCC-1 financing statements forms;

(iii)                     the duly executed Borrower’s Pledge Agreement, together with appropriate original securities certificates and undated securities powers with respect thereto executed in blank and evidence of the filing of appropriate UCC-1 financing statement forms;

(iv)                    the duly executed Partnership Pledge Agreement, together with evidence of the filing of appropriate UCC-1 financing statement forms;

(v)                       a loan certificate of the Borrower, including a certificate of incumbency with respect to the signature of each Authorized Signatory of the Borrower, which loan certificate shall be in substantially the form of Exhibit S attached hereto, together with appropriate attachments which shall include, without limitation, the following items (or a certification that true, complete and correct copies of such items were previously delivered to the Administrative Agent in connection with the Original Closing Date and that such items have not been modified or amended since the Original Closing Date):  (A) a true, complete and correct copy of the articles of organization of the Borrower, certified by the Secretary of State of Delaware, (B) a true, complete and correct copy of the limited liability company agreement, if any, of the Borrower, (C) a copy of the resolutions of the board of directors, or other appropriate entity, of the Borrower, authorizing the Borrower with respect to the borrowing under the Incremental Term C Loan Commitment hereunder and the execution, delivery and performance by the Borrower of this Agreement and the other Loan Documents to which it is a party, (D) certificates of existence for the Borrower issued by the Secretary of State or similar state official for the State of Delaware and for each state in which the Borrower is, or is required to be, qualified to do business, and (E) a true, complete and correct copy of any agreement in effect with respect to the voting rights, ownership interests or management of the Borrower;

(vi)                    the duly executed CSC Holdings Pledge Agreement, together with evidence of the filing of appropriate UCC-1 financing statement forms;

(vii)                 a loan certificate of CSC Holdings, including a certificate of incumbency with respect to the signature of each Authorized Signatory of CSC Holdings, which loan certificate shall be in substantially the form of Exhibit T attached hereto, together with appropriate attachments which shall include, without limitation, the following items (or a certification that true, complete and correct copies of such items were previously delivered to the Administrative Agent in connection with the Original Closing Date and that such items have not been modified or amended since the Original Closing Date):  (A) a true, complete and correct copy of the articles of incorporation of CSC Holdings, certified by the Secretary of State of Delaware, (B) a true, complete and correct copy of the bylaws of CSC Holdings, (C) a copy of the resolutions of the board of directors of CSC Holdings, authorizing CSC Holdings with respect to the execution, delivery and performance by CSC Holdings of the Loan Documents to which it is a party, and (D) certificates of existence for CSC Holdings issued by the Secretary of State or similar state official for the State of Delaware and for each state in which CSC Holdings is, or is required to be, qualified to do business;

(viii)              the duly executed Subsidiary Pledge Agreement from each Guarantor which has one or more Subsidiaries, together with appropriate original securities certificates and undated securities powers with respect thereto executed in blank and evidence of the filing of appropriate UCC-1 financing statement forms;

(ix)                      the duly executed Subsidiary Security Agreement from each Guarantor, together with evidence of the filing of appropriate UCC-1 financing statement forms;

(x)                         a loan certificate of each Guarantor, including a certificate of incumbency with respect to the signature of each Authorized Signatory of such Guarantor, which loan certificate shall be in substantially the form of Exhibit U attached hereto, together with appropriate attachments which shall include, without limitation, the following items (or a certification that true, complete and correct copies of such items were previously delivered to the Administrative Agent in connection with the Original Closing Date and that such items have not been modified or amended since the Original Closing Date):  (A) a true, complete and correct copy of the articles of incorporation, certificate of limited partnership or certificate of organization of such Guarantor, certified by the Secretary of State of such Guarantor’s organization, (B) a true, complete and correct copy of by-laws, partnership agreement or limited liability company or operating agreement of such Guarantor, (C) a copy of the resolutions of the board of directors, or other appropriate entity, of such Guarantor, authorizing such Guarantor with respect to the execution, delivery and performance by such Guarantor of this Agreement and the other Loan Documents to which it is a party, (D) certificates of existence for such Guarantor issued by the Secretary of State or similar state official for the state of such Guarantor’s organization and for each state in which such Guarantor is, or is required to be, qualified to do business, and (E) a true, complete and correct copy of any agreement in effect with respect to the voting rights, ownership interests or management of such Guarantor;

(xi)                      the duly executed Subordination of Intercompany Obligations Agreement;

(xii)                   the duly executed Trademark Security Agreement, together with an appropriate filing coversheet and evidence of the filing of appropriate UCC-1 financing statement forms;

(xiii)                opinions of counsel to the Borrower, CSC Holdings and the Guarantors addressed to each Credit Party and in form and substance satisfactory to the Arrangers and their counsel;

(xiv)               a copy of the corporate organizational chart of the Borrower Parties and the Unrestricted Subsidiaries;

(xv)                  a copy of (A) the unaudited consolidated balance sheets, income statements and cash flow statements for the Rainbow Group, and (B) the unaudited combined balance sheets, income statements and cash flow statements for the MGM Companies, in each case for the quarter ended September 30, 2003;

(xvi)               copies of insurance binders or certificates covering the assets of the Borrower Parties, and otherwise meeting the requirements of, and to the extent required by, Section 6.5 hereof;

(xvii)            an irrevocable written notice from the Borrower of the prepayment in full of the Term B Loans pursuant to Section 2.5(b)(i), an irrevocable notice from the Borrower of a prepayment of Advances outstanding under the Revolving Loan Commitment pursuant to Section 2.5(a) in the aggregate principal amount of $50,000,000 (net of any fees and expenses payable on the Agreement Date with respect to the Loans), and a duly executed Request for Advance for the Advance of the Incremental Term C Loans to be made on the Agreement Date;

(xviii)         evidence that the Borrower shall have obtained updated debt ratings from both Moody’s and S&P with respect to the Loans; and

(xix)                 evidence that the twenty percent (20%) equity stake in the MGM Operating Companies indirectly owned by CSC Holdings prior to the Agreement Date shall have been contributed to the Borrower, such that after giving effect to such contribution the Borrower shall own (directly or indirectly) 100% of all of the MGM Operating Companies.

(b)                                 All of the representations and warranties of the Borrower Parties under this Agreement shall be true and correct in all material respects, and the Administrative Agent shall have received a certificate of an Authorized Signatory of the Borrower so stating.

(c)                                  No Default or Event of Default shall exist, both before and after giving effect to the initial Advance of the Incremental Term C Loans made on the Agreement Date, and the Administrative Agent shall have received a certificate of an Authorized Signatory of the Borrower so stating.

(d)                                 No litigation shall have been commenced against any of the Borrower Parties since December 31, 2002, which, if such litigation could reasonably be expected to be determined adversely to any such Company, could reasonably be expected to have a Materially Adverse Effect (other than any such litigation identified on Schedule 5.1(l)).

(e)                                  There shall not have been any Restatement, and no Responsible Officer of CVC or the Borrower, as applicable, shall be aware of any information reasonably likely to result in any Restatement, of the consolidated financial statements of the Borrower Parties with respect to the fiscal year ended December 31, 2002, and with respect to any fiscal quarter ended after the Original Closing Date, and the Administrative Agent shall have received a certificate of an Authorized Signatory of the Borrower so stating.

(f)                                    There shall have been no material adverse change in the business, assets or financial condition of the Rainbow Group from that reflected in the financial statements provided pursuant to Section 4.1(a)(xvi) hereof.

(g)                                 The Credit Parties shall have received payment of all fees and expenses due and payable on the Agreement Date in respect of the transactions contemplated hereby.

Section 4.2 Conditions Precedent to Each Advance.  The obligations of the Lenders to make each Advance (including the initial Advance hereunder and any Advance of the Swing Loans, but excluding any Advance the proceeds of which are to reimburse (x) the Swing Loan Lender for Swing Loans or (y) any Issuing Bank for amounts drawn under a Letter of Credit)) of the Loans is subject to the fulfillment of each of the following conditions immediately prior to or contemporaneously with such Advance:

(a)                                  The Administrative Agent, or in the case of a Swing Loan, the Swing Loan Lender, shall have received a duly executed and completed Request for Advance or Swing Loan Request, as applicable, signed by an Authorized Signatory of the Borrower, which Request for Advance or Swing Loan Request, as applicable, shall (i) certify that, after giving effect to the requested Advance, no Default or Event of Default shall then exist, (ii) certify that, as of the date of the requested Advance and after giving effect to the application of proceeds thereof, the representations and warranties in Section 5.1 hereof shall be true and correct in all material respects, except to the extent any representation or warranty is made solely as of the Agreement Date, (iii) certify that, as of the date of the requested Advance, there shall exist no litigation commenced against any of the Borrower Parties since the Agreement Date, which, if such litigation could reasonably be expected to be determined adversely to any such Company, could reasonably be expected to have a Materially Adverse Effect, and (iv) provide calculations demonstrating compliance with Sections 8.8 and 8.9 hereof before and after giving effect to the requested Advance.

(b)                                 There shall have occurred no event which has had or could reasonably be expected to have a Materially Adverse Effect since the date of the most recent audited financial statements provided to the Credit Parties.

(c)                                  Each Request for Advance and each Swing Loan Request shall constitute a representation and warranty by the Borrower made as of the time of requesting such Advance that the conditions specified in this Section 4.2 have been fulfilled as of the time of such Advance.

Section 4.3                                      Conditions Precedent to Issuance of Letters of Credit.  The obligation of any Issuing Bank to issue any Letter of Credit hereunder is subject to the fulfillment of each of the following conditions immediately prior to or contemporaneously with the issuance of such Letter of Credit:

(a)                                  The Administrative Agent shall have received a duly executed and completed Request for Issuance of Letter of Credit signed by an Authorized Signatory of the Borrower, which Request for Issuance of Letter of Credit shall (i) certify that, after giving effect to the requested Advance, no Default or Event of Default shall then exist, (ii) certify that as of the date of the issuance of the requested Letter of Credit and after giving effect thereto, the representations and warranties in Section 5.1 hereof shall be true and correct in all material respects, except to the extent and representation or warranty is made solely as of the Agreement Date, (iii) certify that, as of the date of the issuance of the requested Letter of Credit, there shall exist no litigation commenced against any of the Borrower Parties since the Agreement Date, which, if such litigation could reasonably be expected to be determined adversely to any such Company, could reasonably be expected to have a Materially Adverse Effect, and (iv) provide calculations demonstrating compliance with Sections 8.8 and 8.9 hereof before and after giving effect to the issuance of the requested Letter of Credit.

(b)                                 There shall have occurred no event which has had or could reasonably be expected to have a Materially Adverse Effect since the date of the most recent audited financial statements provided to the Credit Parties.

(c)                                  Each Request for Issuance of Letter of Credit shall constitute a representation and warranty by the Borrower made as of the time of requesting such Letter of Credit that the conditions specified in Section 4.3 have been fulfilled as of the time of issuance of such Letter of Credit.

ARTICLE 5 - Representations and Warranties

Section 5.1 Representations and Warranties.  The Borrower, for itself and on behalf of its Subsidiaries, as applicable, hereby agrees, represents, and warrants that:

(a)                                  Organization; Power; Qualification.  The Borrower is a limited liability company duly organized and validly existing under the laws of the State of Delaware, having CSC Holdings as its only equity holder.  Each of the Guarantors is duly organized and validly existing under the laws of the jurisdiction of its organization.  Each of the Borrower Parties has the power and authority to own or lease and operate its properties and to carry on its business as now being and hereafter proposed to be conducted, and is duly qualified and authorized to do business in each jurisdiction in which such qualification is necessary in view of the character of its properties or the nature of its business requires such qualification or authorization, except for qualifications and authorizations, the lack of which, singly or in the aggregate, has not had and is not likely to have a Materially Adverse Effect.

(b)                                 Authorization; Enforceability.  Each of the Borrower Parties has all power, corporate or otherwise, and has taken all necessary action to authorize it to execute, deliver, and perform this Agreement and each of the other Loan Documents to which it is a party in accordance with the terms thereof and to consummate the transactions contemplated hereby and thereby.  This Agreement and each of the other Loan Documents have been duly executed and delivered by each of the Borrower Parties party thereto, and each of this Agreement and the other Loan Documents to which any Borrower Party is a party is a legal, valid and binding obligation of each Borrower Party party thereto, enforceable in accordance with its terms, subject to limitations on enforceability under bankruptcy, reorganization, insolvency and similar laws affecting creditors’ rights generally and limitations on the availability of the remedy of specific performance imposed by the application of general equity principles.

(c)                                  Subsidiaries and Unrestricted Subsidiaries.  Except as listed on Schedule 5.1(c)-1 attached hereto (as amended by the Borrower after the Agreement Date upon written notice to the Lenders from time to time to the extent permitted hereunder), the Borrower does not have any Subsidiaries.  With respect to each of the Borrower Parties, Schedule 5.1(c)-1 also sets forth, as of the Agreement Date, the following:  (i) the direct owners of such Company and the extent of such ownership; (ii) the state of such Company’s incorporation or organization; (iii) all jurisdictions in which such Company is qualified to do business as a foreign corporation, limited liability company or partnership, as the case may be; (iv) the federal tax identification number, the state organizational identification number (if issued by the state of such Company’s incorporation or organization), the address of the chief executive office and principal place of business of such Company, and the name and registered office of the registered agent appointed by such Company; and (v) whether such Borrower Party is a MGM Operating Company.  Except as set forth on Schedule 5.1(c)-2 attached hereto, there are no Unrestricted Subsidiaries.  With respect to each Unrestricted Subsidiary, Schedule 5.1(c)-2 also sets forth, as of the Agreement Date, the following:  (i) the direct owners of such Unrestricted Subsidiary and the extent of such ownership; (ii) the state of such Unrestricted Subsidiary’s incorporation or organization; and (iii) all jurisdictions in which such Unrestricted Subsidiary is qualified to do business as a foreign corporation, limited liability company or partnership, as the case may be.

(d)                                 Compliance with Laws, Other Loan Documents, and Contemplated Transactions.  The execution, delivery and performance of this Agreement and each of the other Loan Documents in accordance with the terms and the consummation of the transactions contemplated hereby and thereby do not and will not (i) violate any Applicable Law, (ii) result in a breach of, or constitute a default under the certificate or articles of incorporation, by-laws or other governing documents, as the case may be and as amended, of any of the Borrower Parties, or under any Material MSO Agreement, or under any indenture, agreement, or other instrument to which any of the Borrower Parties is a party or by which it or any of its properties may be bound, or (iii) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by any Borrower Party except Permitted Liens; except, with respect to items (i) and (ii) above, where such violations, breaches or defaults, if any, singly or in the aggregate, has not had and is not likely to have a Materially Adverse Effect.

(e)                                  Necessary Authorizations.  No approval or consent of, or filing or registration with, any federal, state or local commission or other regulatory authority is required in connection with (i) the execution, delivery and performance by the Borrower of this Agreement and the other Loan Documents to which it is a party, or (ii) the execution, delivery and performance by each of the Guarantors of this Agreement and the other Loan Documents to which such Guarantor is a party.  All such described action required to be taken as a condition to the execution and delivery of each of this Agreement and other Loan Documents to which any of the Borrower Parties is a party has been duly taken by all such commissions and authorities or other Persons, as the case may be, and all such action required to be taken as a condition to the Advance of the Incremental Term C Loans made on the Agreement Date has been or will be duly taken prior to such Advance.

(f)                                    Title to Properties.  Each of the Borrower Parties has good and legal title to, or a valid leasehold interest in, all of its respective material properties and assets free and clear of all Liens, except Permitted Liens.

(g)                                 Collective Bargaining.  None of the Borrower Parties has entered into any collective bargaining agreement with any trade or labor union or other employee collective bargaining agent.

(h)                                 Taxes.  All federal, state, and other tax returns of the Borrower and each of its Subsidiaries required by law to be filed have been duly filed, and all federal, state, and other taxes, assessments, and other governmental charges or levies upon the Borrower, each of its Subsidiaries, and any of their respective properties, income, profits, and assets, which are due and payable, have been paid, except any such tax payment of which the Borrower or such Subsidiary, as the case may be, is contesting in good faith by appropriate proceedings, and as to which neither any Lien other than a Permitted Lien has attached nor any foreclosure, distraint, sale, or similar proceedings have been commenced, and except any such tax payments which the failure to pay, singly or in the aggregate, has not had and is not likely to have a Materially Adverse Effect.  The charges, accruals, and reserves on the books of the Borrower and each of its Subsidiaries in respect of taxes are, in the reasonable judgment of the Borrower, adequate.

(i)                                     Financial Statements.  The Borrower has furnished, or caused to be furnished, to the Credit Parties the financial statements required pursuant to Section 4.1(a)(xv) hereof, all of which are complete and correct in all material respects and present fairly in accordance with GAAP the financial position of the Borrower Parties as at the dates thereof, and the results of operations for the periods ended as of such dates, subject to normal year-end adjustments with respect to any unaudited statements.  Except as disclosed in such financial statements or in Schedule 5.1(i) attached hereto, none of the Borrower Parties had any material liabilities, contingent or otherwise, and there are no material unrealized or anticipated losses of any such Companies which have not heretofore been disclosed in writing to the Credit Parties.

(j)                                     No Adverse Change.  Since December 31, 2002, there has occurred no event which has had or could reasonably be expected to have a Materially Adverse Effect.

(k)                                  Investments and Guaranties.  None of the Borrower Parties has made Investments in, advances to or guaranties of the obligations of any Person, except as reflected in the financial statements referred to in Section 5.1(i) above or disclosed in Schedule 5.1(k) attached hereto.

(l)                                     Liabilities, Litigation, etc.  Except (i) for liabilities incurred in the normal course of business, (ii) as disclosed or referred to in the financial statements described in Section 5.1(i) above, or (iii) as disclosed on Schedule 5.1(l) attached hereto, none of the Borrower Parties has any material (individually or in the aggregate) direct or contingent liabilities.  Except as disclosed on Schedule 5.1(l) attached hereto, there is no litigation, legal or administrative proceeding, investigation, or other action of any nature pending or, to the knowledge of the Borrower, threatened against or affecting the any of the Borrower Parties or any of their respective properties which involves the possibility of any judgment or liability not fully covered by insurance that, singly or in the aggregate, could reasonably be expected to have a Materially Adverse Effect.

(m)                               ERISA.  Each Plan maintained, or contributed to, by the Borrower or any of its Subsidiaries, or any of their ERISA Affiliates is listed on Schedule 5.1(m) attached hereto.  Each of such Plans is in compliance in all material respects with their terms, ERISA and the Code.  None of such Plans has a material “accumulated funding deficiency” within the meaning of ERISA or the Code.  Neither the Borrower nor any of its Subsidiaries nor any of their respective ERISA Affiliates has incurred any material liability to the PBGC in connection with any such Plan.  The assets of each such Plan which is subject to Title IV of ERISA are sufficient to provide the benefits under such Plan if such Plan were determined on an ongoing basis.  No Reportable Event, for which the thirty (30) day notice provision has not been waived in accordance with ERISA Section 4043(a), has occurred with respect to any such Plan.  No party in interest, fiduciary, trustee or administrator of any such Plan or trust created thereunder has engaged in a “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code which is not statutorily or administratively exempt under Sections 407 or 408 of ERISA or Section 4975 of the Code, each of which exemptions are disclosed on Schedule 5.1(m)) which would subject the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates to a material tax on “prohibited transactions” imposed by Section 4975 of the Code; provided that this representation and warranty is based upon the Borrower’s understanding provided by Lenders that the source of the Loans will not at any time constitute assets of any such Plan.  No party in interest, fiduciary, trustee or administrator of any such Plan or trust created thereunder has committed a material breach of its fiduciary duty or knowingly participated in any violation of ERISA which would subject the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates to a material penalty under Section 502 of ERISA.  Except as set forth on Schedule 5.1(m), none of the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates is a participant in or obliged to make any payment to a Multiemployer Plan.  Except as required by Sections 601 through 609 of ERISA or as disclosed on Schedule 5.1(m), Section 4980(B) of the Code and applicable state law, neither the Borrower nor any of its Subsidiaries has made any oral or written commitments to provide post-employment health or life insurance coverage with respect to any former or current employee.  The Borrower, its Subsidiaries and their respective ERISA Affiliates have properly classified individuals providing services to the Borrower or any of its Subsidiaries or any of their respective ERISA Affiliates as employees and non-employees, except to the extent that a misclassification would not result in a Materially Adverse Effect.

(n)                                 Patents, Trademarks, etc.  Schedule 5.1(n) attached hereto sets forth all registered trademarks and pending applications for trademarks of each of the Borrower Parties.  Except as disclosed on Schedule 5.1(n) attached hereto (as amended by the Borrower upon written notice to the Lenders from time to time, together with, if necessary, an amendment to the Trademark Security Agreement reflecting the addition of any new trademarks or trademark applications), each of the Borrower Parties owns, possesses or has the right to use all licenses and rights to all patents, trademarks, trademark rights, trade names, trade name rights, service marks, and copyrights, and rights with respect thereto, necessary to conduct its business in all material respects as now conducted, without known conflict with any patent, trademark, trade name, service mark, license or copyright of any other Person, and in each case, with respect to patents, trademarks, trademark rights, trade names, trade name and copyrights and licenses with respect thereto owned by the Borrower Parties, subject to no mortgage, pledge, lien, lease, encumbrance, charge, security interest, title retention agreement or option other than as otherwise permitted hereunder.  Except to the extent that there is not likely to be a Materially Adverse Effect resulting from such ineffectiveness or non-compliance, all such licenses and rights with respect to patents, trademarks, trademark rights, trade names, trade name rights, service marks and copyrights are in full force and effect, and to the extent applicable, each of the Borrower Parties is in full compliance in all material respects with all of the provisions thereof.  Except as set forth on Schedule 5.1(n) attached hereto (as amended by the Borrower upon written notice to the Lenders from time to time), no such patent, trademark, trademark rights, trade names, trade name rights, service marks, copyrights or licenses is subject to any pending or, to the best of the Borrower’s knowledge, threatened attack or revocation.  Except as set forth on Schedule 5.1(n) attached hereto, (i) none of the Borrower Parties owns any patents or material registered copyrights and (ii) the business of the Borrower Parties is not subject to any license issued by the FCC.

(o)                                 Compliance with Law; Absence of Default.  Each of the Borrower Parties is in compliance with all Applicable Laws the non-compliance with which is likely to have a Materially Adverse Effect and with all of the provisions of its articles or certificate of incorporation and by-laws, or other governing documents, as applicable, which would adversely affect any Borrower Party’s ability to perform the Obligations, and no event has occurred or has failed to occur which has not been remedied or waived, the occurrence or non-occurrence of which constitutes (i) a Default or (ii) a default by any of the Borrower Parties under any other indenture, agreement, or other instrument, or under any Material MSO Agreement or Material Film Rights Agreement, or any judgment, decree, or order to which any of the Borrower Parties is a party or by which any of the Borrower Parties, or any of their respective properties, may be bound, which default, judgment, decree or order could reasonably be considered to have a Materially Adverse Effect.

(p)                                 Casualties; Taking of Properties, etc.  Since the date of the most recent audited financial statements provided to the Credit Parties by the Borrower, neither the business nor the properties of any of the Borrower Parties has been materially and adversely affected as a result of any fire, explosion, earthquake, flood, drought, windstorm, accident, strike or other labor disturbance, embargo, requisition or taking of property or cancellation of contracts, permits or concessions by any domestic or foreign government or any agency thereof, riot, activities of armed forces, or acts of God or of any public enemy.

(q)                                 Accuracy and Completeness of Information.  None of the financial statements or any written statements delivered to any of the Credit Parties pursuant to this Agreement contains, as at the date of delivery thereof, any untrue statement of material fact nor do such financial statements, and such written statements, taken as a whole, omit to state a material fact or any fact necessary to make the statements contained therein not misleading.  As of the Agreement Date and as supplemented by the Borrower from time to time pursuant to Section 7.4(f), Schedule 5.1(q) attached hereto sets forth certain summary information with respect to each Material MSO Agreement and each Material Film Rights Agreement to which any of the Borrower Parties is a party.

(r)                                    Compliance with Regulations U and X.  None of the Borrower Parties is engaged principally or as one of its important activities in the business of extending credit for the purpose of purchasing or carrying, and the Borrower does not own or presently intend to acquire, any “margin security” or “margin stock” as defined in Regulations U and X (12 C.F.R. Parts 221 and 224) of the Board of Governors of the Federal Reserve System (herein called “margin stock”).  None of the proceeds of the Loans will be used, directly or indirectly, for the purpose of purchasing or carrying any margin stock or for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase or carry margin stock or for any other purpose which would constitute this transaction a “purpose credit” within the meaning of said

Regulations U and X.  Neither the Borrower nor any bank acting on its behalf has taken or will take any action which would cause this Agreement or the Notes to violate Regulation U or X or any other regulation of the Board of Governors of the Federal Reserve System or to violate the Securities Exchange Act of 1934.  If so requested by the Administrative Agent, the Borrower will furnish the Administrative Agent with (i) a statement or statements in conformity with the requirements of Federal Reserve Form U-1 referred to in Regulation U of said Board of Governors and (ii) other documents evidencing its compliance with the margin regulations, including, without limitation, an opinion of counsel in form and substance reasonably satisfactory to the Lenders.

(s)                                  Solvency.  The Borrower is, and each of the AMC Partners and each of the IFC Partners is, Solvent, and after giving effect to the transactions contemplated hereby and by the Loan Documents the Borrower will be, and each of the AMC Partners and each of the IFC Partners will be, Solvent.

(t)                                    Broker’s or Finder’s Commissions.  No broker’s or finder’s fee or commission will be payable with respect to the consummation of the transactions contemplated by this Agreement and the other Loan Documents, and no other similar fees or commissions will be payable by the Borrower for any other services rendered to the Borrower ancillary to the transactions contemplated herein.

(u)                                 Business.  The Borrower is a holding company whose assets consist of the equity interests of the Guarantors and the Unrestricted Subsidiaries.  The business of each of the Guarantors includes either acting as a holding company whose assets consist of the equity interests of its Subsidiaries or producing and acquiring various types of programming and distributing such programming to cable and other non-broadcast delivery systems and activities directly related thereto.

(v)                                 Name of Borrower.  Except as set forth on Schedule 5.1(v) attached hereto, none of the Borrower Parties has (i) changed its name within the five (5) year period immediately preceding the Agreement Date or (ii) transacted business under any other name or trade name or acquired any assets except for valid consideration.

(w)                               Investment Company Act.  None of the Borrower Parties is required to register under the provisions of the Investment Company Act of 1940, as amended, and neither the entering into or performance by the Borrower of this Agreement nor the making of the Loans violates any provision of such Act or requires any consent, approval, or authorization of, or registration with, any governmental or public body or authority pursuant to any of the provisions of such Act.

Section 5.2 Survival of Representations and Warranties, etc.  All representations and warranties made under this Agreement shall be deemed to be made, and shall be true and correct in all material respects, at and as of the Agreement Date and on the date of each Advance, except to the extent any representation or warranty is made solely as of the Agreement Date in accordance with the terms hereof.  All representations and warranties made under this Agreement shall survive, and not be waived by, the execution hereof by the Credit Parties, any investigation or inquiry by any of the Credit Parties or the making of any Advance under this Agreement.

ARTICLE 6 - General Covenants

So long as any of the Obligations is outstanding and unpaid or the Borrower shall have the right to borrow hereunder (whether or not the conditions to borrowing have been or can be fulfilled), and unless the Majority Lenders shall otherwise consent in writing:

Section 6.1 Preservation of Existence and Similar Matters.  The Borrower will, and will cause each of the Guarantors to, (a) preserve and maintain their respective existence, rights, licenses and privileges in their respective jurisdictions of organization and (b) qualify and remain qualified and authorized to do business in each jurisdiction in which such qualification is necessary in view of the character of their respective properties or in which the nature of their respective businesses requires such qualification or authorization, except for qualifications and authorizations, the lack of which, singly or in the aggregate, has not had and is not likely to have a Materially Adverse Effect; provided, however, any of the Borrower Parties may liquidate or dissolve, or cause the liquidation or dissolution of, any Subsidiary of the Borrower that holds no assets and conducts no business activities.

Section 6.2 Compliance with Applicable Law.  The Borrower will comply, and will cause each of the Guarantors to comply, with the requirements of all Applicable Law, except where failure to comply has not had and is not likely to have a Materially Adverse Effect.

Section 6.3 Maintenance of Properties.  The Borrower will maintain, and will cause each of the Guarantors to maintain, or cause to be maintained in the ordinary course of business in good repair, working order, and condition all properties necessary in their respective businesses (whether owned or held under lease).

Section 6.4 Accounting Methods and Financial Records.  The Borrower (or CVC on the Borrower’s behalf) will maintain, and will cause each of the Guarantors to maintain, or will maintain on their behalf, a system of accounting established and administered in accordance with GAAP, and will (or CVC on behalf of the Borrower and the Guarantors will), keep and cause each of the Guarantors to keep adequate records and books of account in which complete entries will be made in accordance with such accounting principles consistently applied and reflecting all transactions required to be reflected by such accounting principles.

Section 6.5 Insurance.  The Borrower (or CVC on the Borrower’s behalf) will, and will cause each of the Guarantors to:

(a)                                  maintain or cause to be maintained (i) insurance on the assets and properties and on its operations including, but not limited to, public liability, business interruption and fidelity coverage insurance, from responsible insurance companies in such amounts and against such risks as shall be reasonably acceptable to the Majority Lenders and (ii) maintain insurance coverage comparable to that in place on the Agreement Date, taking into account the growth of their respective businesses and operations after the Agreement Date; and

(b)                                 maintain insurance coverage with respect to the Collateral, comparable to that in place on the Agreement Date (taking into account any increase in value with respect to the Collateral) insuring against loss or damage by fire, theft, burglary, pilferage, loss in transit, explosions and hazards insured against by extended coverage, all premiums thereon to be paid by the Borrower; and

(c)                                  require that each insurance policy on its assets and properties name the Administrative Agent, as administrative agent for the Credit Parties, as additional insured and loss payee to the extent of the Obligations, and provide for at least thirty (30) days’ prior written notice to the Administrative Agent of any default under, termination of or proposed cancellation or nonrenewal of, such policy.

Section 6.6 Payment of Taxes and Claims.  The Borrower will pay and discharge, and will cause each of its Subsidiaries to pay and discharge, all taxes, assessments, and governmental charges or levies imposed upon them or upon their respective incomes or profits or upon any properties belonging to them prior to the date on which penalties attach thereto, and all lawful claims for labor, materials, and supplies which, if unpaid, would become a Lien other than a Permitted Lien upon any of their respective properties; except that no such tax, assessment, charge, levy, or claim need be paid which is being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on the appropriate books, but only so long as such tax, assessment, charge, levy, or claim does not become a Lien or charge other than a Permitted Lien and no foreclosure, distraint, sale, or similar proceedings shall have been commenced and remain unstayed for a period of thirty (30) days after such commencement.

Section 6.7 Visits and Inspections.  The Borrower will permit, and will cause each of the Guarantors to permit, representatives of (a) prior to a Default, the Arrangers upon three (3) Business Days written notice to the Borrower, and (b) subsequent to a Default, each Credit Party, upon notice prior to 10:00 a.m. (New York time) on such date, to (a) visit and inspect the properties of each of the Borrower Parties during normal business hours, (b) inspect and make extracts from and copies of their respective books and records, and (c) discuss with their respective principal officers its businesses, assets, liabilities, financial positions, results of operations, and business prospects relating to each of the Borrower Parties.

Section 6.8 Payment of Indebtedness.  The Borrower will pay, and will cause each of the Guarantors to pay, subject to any provisions therein regarding subordination, any and all of their respective Indebtedness For Money Borrowed when and as the same becomes due, other than amounts duly disputed in good faith, the non-payment of which is not likely to have a Materially Adverse Effect.

Section 6.9 Use of Proceeds.  The Borrower will use the proceeds of the Loans solely as provided in Section 2.1(f).

Section 6.10 ERISA.  The Borrower shall, and shall cause each of its Subsidiaries to, at all times make, or cause to be made, prompt payment of all material contributions required under the terms of their Plans and to meet the minimum funding standards set forth in ERISA with respect to such Plans.  The Borrower shall maintain, and shall cause each of its Subsidiaries to maintain, each of their respective Plans in material compliance with the terms of such Plans and the applicable provisions of ERISA and the Code.

Section 6.11 Further Assurances.  The Borrower will promptly cure, or cause to be cured, defects in the creation and issuance of any Notes and the execution and delivery of the Loan Documents (including, without limitation, this Agreement), resulting from any act or failure to act by any of the Borrower Parties or any employee or officer thereof.  The Borrower at its expense will promptly execute and deliver to the Credit Parties, or cause to be executed and delivered to the Credit Parties, all such other and further documents, agreements, and instruments in compliance with or for the accomplishment of the covenants and agreements of the Borrower in the Loan Documents (including, without limitation, this Agreement), or to correct any omissions in the Loan Documents, or more fully to state the obligations set out herein or in any of the Loan Documents, or to obtain any consents, all as may be necessary or appropriate in connection therewith and as may be reasonably requested.

Section 6.12 Broker’s Claims.  The Borrower hereby indemnifies and agrees to hold each of the Credit Parties harmless from and against any and all losses, liabilities, damages, costs and expenses which may be suffered or incurred by the Credit Parties, or any of them, in respect of any claim, suit, action or cause of action now or hereafter asserted by a broker or any Person acting in a similar capacity arising from or in connection with the execution and delivery of this Agreement or any other Loan Document or the consummation of the transactions contemplated herein or therein.

Section 6.13 Indemnity.  Each of the Borrower Parties, jointly and severally, will indemnify and hold harmless each of the Credit Parties and each of their respective Lender Affiliates, employees, representatives, officers and directors (collectively, the “Indemnified Parties”) from and against any and all claims, liabilities, losses, damages, actions, and demands by any party (other than with respect to any claims, actions or demands made by other such indemnified parties or any liabilities, losses or damages caused thereby) against such Credit Party, resulting from any breach or alleged breach by any of the Borrower Parties of any representation or warranty made hereunder, relating to or arising of the issuance of any Letter of Credit, or otherwise arising out of the Commitments or the making, administration or enforcement of the Loan Documents and the Loans, unless, with respect to any of the above, such Credit Party is finally judicially determined to have acted or failed to act with gross negligence or willful misconduct.

Section 6.14                                Covenants Regarding Formation of Subsidiaries, Investments and Acquisitions.  In connection with the consummation of any Acquisition or any Investment made by any of the Borrower Parties, or the formation of any new Subsidiary (which, consistent with the limitations set forth in the definition of “Subsidiary,” shall not include an Unrestricted Subsidiary for purposes of this Section) of any of the Borrower Parties, as soon as available and in any event on or before the effective date thereof, the Borrower will, and will cause each of the Guarantors to, provide to the Administrative Agent the following (all of which shall be in such form and substance as shall be acceptable to the Arrangers):

(a)                                  a duly executed joinder and supplement to this Agreement, substantially in the form of Exhibit V attached hereto (each a “Guarantee Supplement”), pursuant to which each new Subsidiary shall agree to join as a Guarantor of the Obligations under Article 3 hereof;

(b)                                 a duly executed supplement to the Subsidiary Security Agreement for each new Guarantor, together with appropriate UCC-1 financing statement forms;

(c)                                  a loan certificate for each new Guarantor, substantially in the form of Exhibit U attached hereto, together with appropriate attachments thereto;

(d)                                 in the case of any new Guarantor holding any issued and outstanding shares of capital stock (or other instruments or securities evidencing ownership) of any other Borrower Party, a duly executed supplement to the Subsidiary Pledge Agreement, pursuant to which such new Guarantor shall pledge to the Administrative Agent all of such capital stock (or other instruments or securities evidencing ownership) held by it, whether now owned or hereafter acquired;

(e)                                  a duly executed amendment to the Borrower Pledge Agreement or the Subsidiary Pledge Agreement, as applicable, pursuant to which (i) all of the issued and outstanding capital stock (or other instruments or securities evidencing ownership) of each new Guarantor shall be pledged to the Administrative Agent as additional Collateral for the Obligations, and (ii) all shares of capital stock (or other instruments or securities evidencing ownership) with respect to any Investment (including, without limitation, any Investment made pursuant to Section 8.2(c)(i) hereof, but excluding any equity interests in any of the Unrestricted Subsidiaries) beneficially owned or held by any of the Borrower Parties shall be pledged to the Administrative

Agent as additional Collateral for the Obligations, but only to the extent (except with respect to any Investment made pursuant to Section 8.2(c)(i) hereof) that the pledge of any such shares or other interests in or with respect to any Company that is not wholly-owned directly or indirectly by the Borrower will not (A) violate the Constituent Documents applicable to such Company (and, if the pledge of any such shares or other interests will violate any of such Constituent Documents, such shares or other interests shall be held by the Borrower Parties subject to the terms and conditions of this Agreement and the other Loan Documents) and (B) require the consent of any unaffiliated third party (which consent the Borrower is unable to obtain after taking reasonable steps to do so), and in the case of the foregoing clauses (i) and (ii), together with all original securities certificates, duly executed securities powers and appropriate UCC-1 financing statement forms; and

(f)                                    all other documentation, including, without limitation, (i) an amendment to the Trademark Security Agreement covering any additional registered trademarks or trademark applications owned by any of the Borrower Parties, (ii) to the extent reasonably available, financial information with respect to the designation of any new MGM Operating Company for the most recent period ending immediately prior to the date of such designation, and other financial information, to the extent available, which in the reasonable opinion of the Arrangers and the Majority Lenders is appropriate with respect to such designation of a new MGM Operating Company to confirm compliance with the terms and conditions of this Agreement, and (iii) to the extent reasonably requested by the Administrative Agent one or more opinions of counsel satisfactory to the Administrative Agent which in the reasonable opinion of the Administrative Agent is appropriate with respect to the Acquisition or formation of any new Guarantor or the addition of any new Collateral as security for the Obligations.

To the extent that any stock or other equity interests in any FUSE Company shall be sold, transferred or otherwise disposed of pursuant to Section 8.5(b) hereof, or any additional stock or other equity interests in any FUSE Company shall be issued pursuant to Section 8.5(c) hereof, the Administrative Agent shall, upon the request of the Borrower, release the Guaranty of the Obligations from such FUSE Company and the Lien of the Administrative Agent in the properties and assets of such FUSE Company, provided that (x) notwithstanding any provision to the contrary contained in this Agreement and the other Loan Documents, all of the stock or other equity interests in such FUSE Company which are owned by any Borrower Party shall continue to be pledged as collateral security for the Obligations pursuant to the Borrower Pledge Agreement or the Subsidiary Pledge Agreement, as applicable, (y) neither the Constituent Documents of such FUSE Company nor any agreement between any Borrower Party and the purchaser or investor, as applicable, in such FUSE Company shall contain any unreasonable restrictions, in the reasonable determination of the Arrangers, on the Administrative Agent’s ability to realize upon such Collateral, and (z) upon the release of the Guaranty of the Obligations from such FUSE Company and the Lien of the Administrative Agent in the properties and assets of such FUSE Company, such FUSE

Company shall constitute an Unrestricted Subsidiary and shall cease to be a Borrower Party for all purposes under this Agreement and the other Loan Documents.  Any document, agreement or instrument executed or issued pursuant to this Section 6.14 shall be and constitute a “Loan Document” for purposes of this Agreement.

Section 6.15                                Interest Rate Hedging.

(a)                                  So long as the Total Leverage Ratio is greater than 3.25 to 1.00, the Borrower shall maintain one or more Interest Hedge Agreements which fix or place a limit on the Borrower’s interest obligations at interest rates reasonably acceptable to the Arrangers such that, at all times, not less than forty percent (40%) of Indebtedness For Money Borrowed of the Borrower Parties (excluding any net obligations in respect of Interest Hedge Agreements) shall be hedged or at a fixed rate basis.  The Borrower shall enter into such Interest Hedge Agreements as required by this Section 6.15 within ninety (90) days after the delivery of the initial performance certificate pursuant to Section 7.3 hereof indicating the Total Leverage Ratio exceeds 3.25 to 1.00.

(b)                                 All obligations of the Borrower to the Credit Parties, or any of them, or any of their respective Lender Affiliates, pursuant to any Interest Hedge Agreement involving notional amounts which in the aggregate do not exceed the Commitments shall rank pari passu with all other Obligations and shall be entitled to all benefits of the Guaranties provided in Article 3 and be secured by the Security Documents.

ARTICLE 7 - Information Covenants

So long as any of the Obligations is outstanding and unpaid or the Borrower has a right to borrow hereunder (whether or not the conditions to borrowing have been or can be fulfilled) and unless the Majority Lenders shall otherwise consent in writing, the Borrower will furnish or cause to be furnished to each of the Credit Parties at their respective offices:

Section 7.1                                      Quarterly Financial Statements and Information.  On or before each applicable Financial Statements Delivery Date, with respect to each fiscal quarter of the Borrower, the following:

(a)                                  a copy of the unaudited consolidated balance sheets, of the Rainbow Group as at the end of the quarter then ended, and the related unaudited consolidated statements of income, retained earnings and cash flows for the Rainbow Group for such quarter and for the elapsed portion of the year ended with the last day of such quarter; and

(b)                                 a copy of the unaudited consolidated balance sheets, of the Borrower Parties as at the end of the quarter then ended, and the related unaudited consolidated statements of income, retained earnings and cash flows for the Borrower

Parties for such quarter and for the elapsed portion of the year ended with the last day of such quarter, setting forth in the case of the statements of income and retained earnings the financial performance of the MGM Operating Companies (by programming segment) by footnote, for such quarter and for the elapsed portion of the year ended with the last day of such quarter.

All of the foregoing financial statements shall set forth in comparative form such figures for the same period for the prior fiscal year and shall be certified by an Authorized Signatory of the Borrower to, in his or her opinion, present fairly, in accordance with GAAP, the consolidated financial position of the Rainbow Group and the Borrower Parties, as applicable, in each case as at the end of such period, and the results of operations for such period, and for the elapsed portion of the year ended with the last day of such period, subject only to normal year-end adjustments and except for the effect of not consolidating certain Unrestricted Subsidiaries in the financial statements of the Borrower Parties.

Section 7.2 Annual Financial Statements and Information; Certificate of No Default.  On or before each applicable Financial Statements Delivery Date, with respect to each fiscal year of the Borrower, the following:

(a)                                  a copy of the audited consolidated balance sheets, and the related audited consolidated statements of income, retained earnings and cash flows, of the Rainbow Group, setting forth the financial information of the Rainbow Group as at the end of the fiscal year then ended; and

(b)                                 a copy of the audited consolidated balance sheets, and the related audited consolidated statements of income, retained earnings and cash flows, of the Borrower Parties, setting forth the financial information of the Borrower Parties as at the end of the fiscal year then ended, setting forth in the case of the statements of income and retained earnings the financial performance of the MGM Operating Companies (by programming segment) by footnote, as at the end of the fiscal year then ended.

All of the foregoing financial statements shall set forth in comparative form such figures for the same period for the prior fiscal year and, with respect to the audited financial statements, shall be accompanied by an opinion of KPMG Peat Marwick or a firm of independent certified public accountants of recognized standing selected by the Borrower and satisfactory to the Majority Lenders, together with a statement of such accountants certifying that no Default or Event of Default, including, without limitation, any Default under Sections 8.8, 8.9, 8.10 and 8.11 hereof, was detected during the examination of the Rainbow Group or the Borrower Parties and that such accountants have authorized the Borrower to deliver such financial statements and opinion thereon to the Credit Parties pursuant to this Agreement.

Section 7.3 Performance Certificates.  Together with the delivery of the financial statements pursuant to Section 7.1 hereof, a certificate of an Authorized Signatory of the Borrower, in substantially the form of Exhibit W attached hereto:

(a)                                  setting forth as at the end of such quarter or year, as the case may be, the arithmetical calculations required to establish (i) the Applicable Margin and (ii) whether or not the Borrower was in compliance with the requirements of the Financial Covenants;

(b)                                 stating that, to the best of his or her knowledge, no Default or Event of Default has occurred as at the end of such quarter or year, as the case may be, or, if a Default or an Event of Default has occurred, disclosing each such Default or Event of Default and its nature, when it occurred, whether it is continuing, and the steps being taken by the Borrower with respect to such Default or Event of Default;

(c)                                  setting forth a list updating the information set forth on Schedule 5.1(c)-1 with respect to the Borrower Parties and on Schedule 5.1(c)-2 with respect to the Unrestricted Subsidiaries, in each case to the extent that the Borrower shall have formed or acquired any new Subsidiaries or designated any additional Unrestricted Subsidiaries during such quarter;

(d)                                 setting forth a list and description of all Investments, Restricted Payments and Restricted Purchases made by the Borrower Parties during such quarter; and

(e)                                  setting forth a list and description of, together with applicable financial statements, if available, for any Acquisition, formation or designation of any new MGM Operating Company during the period for which such performance certificate is being given.

Section 7.4 Copies of Other Reports.

(a)                                  Promptly upon receipt thereof, copies of all reports, if any, submitted to the Borrower by its independent public accountants regarding any of the Borrower Parties, including, without limitation, any management report prepared in connection with the annual audit referred to in Section 7.2 hereof.

(b)                                 Within sixty (60) days after the end of each fiscal year of the Borrower, the annual budget for the Borrower Parties and an updated schedule of Investments and a statement of anticipated sources and uses of funds for the Rainbow Group, in each case for the current fiscal year.

(c)                                  Promptly after the sending thereof, copies of all material statements, reports and other financial information relating to the Borrower Parties that is sent to any of the shareholders of the Borrower or CVC.

(d)                                 Promptly after the preparation of the same, copies of all material reports or financial information filed with any governmental agency, department, bureau, division or other governmental authority or regulatory body, or evidencing facts or containing information which could have a Materially Adverse Effect.

(e)                                  From time to time and promptly upon each request, such data, certificates, reports, statements, documents, or further information regarding the business, assets, liabilities, financial position, projections or results of operations of any of the Borrower Parties as the Arrangers or the Majority Lenders may reasonably request.

(f)                                    At the time audited financial statements are required to be provided under Section 7.2 hereof, summary information of the type set forth in Schedule 5.1(q) with respect to each Material MSO Agreement and each Material Film Rights Agreement then in effect to which any of Borrower Parties is a party (noting any Material MSO Agreements or Material Film Rights Agreements that have been either added or deleted with respect to the prior year).

Section 7.5 Notice of Litigation and Other Matters.  Prompt notice of the following events as to which the Borrower has received notice or otherwise become aware thereof:

(a)                                  The commencement of all material proceedings and investigations by or before any governmental body and all actions and proceedings in any court or before any arbitrator (i) against or, (ii) to the extent known to the Borrower, in any other way relating adversely and directly to any of the Borrower Parties, or any of their respective properties, assets or businesses, or which calls into question the validity of this Agreement or any other Loan Document, except where the adverse outcome of such proceeding or investigation is not likely to have a Materially Adverse Effect;

(b)                                 The commencement of any proceeding by or before any governmental body and all actions and proceedings in any court or before any arbitrator with respect to the ownership or use of “American Movie Classics”;

(c)                                  Any notice of termination, partial termination or expiration of any MSO Agreement which results in a reduction of fifteen percent (15%) or more of the number of Paying Affiliated Basic Subscribers of the Borrower Parties in the aggregate during any calendar quarter when added to all other terminations or expirations during such quarter;

(d)                                 Any material adverse change with respect to the business, assets, liabilities, financial position, or results of operations of any of the Borrower Parties, other than changes in the ordinary course of business which have not had and are not likely to have a Materially Adverse Effect;

(e)                                  Any Default or Event of Default, or any default by any of the Borrower Parties under any agreement (other than this Agreement) to which any of the Borrower Parties is party or by which any of their respective properties is bound, or the occurrence of any other event which could have a Materially Adverse Effect, giving in each case the details thereof and specifying the action proposed to be taken with respect thereto; and

(f)                                    The occurrence of any Reportable Event or “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) which is not statutorily or administratively exempt under Sections 407 or 408 of ERISA or Section 4975 of the Code with respect to any Plan of the Borrower or any of its Subsidiaries or any of their respective ERISA Affiliates or the institution or threatened institution by the PBGC of proceedings under Section 4042 of ERISA to terminate or to partially terminate any such Plan or the commencement or, to the Borrower’s knowledge, threatened commencement of any litigation regarding any such Plan or naming it or the trustee of any such Plan with respect to such Plan.

ARTICLE 8 - Negative Covenants

So long as any of the Obligations is outstanding and unpaid or the Borrower has a right to borrow hereunder (whether or not the conditions to borrowing have been or can be fulfilled) and unless the Majority Lenders shall otherwise give their prior consent in writing:

Section 8.1 Indebtedness.  The Borrower shall not, and shall not permit any of the Guarantors to, create, assume, incur or otherwise become or remain obligated in respect of, or permit to be outstanding any Indebtedness except:

(a)                                  Indebtedness under this Agreement and the other Loan Documents (including, without limitation, any Incremental Facility Indebtedness);

(b)                                 accounts payable, accrued expenses, customer advance payments and other current liabilities (other than Indebtedness For Money Borrowed) incurred in the ordinary course of business;

(c)                                  Capitalized Lease Obligations of the Borrower Parties in an aggregate amount over the remainder of the term of such obligations not to exceed $60,000,000 at any one time outstanding;

(d)                                 Indebtedness with respect to Interest Hedge Agreements having aggregate notional amounts not to exceed the Commitments, provided that the term of any such Interest Hedge Agreement does not extend beyond the Final Maturity Date;

(e)                                  intercompany Indebtedness among any of the Borrower Parties;

(f)                                    any Indebtedness issued in connection with an Authorized Debt Issuance;

(g)                                 any unsecured intercompany Indebtedness between the Borrower and any FUSE Company issued to fund any prepayment of the Loans required pursuant to Section 2.6(a) or Section 2.6(c) hereof with respect to such FUSE Company, provided that such Indebtedness shall be subordinated to the Obligations on terms and conditions the same in all material respects to the subordination provisions set forth in the Subordination of Intercompany Obligations Agreement; and

(h)                                 any Accrued Tax Liabilities.

Section 8.2 Investments.  The Borrower shall not and, shall not permit any of the Guarantors to, make any Investment, except that:

(a)                                  the Borrower Parties may purchase or otherwise acquire and own Cash Equivalents;

(b)                                 any of the Borrower Parties may make Investments in any of the other Borrower Parties;

(c)                                  so long as no Default or Event of Default then exists or would be caused thereby and in each case subject to compliance with Section 6.14 hereof, the Borrower Parties may do the following:

(i)                           make cash Investments (other than Investments in any of the GE Subsidiaries) in an aggregate amount not to exceed during any year, together with the amount of any Acquisitions made during such year under Section 8.5(d)(v)(B) hereof, the Available Basket Amount applicable to such period; provided, however, (A) the aggregate amount of Investments made pursuant to this Section 8.2(c)(i) in the MSG Companies, the Rainbow DBS Companies and any other Company engaged primarily in the direct broadcast distribution business shall not exceed $100,000,000 during the term of this Agreement, and (B) the aggregate amount of Investments made pursuant to this Section 8.2(c)(i), directly or indirectly, in CVC and CSC Holdings, together with (I) the amount of any Investments in CVC and CSC Holdings made pursuant to Section 8.2(c)(ii) below, (II) the amount of any Restricted Payments to CSC Holdings made pursuant to Section 8.7(c)(vi) hereof, and (III) in the event the stock or other equity interests in any Rainbow DBS Company shall be distributed to CSC Holdings pursuant to Section 8.7(c)(iv) hereof, the aggregate amount of Investments made pursuant to this Section 8.2(c)(i) in such Rainbow DBS Company on or before the date of such distribution, shall not at any time exceed $100,000,000 during the term of this Agreement;

(ii)                        subject only to the limitation on Investments in CVC and CSC Holdings set forth in the foregoing clause (c)(i)(B), make cash Investments (other than Investments in any of the GE Subsidiaries) funded by Net Cash Proceeds received in connection with (A) the issuance of any New Affiliated Equity or (B) any Authorized Debt Issuance, in each case to the extent such Net Cash Proceeds are not used by the Borrower Parties for any other purpose;

(iii)                     make Investments (other than Investments in any of the GE Subsidiaries) made solely using capital stock or other securities of CVC;

(iv)                    make Investments in any of the GE Subsidiaries funded by Net Cash Proceeds received in connection with the issuance of any New Affiliated Equity for the sole purpose of making, and in amounts not to exceed the amounts of, any payments due with respect to the GE Stock Monetization Transaction; and

(v)                       after the sale, transfer or other disposition of any stock or other equity interests in any FUSE Company and the release of the Guaranty of the Obligations from such FUSE Company and the Administrative Agent’s Lien in the properties and assets of such FUSE Company, but only so long as the Borrower shall continue to own, directly or indirectly, a portion of the stock or other equity interests of such FUSE Company, make (A) cash Investments in such FUSE Company in an aggregate amount not to exceed one hundred percent (100%) of the Net Cash Proceeds received in connection with such sale, transfer or other disposition, and (B) non-cash Investments in such FUSE Company consisting of any non-cash consideration received by any Borrower Party in connection with the sale, transfer or other disposition of any stock or other equity interests of such FUSE Company, in each case promptly following the consummation of such sale, transfer or other disposition.

Section 8.3 Limitation on Liens.  The Borrower shall not, and shall not permit any of the Guarantors to, create, assume, incur or permit to exist or to be created, assumed, incurred or permitted to exist, directly or indirectly, any Lien on any of its properties or assets, whether now owned or hereafter acquired, except for Permitted Liens.  Except for the agreement set forth in the foregoing sentence, none of the Borrower Parties shall agree with any other Person not to grant a Lien on any material portion of their respective assets to secure Indebtedness.

Section 8.4 Amendment and Waiver.  The Borrower shall not, and shall not permit any of the Guarantors to, enter into any amendment, or agree to or accept any waiver, (a) which would materially adversely affect the rights of the Borrower, the MGM Operating Companies and the Credit Parties, or any of them, of any of the provisions of (i) the Constituent Documents of any of the Borrower Parties and (ii) any Material Affiliate Contracts, (b) which would have a Materially Adverse Effect, of any of the provisions of any agreement between any of the Borrower Parties, on the one hand, and any of its Affiliates, on the other hand, and (c) of any of the provisions of any of the

Material Affiliate Contracts which would (i) accelerate the payment of amounts due thereunder by more than one (1) year and (ii) cause the aggregate amount of all accelerated payments thereunder (together with any prior accelerated payments) to exceed $15,000,000.

Section 8.5 Liquidation; Disposition or Acquisition of Assets.

(a)                                  The Borrower shall not, and shall not permit any of the Guarantors to, at any time, (i) liquidate or dissolve itself (or suffer any liquidation or dissolution) or otherwise wind up, or (ii) sell, lease, abandon, transfer, exchange or otherwise dispose of any assets (not constituting capital stock, partnership interests or other equity interests) or business in excess of $10,000,000 in the aggregate during the term of this Agreement, or (iii) enter into any merger or consolidation, except, in each case, for (x) sales, dispositions, mergers, consolidations or exchanges by any Guarantor of its businesses, assets or rights to or with another Borrower Party, and (y) sales or dispositions in the ordinary course of business by any of the Borrower Parties of obsolete or worn-out property or other property reasonably determined by the management of the disposing Company to be not used or useful in its business.

(b)                                 The Borrower shall not, and shall not permit any of the Guarantors, RRH I or RRH II to, sell, lease, abandon, transfer, exchange or otherwise dispose of any assets constituting capital stock, partnership interests or other equity interests of any of RRH I, RRH II, RRH, RAH, RNSH, any member of the Mag Rack Group or any other Company constituting a Material Subsidiary, unless in any such case the Arrangers shall have provided their prior written consent to such transaction, except that (i) the Borrower may dispose of its interest in any Rainbow DBS Company, and (ii) the Borrower Parties may dispose of all or a portion of their equity interests in each of the FUSE Companies to a non-Affiliate, subject to compliance with Section 2.6(c) and Section 6.14 hereof, but only to the extent that upon consummation of any such transaction the applicable FUSE Companies shall cease to be Borrower Parties for purposes of this Agreement, in each case without the consent of the Arrangers.

(c)                                  The Borrower shall not, and shall not permit any of the Guarantors to, at any time, issue any capital stock, partnership interests or other equity interests in any of the Borrower Parties, except for (i) the issuance of capital stock, partnership interests or other equity interests in the Borrower in connection with the issuance of any New Affiliated Equity, (ii) with the consent of the Arrangers and subject to compliance with Section 6.14 hereof, any FUSE Company may issue additional equity interests in itself to a non-Affiliate, and (iii) notwithstanding the foregoing clause (ii), to the extent that upon consummation of any such issuance the applicable FUSE Company shall cease to be a Borrower Party for purposes of this Agreement, such FUSE Company may issue additional equity interest in itself to a non-Affiliate subject to compliance with Section 2.6(a) and Section 6.14 hereof.

(d)                                 The Borrower shall not, and shall not permit any of the Guarantors to, at any time, acquire assets, property, stock or the business of any other Person except for (i) Capital Expenditures in the ordinary course of business of the applicable Borrower Parties, (ii) purchases of assets in the ordinary course of business of the applicable Borrower Parties, (iii) Film Rights Agreements, (iv) Permitted Investments, and (v) so long as no Default or Event of Default then exists or would be caused thereby and subject to compliance with Section 6.14 hereof, (A) Acquisitions consummated solely in exchange for capital stock of CVC, (B) Acquisitions in an aggregate amount not to exceed during any year, together with the amount of any Investments made under Section 8.2(c)(i) hereof during such year, the Available Basket Amount applicable to such period, and (C) Acquisitions funded by Net Cash Proceeds received in connection with (I) the issuance of any New Affiliated Equity or (II) any Authorized Debt Issuance, in each case to the extent such Net Cash Proceeds are not used by the Borrower Parties for any other purpose.

Section 8.6 Limitation on Guaranties.  The Borrower shall not, and shall not permit any of the Guarantors to, at any time guarantee, or assume, be obligated with respect to, or permit to be outstanding any Guaranty of, any obligation of any other Person other than (a) under any Loan Document, (b) obligations under agreements to indemnify Persons who have issued bid or performance bonds or letters of credit issued in lieu of such bonds in the ordinary course of business of such Borrower Party securing performance by any Borrower Party of activities otherwise permissible hereunder, (c) a guaranty by endorsement of negotiable instruments for collection in the ordinary course of business, (d) the guaranty obligations of the Borrower arising in respect of the Cubs Guaranty and the Sportsvision Guaranty, so long as (i) such obligations do not exceed (x) in the case of the Cubs Guaranty, $119,250,000, and (y) in the case of the Sportsvision Guaranty, $330,750,000, in each case at any time during the term of this Agreement without the prior written consent of the Arrangers, (ii) such obligations are unsecured, (iii) the terms of the Cubs Guaranty and the Sportsvision Guaranty, and the programming rights agreements underlying such Guaranties, do not provide for acceleration of the obligations thereunder, and (iv) none of the terms of the Cubs Guaranty and the Sportsvision Guaranty, and the programming rights agreements underlying such Guaranties, shall be amended or modified during the term of this Agreement, without the prior written consent of the Arrangers, if the effect of such amendment or modification would be to increase the amount of the Borrower’s obligations under either the Cubs Guaranty or the Sportsvision Guaranty, (e) Guaranties constituting Investments permitted to be made pursuant to Section 8.2(c), (f) unsecured Guaranties of the Borrower’s obligations in respect of any Authorized Debt Issuance, and (g) those Guaranties described on Schedule 8.6 attached hereto (as such schedule may be amended by the Borrower from time to time), undertaken in the ordinary course of business of the Borrower Parties, including, without limitation, Guaranties issued for purposes of securing (i) programming or transponder rights, (ii) production, sports team and product related arrangements, (iii) affiliation agreements, (iv) advertising representation agreements, marketing and service arrangements, or (v) real estate leases, and extensions, replacements and modifications of the foregoing, provided that the aggregate amount of all such Guaranties under this Section 8.6(g) at any time outstanding does not exceed $45,000,000.

Section 8.7 Restricted Payments and Purchases.  The Borrower shall not, and shall not permit any of the Guarantors to, directly or indirectly, declare or make any Restricted Payment or Restricted Purchase, except that (a) the Guarantors may make Restricted Payments to the Borrower, (b) the Borrower may make payments in respect of Employee Stock Incentive Expense, and (c) so long as no Default or Event of Default then exists or would be caused thereby, the Borrower may (i) pay to CVC and CSC Holdings amounts due in respect of the Accrued Tax Liabilities under, and in accordance with, the Tax Sharing Policy; (ii) make regularly scheduled payments of interest in respect of Indebtedness outstanding in connection with an Authorized Debt Issuance; (iii) make Restricted Payments, subject to the Subordination of Intercompany Obligations Agreement, for payment of fees under the Consulting Agreement and for reimbursement of services to the extent set forth the Services Agreement; (iv) distribute the stock or other equity interests owned by the Borrower in any Rainbow DBS Company, or any Net Cash Proceeds received by the Borrower in connection with any sale of any Rainbow DBS Company, to CSC Holdings; (v) distribute the stock or other equity interests owned by the Borrower in any MSG Company to CSC Holdings; (vi) make cash distributions to CSC Holdings funded by the Net Cash Proceeds received in connection with any Authorized Debt Issuance concurrently with the closing of such Authorized Debt Issuance to the extent such Net Cash Proceeds are not used by the Borrower Parties for any other purpose, provided, however, the aggregate amount of cash distributions made to CSC Holdings pursuant to this clause (vi), together with (A) the aggregate amount of Investments made in CVC and CSC Holdings pursuant to Section 8.2(c) hereof and (B) in the event the stock or other equity interests in any Rainbow DBS Company shall be distributed to CSC Holdings pursuant to the foregoing clause (iv), the aggregate amount of Investments made pursuant to Section 8.2(c)(i) hereof in such Rainbow DBS Company on or before the date of such distribution, shall not at any time exceed $100,000,000 during the term of this Agreement; (vii) make cash distributions to CSC Holdings funded by cash on the balance sheets of AMC, IFC and the RPP Regional Sports Networks as of December 31, 2003, in an aggregate amount not to exceed $100,000,000 substantially contemporaneously with year-end to the extent such cash is not used by the Borrower Parties for any other purpose; and (viii) make cash distributions to CSC Holdings substantially contemporaneously with the Agreement Date from the proceeds of the Incremental Term C Loans in an aggregate amount not to exceed $400,000,000 to the extent not used by the Borrower Parties for any other purpose.

Section 8.8 Total Leverage Ratio.  The Borrower shall not permit, (a) as of the end of any fiscal quarter or (b) as of the date of any Advance increasing the Obligations hereunder, the Total Leverage Ratio (after giving effect to such Advance, if applicable) to exceed the applicable ratio for calculation dates during the periods set forth below:

Period	Ratio
Agreement Date through September 30, 2004	5.50 to 1.00
October 1, 2004 through March 31, 2005	5.25 to 1.00
April 1, 2005 through September 30, 2005	4.75 to 1.00
October 1, 2005 through March 31, 2006	4.50 to 1.00
April 1, 2006 and thereafter	4.25 to 1.00

Section 8.9 Senior Leverage Ratio.  The Borrower shall not permit, (a) as of the end of any fiscal quarter, or (b) as of the date of any Advance increasing the Obligations hereunder, the Senior Leverage Ratio (after giving effect to such Advance, if applicable) to exceed the applicable ratio for calculation dates during the periods set forth below:

Period	Ratio
Agreement Date through June 30, 2004	4.50 to 1.00
July 1, 2004 through September 30, 2004	4.25 to 1.00
October 1, 2004 through March 31, 2005	4.00 to 1.00
April 1, 2005 through September 30, 2005	3.75 to 1.00
October 1, 2005 through June 30, 2006	3.25 to 1.00
July 1, 2006 through September 30, 2007	3.00 to 1.00
October 1, 2007 through June 30, 2008	2.50 to 1.00
July 1, 2008 and thereafter	2.00 to 1.00

Section 8.10                                Interest Coverage Ratio.  The Borrower shall not permit, as of the end of any fiscal quarter ending during the term of this Agreement, the Interest Coverage Ratio to be less than 3.50 to 1.00.

Section 8.11                                Debt Service Ratio. The Borrower shall not permit, as of the end of any fiscal quarter ending during the term of this Agreement, the Debt Service Ratio to be less than the applicable ratio for the fiscal quarters ending during the periods set forth below:

Period	Ratio
Agreement Date through December 31, 2006	2.00 to 1.00
January 1, 2007 and thereafter	1.10 to 1.00

Section 8.12                                Affiliate Transactions. The Borrower shall not, and shall not permit any of the Guarantors to, at any time engage in or amend any transaction with any Affiliate, or make an assignment or other transfer of any of its assets to any Affiliate, on terms less advantageous to such Borrower Party than would be the case if such transaction had been effected with a non-Affiliate, in each case other than as set forth on Schedule 8.11 attached hereto or as otherwise permitted under this Agreement.

Section 8.13                                Real Estate.  None of the Borrower Parties shall purchase, or become obligated to purchase, real estate in an amount in excess of $20,000,000 in the aggregate during the term of this Agreement.

Section 8.14                                ERISA Liabilities.  The Borrower shall not fail, and shall cause each of its Subsidiaries not to fail, to make all material contributions in accordance with the terms of their respective Plans and to meet all of the applicable minimum funding requirements of ERISA and the Code, and, to the extent that the assets of such Plans would be less than an amount sufficient to provide all accrued benefits payable under such Plans determined on an ongoing basis, shall make the maximum deductible contributions allowable under the Code.  Neither the Borrower nor any of its Subsidiaries shall incur any material withdrawal liability with respect to any Multiemployer Plan.  Neither the Borrower nor any of its Subsidiaries shall make any commitment to provide post-employment health or life insurance benefits, except as required by Section 601 through 609 of ERISA, Section 4980(B) of the Code and applicable state law, nor terminate any Plan if its termination would reasonably be expected to have a Materially Adverse Effect.

Section 8.15                                Sales and Leasebacks.  None of the Borrower Parties will enter into any arrangement, directly or indirectly, with any Person whereby any such Borrower Party shall sell or transfer any property, real or personal, whether now owned or hereafter acquired, and whereby any such Borrower Party shall then or thereafter rent or lease as lessee such property or any part thereof or other property which any such Borrower Party intends to use for substantially the same purpose or purposes as the property sold or transferred, unless in each case, the sale or transfer of such property is permitted by Section 8.5 hereof.

Section 8.16                                Negative Pledge.  The Borrower shall not, and shall not permit any of the Guarantors to, directly or indirectly, enter into any agreement (other than the Loan Documents) with any Person that prohibits or restricts or limits the ability of any such Borrower Party to create, incur, pledge or suffer to exist any Lien upon any of its respective assets, or restricts the ability of any Guarantor to make Restricted Payments to the Borrower.

ARTICLE 9 - Default

Section 9.1 Events of Default.  Each of the following shall constitute an Event of Default, whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment or order of any court or any order, rule, or regulation of any governmental or non-governmental body:

(a)                                  Any representation or warranty made under this Agreement shall prove incorrect or misleading in any material respect when made or deemed to have been made;

(b)                                 The Borrower shall default (i) in the payment of any interest and fees payable hereunder or under the other Loan Documents and such Default shall not have been cured by payment of such overdue amounts in full within five (5) days from the date such payment became due, or (ii) in the payment of any principal of the Loans when due hereunder or under the other Loan Documents;

(c)                                  The Borrower shall default in the performance or observance of any agreement or covenant contained in Article 8;

(d)                                 There shall occur any Default in the performance or observance of any agreement or covenant or breach of any representation or warranty contained in any of the Loan Documents (other than this Agreement or as otherwise provided in Section 9.1 of this Agreement), which shall not be cured to the Majority Lenders’ satisfaction within the applicable cure period, if any, provided for in such Loan Document;

(e)                                  The Borrower shall default in the performance or observance of any other agreement or covenant contained in this Agreement not specifically referred to elsewhere in this Section 9.1, and such Default shall not be cured to the Majority Lenders’ satisfaction within a period of thirty (30) days from the occurrence of such default;

(f)                                    There shall have occurred a Change of Control (notwithstanding anything to the contrary contained in this Agreement, any direct or indirect amendment to, or waiver of, this Section 9.1(f) or the definition of “Change of Control” shall require the written consent of all of the Lenders to the extent such amendment or waiver shall occur in connection with, or as a result of, the Rainbow DBS Spin-Off);

(g)                                 Subject to subsection (h) below, the aggregate number of Paying Affiliated Basic Subscribers of the Borrower Parties shall at any time be less than seventy-five percent (75%) of the aggregate number of such Paying Affiliated Basic Subscribers as of December 31, 2002, if such loss of Paying Basic Affiliated Subscribers would have a Materially Adverse Effect and if such loss of Paying Affiliated Basic Subsidiaries is not cured by the creation of new Paying Affiliated Basic Subscribers of the Borrower Parties within sixty (60) days after the occurrence thereof;

(h)                                 The aggregate number of Paying Affiliated Basic Subscribers of the Borrower Parties shall at any time be less than seventy percent (70%) of the aggregate number of such Paying Affiliated Basic Subscribers as of December 31, 2002, if such loss of Paying Affiliated Basic Subscribers would have a Materially Adverse Effect;

(i)                                     There shall be entered a decree or order for relief in respect of the Borrower, any of its Material Subsidiaries, CSC Holdings or CVC under the Bankruptcy Code, or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator, or similar official of the Borrower, any of its Material Subsidiaries, CSC Holdings or CVC, or of any substantial part of their respective properties, or ordering the winding-up or liquidation of the affairs of any of the Borrower, any of its Material Subsidiaries, CSC Holdings or CVC, or an involuntary petition shall be filed against any of the Borrower, any of its Material Subsidiaries, CSC Holdings or CVC and a temporary stay entered, and (i) such petition and stay shall not be diligently contested, or (ii) any such petition and stay shall continue undismissed for a period of thirty (30) consecutive days;

(j)                                     The Borrower, any of its Material Subsidiaries, CSC Holdings or CVC shall file a petition, answer, or consent seeking relief under the Bankruptcy Code, or the Borrower, any of its Material Subsidiaries, CSC Holdings or CVC shall consent to the institution of proceedings thereunder or to the filing of any such petition or to the appointment or taking of possession of a receiver, liquidator, assignee, trustee, custodian, sequestrator, or other similar official of the Borrower, any of its Material Subsidiaries, CSC Holdings or CVC, or of any substantial part of their respective properties, or the Borrower, any of its Material Subsidiaries, CSC Holdings or CVC shall fail generally to pay their respective debts as they become due, or the Borrower, any of its Material Subsidiaries, CSC Holdings or CVC shall take any action in furtherance of any such action;

(k)                                  A final judgment shall be entered by any court against any of the Borrower Parties for the payment of money which exceeds $5,000,000, or a warrant of attachment or execution or similar process shall be issued or levied against property of any of the Borrower Parties which, together with all other property of any of the Borrower Parties subject to other such process, exceeds in value $5,000,000 in the aggregate, and if, within thirty (30) days after the entry, issue, or levy thereof, such judgment, warrant, or process shall not have been paid or discharged or stayed pending appeal, or if, after the expiration of any such stay, such judgment, warrant, or process shall not have been paid or discharged;

(l)                                     There shall be at any time (i) any “accumulated funding deficiency” (as defined in Section 302 of ERISA or in Section 412 of the Code) with respect to any Plan maintained by the Borrower or any of its Subsidiaries, or to which the Borrower or any of its Subsidiaries, has any material liabilities, or any trust created thereunder, or (ii) a trustee appointed by a United States District Court to administer any such Plan under Section 4042 of ERISA, or (iii) proceedings instituted by the PBGC to terminate any such Plan under Section 4042 of ERISA, or (iv) incurred by the Borrower or any of its Subsidiaries any liability to the PBGC in connection with the distress termination of any such Plan under Section 4041(c) of ERISA; or any fiduciary of, or party in interest to, any Plan or trust created under any Plan of the Borrower or any of its Subsidiaries shall engage in a “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) which would subject the Borrower or any of its Subsidiaries to a tax on “prohibited transactions” imposed by Section 4975 of the Code, or (v) any fiduciary of, or party in interest to, any Plan or trust created under any Plan of the Borrower or any of its Subsidiaries shall engage in a breach of fiduciary responsibility or knowingly participate in any violation of ERISA; or any Plan of the Borrower or any of its Subsidiaries which is intended to qualify under Section 401(a) of the Code shall have its application for or a favorable IRS determination with respect to the qualification requirements under such section of the Code denied by the IRS, or have the IRS revoke its previously issued determination; and in each case, such event or condition, together with other such events or conditions, if any, would subject the Borrower and its Subsidiaries to any tax, liability or penalty in excess of $5,000,000 in the aggregate;

(m)                               There shall occur any default under any material indenture, agreement, or instrument evidencing Indebtedness For Money Borrowed of any of the Borrower Parties (including, without limitation, any Authorized Debt Issuance);

(n)                                 All or any portion of any Loan Document shall at any time and for any reason be declared to be null and void or otherwise unenforceable by a court of competent jurisdiction in a suit with respect to such Loan Document, or a proceeding shall be commenced by any governmental authority having jurisdiction over any of the Borrower Parties involving a legitimate dispute or a proceeding shall be commenced by any of the Borrower Parties, in either case seeking to establish the invalidity or unenforceability of any Loan Document (exclusive of questions of interpretation of any provision thereof), or any of the Borrower Parties shall deny that it has any liability or obligation for the payment of principal or interest purported to be created under any Loan Document;

(o)                                 There shall occur a default by any of the Borrower Parties (if such default is not cured or waived within any applicable grace period) under any Material MSO Agreement, which default would have a Materially Adverse Effect; or

(p)                                 There shall exist any default under, or any cancellation of (without a contemporaneous replacement, or if interim substitute arrangements have been made with respect thereto, replacement within forty-five (45) days, of), any Transponder Lease Agreement if such default is not cured within any applicable cure period and if such default or cancellation, as applicable, would have a Materially Adverse Effect;

Notwithstanding anything to the contrary contained in the foregoing, no Event of Default shall be deemed to have occurred as a result of any restatement or prior period adjustment made in connection with, or as a result of, the investigation of improper expense accruals at the Borrower and its Subsidiaries, which accruals were disclosed by CVC or the Borrower in public filings made with the SEC prior to the Agreement Date, which restatement or adjustment would not constitute a Restatement.

Section 9.2 Remedies.  If an Event of Default shall have occurred and shall be continuing:

(a)                                  With the exception of an Event of Default specified in Sections 9.1(i) or 9.1(j) hereof, the Administrative Agent, at the direction of the Majority Lenders, shall (i) terminate the Commitments and any obligations of the Swing Loan Lender to advance the Swing Loan Committed Amount hereunder and (ii) declare the principal of and interest on the Loans and all other Obligations to be forthwith due and payable without presentment, demand, protest, or notice of any kind, all of which are hereby expressly waived, anything in this Agreement or in the other Loan Documents to the contrary notwithstanding, or both.

(b)                                 Upon the occurrence and continuance of an Event of Default specified in Sections 9.1(i) or 9.1(j) hereof, such principal, interest, and other obligations shall thereupon and concurrently therewith become due and payable, and the Commitments shall forthwith terminate and any obligations of the Swing Loan Lender to advance the Swing Loan Committed Amount shall forthwith terminate, all without any action by the Credit Parties or the Majority Lenders and without presentment, demand, protest, or other notice of any kind, all of which are expressly waived, anything in this Agreement or in the other Loan Documents to the contrary notwithstanding.

(c)                                  With respect to any outstanding Letters of Credit with respect to which presentment for honor shall not have occurred at the time of any acceleration of the Obligations (other than obligations with respect to Interest Hedge Agreements) pursuant to this Section 9.2, the Borrower shall promptly upon demand by any Issuing Bank deposit in an account of such Issuing Bank for the benefit of such Issuing Bank an amount equal to the aggregate undrawn and unexpired amount of each outstanding Letter of Credit issued by such Issuing Bank, which cash will be held by such

Issuing Bank and applied to the payment of drafts drawn under such Letters of Credit and the unused portion thereof after such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other Obligations hereunder in the manner set forth in Section 2.12(b) hereof.

(d)                                 The Arrangers and the Administrative Agent, with the concurrence of the Majority Lenders, shall exercise all of the post-default rights granted to it and to them under the Loan Documents or under Applicable Law.

(e)                                  The rights and remedies of the Arrangers and the Administrative Agent and the Lenders hereunder shall be cumulative, and not exclusive.

ARTICLE 10 - The Agents

Section 10.1                                Appointment and Authorization.  Each Lender hereby irrevocably appoints and authorizes, and hereby agrees that it will require any transferee of any of its interest in its Commitments and Loans irrevocably to appoint and authorize, each of the Agents to take such actions as its agent on its behalf and to exercise such powers hereunder and under the Security Documents as are delegated by the terms hereof and thereof, together with such powers as are reasonably incidental thereto and as may be provided by any Loan Document.  Any action taken by any of the Agents under this Agreement or any Loan Document shall be taken for itself and for the ratable benefit of each of the other Credit Parties, except as may be otherwise expressly provided in this Agreement or in any other Loan Document.  None of the Agents nor any of their respective Lender Affiliates, directors, officers, employees, or agents shall be liable for any action taken or omitted to be taken by any of them hereunder or in connection herewith, except for its or their own gross negligence or willful misconduct.  Neither of the Co-Syndication Agents and neither of the Co-Documentation Agents shall have any obligations under this Agreement in such capacity.

Section 10.2                                Delegation of Duties.  The Agents may execute any of their respective duties under the Loan Documents by or through agents or attorneys selected by them, respectively, using reasonable care and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  None of the Agents shall be responsible to any of the Lenders for the negligence or misconduct of any agents or attorneys selected by any of them, respectively, with reasonable care.

Section 10.3                                Interest Holders.  The Agents may treat each Lender, or the Person designated in the last notice filed with the Administrative Agent under this Section 10.3, as the holder of all of the interests of such Lender in its Commitments and its Loans until written notice of transfer, signed by such Lender (or the Person designated in the last notice filed with the Administrative Agent) and by the Person designated in such written notice of transfer, in form and substance satisfactory to the Administrative Agent, shall have been filed with the Administrative Agent.

Section 10.4                                Consultation with Counsel.  Each of the Agents may consult with legal counsel selected by it and shall not be liable for any action taken or suffered by it in good faith in reliance thereon.

Section 10.5                                Documents.  None of the Agents shall be under any duty to examine, inquire into, or pass upon the validity, effectiveness, or genuineness of this Agreement or any instrument, document, or communication furnished pursuant hereto or in connection herewith, and each of the Agents shall be entitled to assume that they are valid, effective, and genuine, have been signed or sent by the proper parties, and are what they purport to be.

Section 10.6                                Security Documents.  The Administrative Agent, as administrative agent hereunder and under the Security Documents, is hereby authorized to act on behalf of the Credit Parties, in its own capacity and through other agents and sub-agents appointed by it with due care, under the Security Documents and to file UCC-1 financing statement forms in connection therewith, provided that, unless otherwise expressly provided in this Agreement, the Administrative Agent shall not agree to the release of any Collateral except in compliance with Section 12.12 hereof.  In connection with its role as secured party with respect to the Collateral hereunder, the Administrative Agent shall act as administrative agent, for itself and for the benefit of the Credit Parties, and such role as administrative agent shall be disclosed on all appropriate accounts, certificates, filings, mortgages, and other collateral documentation.

Section 10.7                                Arrangers and Affiliates.  With respect to the Commitments and the Loans, any Lender which is a Lender Affiliate of any Agent shall have the same rights and powers hereunder as any other Lender, and each Agent and its respective Lender Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Lender Affiliates of, or Persons doing business with, the Borrower, as if it were not affiliated with such Agent and without any obligation to account therefor.

Section 10.8                                Responsibility of the Agents.  The duties and obligations of the Agents under this Agreement are only those expressly set forth in this Agreement.  Each of the Agents shall be entitled to assume that no Default or Event of Default has occurred and is continuing unless it has actual knowledge, or has been notified by the Borrower, of such fact, or has been notified by a Lender that such Lender considers that a Default or an Event of Default has occurred and is continuing, and such Lender shall specify in detail the nature thereof in writing.  None of the Agents shall be liable to any of the Lenders hereunder for any action taken or omitted to be taken except for its own gross negligence or willful misconduct.  The Administrative Agent shall provide each Lender with copies of such documents received from the Borrower as such Lender may reasonably request.

Section 10.9                                Action by Agents.

(a)                                  Except for action requiring the approval of the Majority Lenders, the Super-Majority Lenders or all of the Lenders, as the case may be, each Agent shall be entitled to use its discretion with respect to exercising or refraining from exercising any rights which may be vested in it by, and with respect to taking or refraining from taking any action or actions which it may be able to take under or in respect of, this Agreement, unless such Agent shall have been instructed by the Majority Lenders, the Super-Majority Lenders or all the Lenders, as the case may be, to exercise or refrain from exercising such rights or to take or refrain from taking such action, provided that such Agent shall not exercise any rights under Section 9.2(a) of this Agreement without the request of the Majority Lenders.  None of the Agents shall incur any liability under or in respect of this Agreement with respect to anything which it may do or refrain from doing in the reasonable exercise of its judgment or which may seem to it to be necessary or desirable in the circumstances, except for its own gross negligence or willful misconduct.

(b)                                 None of the Agents shall be liable to the Lenders, or any of them, in acting or refraining from acting under this Agreement in accordance with the instructions of the Majority Lenders, the Super-Majority Lenders or all the Lenders, as the case may be, and any action taken or failure to act pursuant to such instructions shall be binding on all Lenders.

Section 10.10                          Notice of Default or Event of Default.  In the event that any of the Credit Parties shall acquire actual knowledge, or shall have been notified in writing, of any Default or Event of Default, such Credit Party shall promptly notify the other Credit Parties, and each Agent shall take such action and assert such rights under this Agreement as the Majority Lenders shall request in writing, and none of the Agents shall be subject to any liability by reason of its acting pursuant to any such request.  If the Majority Lenders shall fail to request an Agent to take action or to assert rights under this Agreement in respect of any Default or Event of Default within ten (10) days after their receipt of the notice of any Default or Event of Default from any Credit Party, or shall request inconsistent action with respect to such Default or Event of Default, such Agent may, but shall not be required to, take such action and assert such rights (other than rights under Article 9 hereof) as it deems in its discretion to be advisable for the protection of the Lenders, except that, if the Majority Lenders have instructed such Agent not to take such action or assert such right, in no event shall such Agent act contrary to such instructions.

Section 10.11                          Responsibility Disclaimed.  None of the Agents shall be under any liability or responsibility whatsoever as such:

(a)                                  To the Borrower or any other Person or entity as a consequence of any failure or delay in performance by or any breach by, any Lender or Lenders of any of its or their obligations under this Agreement;

(b)                                 To any Lender or Lenders, as a consequence of any failure or delay in performance by, or any breach by, the Borrower or any other obligor of any of its obligations under this Agreement or any of the other Loan Documents; or

(c)                                  To any Lender or Lenders for any statements, representations, or warranties in this Agreement, or any other document contemplated by this Agreement or any information provided pursuant to this Agreement, any of the other Loan Documents, or any other document contemplated by this Agreement, or for the validity, effectiveness, enforceability, or sufficiency of this Agreement, any of the other Loan Documents, or any other document contemplated by this Agreement.

Section 10.12                          Indemnification.  Each of the Lenders agrees to indemnify each of the Agents in their respective capacities as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) pro rata according to their respective Commitment Percentages, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including fees and expenses of experts, agents, consultants and counsel), or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against such Agent in any way relating to or arising out of this Agreement, any of the other Loan Documents, or any other document contemplated by this Agreement or any action taken or omitted by such Agent under this Agreement, any of the other Loan Documents, or any other document contemplated by this Agreement, except that no Lender shall be liable to such Agent for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, or disbursements resulting from the gross negligence or willful misconduct of such Agent.

Section 10.13                          Credit Decision.  Each Lender represents and warrants to each other and to each Agent that:

(a)                                  In making its decision to enter into this Agreement and to make Advances, it has independently taken whatever steps it considers necessary to evaluate the financial condition and affairs of the Borrower Parties and that it has made an independent credit judgment, and that it has not relied upon information provided by any Agent; and

(b)                                 So long as any portion of the Loans remains outstanding, it will continue to make its own independent evaluation of the financial condition and affairs of the Borrower Parties.

Section 10.14                          Successor Agents.  Subject to the appointment and acceptance of a successor Agent (which shall be any Lender or a Lender Affiliate or a commercial lender organized under the laws of the United States of America or any political subdivision thereof which has a combined capital and reserves in excess of $250,000,000) as provided below, any Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower and may be removed at any time for cause by the Majority Lenders.  Upon any such resignation or removal, the Majority Lenders shall have the right to appoint, subject to such Lender’s consent in its sole discretion, a successor Agent from among the Lenders or the Lender Affiliates.  If no successor Agent shall have been so appointed by the Majority Lenders, and shall have accepted such appointment within thirty (30) days after the retiring Agent’s giving of notice of resignation or the Majority Lenders’ removal of the retiring Agent, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent which shall be any Lender or a Lender Affiliate or a commercial bank organized under the laws of the United States of America or any political subdivision thereof which has combined capital and reserves in excess of $250,000,000.  Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges, duties, and obligations of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder.  After any retiring Agent’s resignation or removal hereunder as Agent, the provisions of this Section 10.14 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as an Agent.

ARTICLE 11 - Change in Circumstances
Affecting Eurodollar Advances

Section 11.1                                Eurodollar Basis Determination Inadequate or Unfair.  Notwithstanding anything contained herein which may be construed to the contrary, if with respect to any proposed Eurodollar Advance for any Eurodollar Advance Period, the Administrative Agent determines after consultation with the Lenders that deposits in Dollars (in the applicable amount) are not being offered to each of the Lenders in the relevant market for such Eurodollar Advance Period, the Administrative Agent shall forthwith give notice thereof to the Borrower and the Lenders, whereupon until the Administrative Agent notifies the Borrower that the circumstances giving rise to such situation no longer exist, the obligations of the Lenders to make Eurodollar Advances shall be suspended.

Section 11.2                                Illegality.  If any Applicable Law, or any change therein, or any interpretation or change in interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender with any request or directive (whether or not having the force of law) of any such governmental authority, central bank or comparable agency, shall make it unlawful or impossible for any Lender to make, maintain or fund its Eurodollar Advances, such Lender shall so notify the Administrative Agent, and the Administrative Agent shall forthwith give notice thereof to the other Lenders and the Borrower.  Before giving any notice to the Administrative Agent pursuant to this Section 11.2, such Lender shall designate a different lending office if such designation will avoid the need for giving such notice and will not, in the judgment of such Lender, be otherwise disadvantageous to such Lender.  Upon receipt of such notice, notwithstanding anything contained in Article 2 hereof, the Borrower shall repay in full the then outstanding principal amount of each Eurodollar Advance of such Lender so affected, together with accrued interest thereon, either (a) on the last day of the then current Eurodollar Advance Period applicable to such Advance if such Lender may lawfully continue to maintain and fund such Eurodollar Advance to such day or (b) immediately if such Lender may not lawfully continue to fund and maintain such Eurodollar Advance to such day.  Concurrently with repaying each Eurodollar Advance of such Lender, notwithstanding anything contained in Article 2 or Article 4 hereof, the Borrower shall borrow a Base Rate Advance from such Lender, and such Lender shall make such Base Rate Advance in an amount such that the outstanding principal amount of the Loans held by such Lender shall equal the outstanding principal amount of such Loans immediately prior to such repayment.

Section 11.3                                Increased Costs and Taxes.

(a)                                  If any Regulatory Change:

(i)                           Shall subject any Lender to any tax, duty or other charge with respect to its obligation to make Eurodollar Advances, or its Eurodollar Advances, or shall change the basis of taxation of payments to any Lender of the principal of or interest on its Eurodollar Advances or in respect of any other amounts due under this Agreement in respect of its Eurodollar Advances or its obligation to make Eurodollar Advances (except for changes in the rate of tax on the overall net income of such Lender imposed by the jurisdiction in which such Lender’s principal executive office is located); or

(ii)                        Shall impose, modify, or deem applicable any reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System, but excluding any included in an applicable Eurodollar Reserve Percentage), special deposit, assessment or other requirement or condition against assets of, deposits with or for the account of, or commitments or credit extended by any Lender, or shall impose on any Lender or the eurodollar interbank borrowing market any other condition affecting such Lender’s obligation to make such Eurodollar Advances or its Eurodollar Advances;

and the result of any of the foregoing is to increase the cost to such Lender of making, converting into, continuing or maintaining any such Eurodollar Advances, or to reduce the amount of any sum received or receivable by such Lender under this Agreement or otherwise in respect of its Loans, then, in any such case, on the earlier of demand by such Lender or the applicable Maturity Date, the Borrower agrees to pay to such Lender such additional amount or amounts as will compensate such Lender for such increased costs.  Each Lender requesting compensation will promptly notify the Borrower and the Administrative Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Lender to compensation pursuant to this Section 11.3 and will designate a different lending office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the sole judgment of such Lender, be otherwise disadvantageous to such Lender.

(b)                                 A certificate of any Lender claiming compensation under this Section 11.3 and setting forth the additional amount or amounts to be paid to it hereunder and calculations therefor shall be conclusive in the absence of manifest error.  In determining such amount, such Lender may use any reasonable averaging and attribution methods.  If any Lender demands compensation under this Section 11.3, the Borrower may at any time, upon at least five (5) Business Days prior notice to such Lender, prepay in full the then outstanding Eurodollar Advances of such Lender, together with accrued interest thereon to the date of prepayment, along with any reimbursement required under Section 2.11 hereof.  Concurrently with prepaying such Eurodollar Advances, the Borrower shall borrow a Base Rate Advance from such Lender, and such Lender shall make such Base Rate Advance in an amount such that the outstanding principal amount of the Loans held by such Lender shall equal the outstanding principal amount of such Loans immediately prior to such prepayment.

Section 11.4                                Effect On Other Advances.  If notice has been given pursuant to Section 11.1, 11.2 or 11.3 hereof suspending the obligation of any Lender to make Eurodollar Advances, or requiring Eurodollar Advances of any Lender to be repaid or prepaid, then, unless and until such Lender notifies the Borrower that the circumstances giving rise to such repayment no longer apply, all Advances which would otherwise be made by such Lender as Eurodollar Rate Advances shall be made instead as Base Rate Advances.

ARTICLE 12 - Miscellaneous

Section 12.1                                Notices.

(a)                                  Unless otherwise specifically provided herein, all notices and other communications under this Agreement shall be in writing and shall be deemed to have been given three (3) days after deposit in the mail, designated as certified mail, return receipt requested, postage-prepaid, or one (1) day after being entrusted to a reputable commercial overnight delivery service, or when sent by telecopy addressed to the party to which such notice is directed at its address determined as provided in this Section 12.1  All notices and other communications under this Agreement shall be given to the parties hereto at the following addresses:

(i)                           If to the Borrower, to it at:

Rainbow Media Holdings LLC
200 Jericho Quadrangle
Jericho, New York 11753-2701
Attn:  President
Telecopy No.:  (516) 803-4824

with copies to:

Rainbow Media Holdings LLC
200 Jericho Quadrangle
Jericho, New York 11753-2701
Attn:  General Counsel
Telecopy No.:  (516) 803-4824

and

Rainbow Media Holdings LLC
200 Jericho Quadrangle
Jericho, New York 11753-2701
Attn:  Senior Vice President - Finance
Telecopy No.:  (516) 803-4824

and

Cablevision Systems Corporation
1111 Stewart Avenue
Bethpage, New York 11714
Attn:  General Counsel
Telecopy No.:  (516) 803-2577

(ii)                        If to the Administrative Agent, to it at:

Toronto Dominion (Texas), Inc.
909 Fannin Street, Suite 1700
Houston, Texas  77010
Attn:  Manager, Syndications and Credit

Administration

Telecopy No.:  (713) 951-9921

with a copy to:

TD Securities (USA) Inc.
31 West 52nd Street
New York, New York 10019-6101
Attn:  David Perlman, Director
Telecopy No.:  (212) 827-7232

and

Paul, Hastings, Janofsky & Walker LLP
600 Peachtree Street, N.E., Suite 2400
Atlanta, Georgia  30308
Attn:  Chris D. Molen, Esq.
Telecopy No.: (404) 815-2424

(iii)                     If to any Arranger, to each of them at:

Banc of America Securities LLC
c/o Bank of America, N.A.
901 Main Street, 64th Floor
Dallas, Texas 75202
Attn:  Todd Shipley, Managing Director
Telecopy No.:  (214) 209-9390

and

TD Securities (USA) Inc.
31 West 52nd Street
New York, New York 10019-6101
Attn:  David Perlman, Director
Telecopy No.:  (212) 827-7232

and

The Bank of Nova Scotia
1 Liberty Plaza
New York, New York 10006
Attn:  Paul Weissenberger
Telecopy No.:  (212) 225-5355

with a copy to:

Paul, Hastings, Janofsky & Walker LLP
600 Peachtree Street, N.E., Suite 2400
Atlanta, Georgia  30308
Attn:  Chris D. Molen, Esq.
Telecopy No.: (404) 815-2424

(iv)                    If to the Lenders, to them at the addresses set forth beside their names on the Lender Addendum with respect thereto or in an Assignment and Assumption Agreement.

(b)                                 Copies shall be provided to Persons other than parties hereto only in the case of notices under Article 7 hereof.

(c)                                  Any party hereto may change the address to which notices shall be directed under this Section 12.1 by giving ten (10) days’ written notice of such change to the other parties.

Section 12.2                                Expenses.  The Borrower agrees to promptly pay:

(a)                                  All reasonable out-of-pocket expenses of the Arrangers and the Administrative Agent on the Agreement Date in connection with the preparation, negotiation, execution, and delivery of this Agreement and the other Loan Documents executed on the Agreement Date, the transactions contemplated hereunder and thereunder, and the making of the initial Advance hereunder, including, but not limited to, the reasonable fees and disbursements of counsel for the Administrative Agent;

(b)                                 All reasonable out-of-pocket expenses of the Arrangers and the Administrative Agent in connection with the preparation and negotiation of any waiver, modification, amendment, or consent by the Lenders relating to this Agreement or the other Loan Documents whether or not executed, including, but not limited to, the reasonable fees and disbursements of counsel for the Administrative Agent;

(c)                                  All reasonable out-of-pocket expenses of the Arrangers and the Administrative Agent in connection with the syndication of the Loans; and

(d)                                 From and after the occurrence of an Event of Default, all reasonable out-of-pocket costs and expenses of the Agents and the Lenders in respect of such Event of Default, irrespective of whether suit or other proceeding has commenced in respect thereto, which shall include reasonable fees and out-of-pocket expenses of counsel for the Agents and the Lenders, and the reasonable fees and out-of-pocket expenses of any experts, agents, or consultants engaged by the Agents and the Lenders.

Section 12.3                                Waivers.  The rights, remedies, powers and privileges of the Credit Parties under this Agreement and the other Loan Documents shall be cumulative and not exclusive of any rights, remedies, powers or privileges which they would otherwise have.  No failure or delay by the Credit Parties or the Majority Lenders, or any of them, in exercising any right, remedy, power or privilege shall operate as a waiver thereof.  The Credit Parties expressly reserve the right to require strict compliance with the terms of this Agreement in connection with any funding of a request for an Advance.  In the event the Lenders decide to fund a request for an Advance at a time when the Borrower is not in strict compliance with the terms of this Agreement, such decision by the Lenders shall not be deemed to constitute an undertaking by the Lenders to fund any further requests for Advances or preclude the Lenders from exercising any rights available to the Lenders under the Loan Documents or at law or equity.  Any waiver or indulgence granted by the Credit Parties or the Majority Lenders, or any of

them, shall not constitute a modification of this Agreement, except to the extent expressly provided in such waiver or indulgence, or constitute a course of dealing by the Credit Parties or the Majority Lenders, or any of them, at variance with the terms of the Agreement such as to require further notice of their intent to require strict adherence to the terms of the Agreement in the future.

Section 12.4                                Set-Off.  In addition to any rights and remedies now or hereafter granted under Applicable Law and not by way of limitation of any such rights, after the applicable Maturity Date (whether by acceleration or otherwise), the Lenders and any Lender Affiliates are hereby authorized by the Borrower at any time or from time to time, without notice to the Borrower or to any other Person, any such notice being hereby expressly waived, to set-off and to appropriate and apply any and all deposits (general or special, time or demand, provisional or final, including, but not limited to, Indebtedness evidenced by certificates of deposit, in each case whether matured or unmatured) and any other Indebtedness at any time held or owing by the Lenders or such Lender Affiliate to or for the credit or the account of any of the Borrower Parties, against and on account of the obligations and liabilities of any of the Borrower Parties to the Lenders under this Agreement and any other Loan Document, including, but not limited to, all claims of any nature or description arising out of or connected with this Agreement or any other Loan Document, irrespective of whether or not (a) the Lenders shall have made any demand hereunder or (b) the Lenders shall have declared the principal of and interest on the Loans and other amounts due hereunder to be due and payable as permitted by Section 9.2 hereof and although said obligations and liabilities, or any of them, shall be contingent or unmatured.  Any sums obtained by any Lender or any Lender Affiliate shall be subject to the application of payments provisions of Article 2 hereof.  Upon direction by the Administrative Agent, with the consent of the Majority Lenders, after the applicable Maturity Date (whether by acceleration or otherwise), each Lender and each Lender Affiliate holding deposits of any of the Borrower Parties shall exercise its set-off rights as so directed.

Section 12.5                                Assignment.

(a)                                  The Borrower may not assign or transfer any of its rights or obligations hereunder or under the other Loan Documents without the prior written consent of each of the Lenders.

(b)                                 Each of the Lenders (other than the Swing Loan Lender with respect to the Swing Loans) may at any time enter into assignment agreements or participations with respect to its interest hereunder and under the other Loan Documents with one or more Eligible Assignees, provided that (x) any such assignment shall be in an aggregate amount, with respect to each assignment or series of related assignments, of (A) in the case of any assignment of the Term B Loans or the Incremental Term C Loans, not less than $500,000, and (B) in the case of any assignment of the Revolving Loans and Revolving Loan Commitments, not less than $5,000,000 (in the case of each of the foregoing clauses (A) and (B), unless such assignment is to another Lender or an assignment of all of the assigning Lender’s rights and obligations hereunder), and (y) after giving effect to any assignment or series of related assignments, the aggregate amount of the assigning Lender’s Loans and Commitments under this Agreement shall (A) in the case of any assignment of the Term B Loans or the Incremental Term C Loans, not be less than $500,000 (which amount shall be in the aggregate in the event of contemporaneous assignments by a Lender to one or more funds that invest in commercial loans that are managed or advised by the same investment advisor), and (B) in the case of any assignment of the Revolving Loans and Revolving Loan Commitments, not be less than $5,000,000 (in the case of each of the foregoing clauses (A) and (B), unless such assignment is an assignment of all of the assigning Lender’s rights and obligations hereunder).  All of the foregoing assignments and participations shall be subject to the following:

(i)                           Except for (A) assignments made to any Federal Reserve Bank or which are otherwise permitted under Section 12.5(d) below and (B) assignments made between any Lender and any Lender Affiliate of such Lender or to another Lender or a Lender Affiliate of another Lender or to an Approved Fund, no assignment shall be made or sold without the consent of the Administrative Agent, which consent shall not be unreasonably withheld or delayed and, if no Default or Event of Default then exists, the consent of the Borrower, which consent shall not be unreasonably withheld or delayed.

(ii)                        Any Person purchasing a participation or an assignment of the Loans from any Lender shall be required to represent and warrant that its purchase shall not constitute a “prohibited transaction” (as defined in Section 5.1(m) hereof).

(iii)                     The Borrower and the Credit Parties agree that assignments permitted hereunder (including the assignment of any Advance or portion thereof) may be made with all voting rights, and shall be made pursuant to an Assignment and Assumption Agreement which shall be delivered to the Administrative Agent.  An administrative fee of $3,500 with respect to each Assignment and Assumption Agreement delivered hereunder shall be payable to the Administrative Agent by the assigning Lender at the time of any assignment hereunder (except that in the case of assignments on the same day by a Lender to more than one fund managed or advised by the same investment advisor, only a single $3,500 fee shall be payable for all such assignments by such Lender to such funds).  The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain a copy of each Assignment and Assumption Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of and interest on the Loans owing to, each Lender pursuant to the terms of this Agreement from time to time (the “Register”).  Upon receipt of any Assignment and Assumption Agreement delivered in accordance with the terms hereof (and payment of the $3,500 administrative fee related thereto), the Administrative Agent shall record the information contemplated by the foregoing sentence in the Register.  No assignments shall be effective hereunder until the Loans and Commitments set forth in the Assignment and Assumption Agreement are recorded in the Register by the Administrative Agent.  The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lender shall treat each Person whose name is recorded in the Register pursuant to the terms of this Agreement as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.

(iv)                    No participation agreement shall confer any rights under this Agreement or any other Loan Document to any purchaser thereof, or relieve any issuing Lender from any of its obligations under this Agreement, and all actions hereunder shall be conducted as if no such participation had been granted; provided, however, that any participation agreement may confer on the participant the right to approve or disapprove changes in the interest rate and principal amount, fees and the applicable Maturity Date.

(v)                       Each Lender agrees to provide the Administrative Agent and the Borrower with prompt written notice of any assignments of its interests hereunder.

(vi)                    No assignment, participation or other transfer of any rights hereunder shall be effected that would result in any interest requiring registration under the Securities Act of 1933, as amended, or qualification under any state securities law.

(vii)                 No such assignment, participation or transfer of any rights hereunder may be made to any bank or other financial institution (A) with respect to which a receiver or conservator (including, without limitation, the Federal Deposit Insurance Corporation or the Office of Thrift Supervision) has been appointed or (B) that has failed to meet any of the capital requirements of its primary regulator or insurer.

(viii)              If applicable, each Foreign Lender shall, and shall cause each of its assignees that becomes a Foreign Lender to provide to the Administrative Agent on or prior to the Agreement Date or the effective date of any assignment, as the case may be, all appropriate Internal Revenue Service forms required to be delivered by such Foreign Lender pursuant to Section 2.10(c)(iii) hereof.

(c)                                  Except as specifically set forth in Section 12.5(b) hereof, nothing in this Agreement, expressed or implied, is intended to or shall confer on any Person other than the respective parties hereto and thereto and their successors and assignees permitted hereunder and thereunder any benefit or any legal or equitable right, remedy or other claim under this Agreement.

(d)                                 Notwithstanding anything contained herein to the contrary, any Lender may, without the consent of the Administrative Agent or the Borrower, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement and the Notes, if any, issued to such Lender to secure obligations of such Lender, including, without limitation, any pledge or assignment to secure obligations to a Federal Reserve Bank or its trustee in support of its obligations thereto; provided, however, that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e)                                  An assigning Lender shall retain such indemnification and expense reimbursement rights to which such Lender was entitled pursuant to this Agreement to the effective date of the assignment of its rights hereunder.

Section 12.6                                Counterparts.  This Agreement and each of the other Loan Documents may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such separate counterparts shall together constitute but one and the same instrument.  In proving this Agreement or any other Loan Document in any judicial proceedings, it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom such enforcement is sought.  Any signatures delivered by a party by facsimile transmission shall be deemed an original signature hereto.

Section 12.7                                Governing Law.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, INCLUDING, WITHOUT LIMITATION, SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND SECTION 327(b) OF THE NEW YORK CIVIL PRACTICE LAWS AND RULES AND WITHOUT REFERENCE TO THE CONFLICT OR CHOICE OF LAW PRINCIPLES THEREOF EXCEPT TO THE EXTENT THAT THE VALIDITY OR PERFECTION OF THE SECURITY INTEREST UNDER THE LOAN DOCUMENTS, OR REMEDIES UNDER THE LOAN DOCUMENTS, IN RESPECT OF ANY PARTICULAR COLLATERAL ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK.

Section 12.8                                Severability.  Any provision of this Agreement which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof in that jurisdiction or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 12.9                                Headings.  Headings and footnotes used in this Agreement are for convenience only and shall not be used in connection with the interpretation of any provision hereof.

Section 12.10                          Interest.

(a)                                  In no event shall the amount of interest due or payable hereunder or otherwise in respect of the Loans exceed the maximum rate of interest allowed by Applicable Law, and in the event any such payment is inadvertently made by any Borrower Party or is inadvertently received by any Lender, then such excess sum shall be credited as a payment of principal, unless such Borrower Party shall notify such Lender in writing that it elects to have such excess sum returned forthwith.  It is the express intent hereof that the Borrower Parties not pay and the Lenders not receive, directly or indirectly in any manner whatsoever, interest in excess of that which may legally be paid by the Borrower Parties under Applicable Law.

(b)                                 Notwithstanding the use by the Lenders of the Prime Rate, the Eurodollar Rate and the Federal Funds Rate as reference rates for the determination of interest on the Loans, the Lenders shall be under no obligation to obtain funds from any particular source in order to charge interest to the Borrower at interest rates tied to such reference rates.

Section 12.11                          Entire Agreement.  Except as otherwise expressly provided herein, this Agreement and the other Loan Documents embody the entire agreement and understanding among the parties hereto and thereto and supersede all prior agreements, understandings, and conversations relating to the subject matter hereof and thereof.

Section 12.12                          Amendment and Waiver.  Neither this Agreement nor any Loan Document (other than any Interest Hedge Agreement), nor any term or provision hereof or thereof, may be amended or waived orally, but only by an instrument in writing signed by the Majority Lenders (or, in the case of Security Documents executed by the Administrative Agent, signed by the Administrative Agent and approved by the Majority Lenders) and, in the case of an amendment, also by the Borrower, except that (a) any decrease (other than pro rata) or increase in the amount of the Commitments of any Lender shall require the consent of such Lender, (b) any issuance of an Incremental Facility Commitment shall require only the consent of the Incremental Facility Lenders, the Borrower and the Administrative Agent, (c) any amendment of Section 12.5(b) hereof shall require the consent of the Super-Majority Lenders, and (d) in the event of (i) any postponement in the scheduled time as set forth in Section 2.7 hereof for the payment of, or any reduction of, any scheduled payments of principal or the rate of interest or fees due hereunder or any extension of the Initial Maturity Date or the Final Maturity Date, (ii) any change in the Applicable Margin as set forth in Section 2.3(f) hereof, (iii) any release or impairment of any Collateral or Guaranties relating, directly or indirectly, to any MGM Operating Company, (iv) any release of the Borrower from the Obligations or any release or impairment of substantially all of the other Collateral or Guaranties issued in favor of the Administrative Agent (other than in connection with a disposition permitted under Section 8.5(a) or (b) hereof, or in connection with the issuance of additional equity interests in any MuchMusic Company permitted under Section 8.5(c)

hereof, or in connection with Investments in the MGM Companies permitted under Section 8.2(d) hereof, in each case which may be released (except for the pledge of any equity interests in such MuchMusic Company owned by any Rainbow Company) by the Administrative Agent without additional consent), (v) any waiver of any Event of Default due to the failure by the Borrower to pay any sum due hereunder, (vi) except in connection with the implementation of the Incremental Facility Indebtedness to the extent necessary to accord the various types of Incremental Facility Loans treatment similar to the treatment accorded Loans of a similar type thereunder, any change to the application of payments made to the Administrative Agent and the other Credit Parties described in Sections 2.6(d), 2.12(a) and 2.12(b) hereof, or any change in the sharing of payment procedures described in Section 2.12(c) hereof, (vii) any amendment of the definition of “MGM Operating Companies” or (viii) any amendment of this Section 12.12 or of the definition of “Majority Lenders” or “Super-Majority Lenders” or of any provision of this Agreement which refers to “Majority Lenders” or “Super-Majority Lenders” if the effect thereof would be to amend the definition of “Majority Lenders” or “Super-Majority Lenders,” as the case may be, as used in such provision, any amendment or waiver may be made only by an instrument in writing signed by each of the Lenders and, in the case of an amendment, also by the Borrower; provided, however, notwithstanding anything to the contrary contained herein, any amendment of Section 2.14 or any other term or provision of this Agreement or any other Loan Document (other than any Interest Hedge Agreement) required in connection with the implementation of the Incremental Facility Indebtedness shall require only the consent of the Majority Lenders and the Borrower.

Section 12.13                          Other Relationships.  No relationship created hereunder or under any other Loan Document shall in any way affect the ability of any of the Credit Parties to enter into or maintain business relationships with the Borrower or any of its Lender Affiliates beyond the relationships specifically contemplated by this Agreement and the other Loan Documents.

Section 12.14                          Confidentiality.  The parties hereto shall preserve in a confidential manner all information received from any other party pursuant to the Loan Documents and the transactions contemplated thereunder, and shall not disclose such information except to (i) any Agent, any Lender or any Persons with which a confidential relationship is maintained (including designated agents, legal counsel, accountants and regulators), (ii) where required by law, (iii) any direct or indirect contractual counterparty in an asset swap agreement or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor, as the case may be, has agreed in a writing in favor of the Borrower to be bound by the provisions of this Section 12.14), (iv) prospective transferees (so long as such any such prospective transferee has agreed in a writing in favor of the Borrower to be bound by the provisions of this Section 12.14), and (v) the National Association of Insurance Commissioners and other insurance regulatory agencies to the extent required by law or (so long as such Person has agreed in a writing in favor of the Borrower to be bound by the provisions of this Section 12.14) to maintain any industry ratings applicable to such parties.  Notwithstanding anything herein to the contrary, “information” shall not include, and the Borrower, the other Borrower Parties, the Administrative Agent, each Lender and the respective Affiliates of each of the foregoing (and the respective partners, directors, officers, employees, agents, advisors and other representatives of each of the foregoing and their Affiliates) may disclose to any and all Persons, without limitation of any kind, (a) any information with respect to the United States federal and state income tax treatment of the transactions contemplated hereby and any facts that may be relevant to understanding such tax treatment, which facts shall not include for this purpose the names of the parties or any other Person named herein, or information that would permit identification of the parties or such other Persons, or any pricing terms or other nonpublic business or financial information that is unrelated to such tax treatment or facts, and (b) all materials of any kind (including opinions or other tax analyses) relating to such tax treatment or facts that are provided to any of the Persons referred to above.

Section 12.15                          Liability of Partners, Members and Other Persons. Notwithstanding anything else in this Agreement to the contrary, the parties hereto expressly agree that no partner, member, officer, director or other holder of an ownership interest of or in the Borrower, any Subsidiary of the Borrower, CSC Holdings or CVC, or any partnership, limited liability company, corporation or other entity which is a partner, member, stockholder or holder of an ownership interest of or in the Borrower, any Subsidiary of the Borrower, CSC Holdings or CVC shall have any personal or individual liability or responsibility in respect of Obligations of the Borrower, any Subsidiary of the Borrower, CSC Holdings or CVC pursuant to this Agreement or any other Loan Document solely by reason of his or her status as such partner, member, officer, director, stockholder or holder.

Section 12.16                          Survival.  The provisions of this Agreement set forth in (a) Sections 2.10(c)(ii), 2.11, 6.12, 6.13, 10.11 and 11.3 hereof and (b) to the extent that any Obligations shall remain outstanding, Article 3 hereof, in each case, shall survive any termination or expiration of this Agreement.

Section 12.17                          Delivery of Lender Addenda.  Each initial Lender shall become a party to this Agreement by delivering to the Administrative Agent a Lender Addendum duly executed by such Lender, the Borrower and the Administrative Agent.

ARTICLE 13 - Waiver of Jury Trial

Section 13.1                                Waiver of Jury Trial.  EACH OF THE BORROWER PARTIES AND EACH OF THE CREDIT PARTIES HEREBY AGREES TO WAIVE THE RIGHT TO A TRIAL BY JURY IN ANY COURT AND IN ANY ACTION OR PROCEEDING OF ANY TYPE IN WHICH ANY OF THE BORROWER PARTIES, ANY OF THE CREDIT PARTIES, OR ANY OF THEIR RESPECTIVE SUCCESSORS OR ASSIGNS IS A PARTY, AS TO ALL MATTERS AND THINGS ARISING DIRECTLY OR INDIRECTLY OUT OF THIS AGREEMENT OR ANY OF THE

OTHER LOAN DOCUMENTS AND THE RELATIONS AMONG THE PARTIES LISTED IN THIS SECTION 13.1.

Section 13.2                                Consent to Jurisdiction.  EACH OF THE BORROWER PARTIES AND EACH OF THE CREDIT PARTIES HEREBY AGREE THAT ANY SUIT FOR THE ENFORCEMENT OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR ANY FEDERAL COURT SITTING THEREIN AND EACH CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURT AND THE SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON THE BORROWER BY MAIL AT THE ADDRESS SPECIFIED IN SECTION 12.1.  EACH OF THE BORROWER PARTIES HEREBY WAIVES ANY OBJECTIONS THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF SUCH SUIT OR ANY SUCH COURT OR THAT SUCH SUIT IS BROUGHT IN AN INCONVENIENT COURT.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement or caused it to be executed under seal by their duly authorized officers, all as of the day and year first above written.

BORROWER:	RAINBOW MEDIA HOLDINGS LLC

By:
Name:
Title:

GUARANTORS:

By:
Name:
Title:

i